Investment Company Act File No. 811-23567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 1 ☒

BBR ALO FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

140 East 45th Street, 26th Floor
New York, New York 10017
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 313-9870

Matthew Shapiro
c/o BBR Partners, LLC
140 East 45th Street, 26th Floor
New York, New York 10017
(Name and Address of Agent for Service)

Copy to:

Nicole M. Runyan, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

bbr alo fund, LLC

A REGISTRATION STATEMENT TO WHICH THIS CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY BBR ALO FUND, LLC (THE “FUND”) PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, SHARES OF LIMITED LIABILITY COMPANY INTERESTS (THE “SHARES”) OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), SINCE SUCH SHARES WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY “PUBLIC OFFERING” WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. THIS CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SHARES. SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS A RELATIVELY ILLIQUID INVESTMENT. WHILE INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR SHARES, THE FUND, FROM TIME TO TIME, MAY OFFER TO REPURCHASE SHARES PURSUANT TO WRITTEN TENDERS BY INVESTORS.

BY ACQUIRING SHARES OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND (INCLUDING INFORMATION SET FORTH IN THIS CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT THE FUND IS NOT UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND; AND (II) BBR PARTNERS, LLC, THE FUND’S INVESTMENT ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR’S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED HEREIN, THE FUND’S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

AN INVESTMENT IN THE FUND IS SPECULATIVE WITH A SUBSTANTIAL RISK OF LOSS. SEE “RISK FACTORS” AND “—GENERAL RISKS—LIMITATIONS ON TRANSFERABILITY; SHARES NOT LISTED; NO MARKET FOR SHARES.”

The shares of limited liability company interests (“Shares”) of BBR ALO Fund, LLC (the “Fund”) described in this Confidential Memorandum (“Confidential Memorandum”) have not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any of the States of the United States. The offering contemplated by this Confidential Memorandum is made in reliance upon an exemption from the registration requirements of the 1933 Act for offers and sales of securities that do not involve any public offering, and analogous exemptions under state securities laws.

This Confidential Memorandum does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Shares in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. No person has been authorized to make any representations concerning the Fund that are inconsistent with those contained in this Confidential Memorandum. Prospective investors should not rely on any information not contained in this Confidential Memorandum or the appendices hereto.

This Confidential Memorandum is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the Shares of the Fund described herein, and is not to be reproduced or distributed to any other persons (other than professional advisers of the prospective investor receiving this document). Notwithstanding the foregoing and any other provision or statement in any offering document of the Fund (including the Subscription Agreement, this Confidential Memorandum and the Fund’s Limited Liability Company Agreement, as amended and restated from time to time (the “LLC Agreement”)), but subject to restrictions reasonably necessary to comply with federal or state securities laws, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and the offering of its Shares and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.

Prospective investors should not construe the contents of this Confidential Memorandum as legal, tax or financial advice. Each prospective investor should consult his or her own professional advisers as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund for such prospective investor.

The Fund is the successor to BBR Active Equity – Long Only, LP and BBR Active Equity – Long Only (QP), LP, certain Delaware limited partnerships that were exempt from registration under the Investment Company Act of 1940, as amended, pursuant to Sections 3(c)(1) and 3(c)(7), respectively, thereof (together, the “Predecessor Funds”). The Fund will be managed in substantially the same manner, and by the same portfolio management team, as the Predecessor Funds. The Fund’s investment objective and strategies will be, in all material respects, substantially identical to those of the Predecessor Funds.

An investment in the Fund is speculative with a substantial risk of loss. The Fund’s Shares will be subject to substantial restrictions on transferability, do not trade in any public market and may not be resold. Shares may not be transferred, except as permitted under the LLC Agreement.

•	Shares will not be listed on any securities exchange or traded in any public or other market.

•	The Fund is a relatively illiquid investment. Before making an investment decision, you should consider, among other things, your liquidity needs. While BBR Partners, LLC, the Fund’s investment adviser, expects that it will recommend to the Board of Directors of the Fund that the Fund offer to repurchase Shares from investors on a quarterly basis, an investment in the Fund is suitable only for sophisticated investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment.

•	The Fund will ordinarily declare and pay dividends from its net investment income and distribute net realized capital gains, if any, once a year; however, the amount of distributions that the Fund may pay, if any, is uncertain.

In making an investment decision, investors must rely upon their own examination of the Fund and the terms of the offering, including the merits and risks involved. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Fund’s Shares or passed upon the adequacy of the disclosure in this Confidential Memorandum. Any representation to the contrary is a criminal offense.

Shares of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial or depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

All investors and prospective investors are hereby informed that (i) any tax advice contained in this Confidential Memorandum is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the Internal Revenue Code of 1986, as amended, (ii) any such advice is written to support the promotion or marketing of the transactions or matters addressed in this Confidential Memorandum, and (iii) each investor and prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

The Fund will make available to each prospective investor or its authorized representative, prior to the consummation of this offering, the opportunity to ask questions of, and receive answers from, the Fund, or another person acting on the Fund’s behalf, concerning subscription procedures and the terms and conditions of this offering, and to obtain any additional information about the Fund, to the extent that the Fund possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth herein.

This Confidential Memorandum is believed to be accurate as of its date, but no representation or warranty is made as to its continued accuracy after such date.

May 1, 2020

TABLE OF CONTENTS

SUMMARY OF TERMS

The following summary is qualified entirely by the detailed information appearing elsewhere in this Confidential Memorandum and by the terms and conditions of the Fund’s Limited Liability Company Agreement, as amended and restated from time to time (the “LLC Agreement”) and the Subscription Agreement (defined herein), each of which should be read carefully and retained for future reference.

The Fund

BBR ALO Fund, LLC (the “Fund”) is a newly-formed Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, non-diversified management investment company. The Fund’s investment adviser is BBR Partners, LLC (the “Adviser”).

The Fund is the successor to BBR Active Equity – Long Only, LP and BBR Active Equity – Long Only (QP), LP, each a Delaware limited partnership that was exempt from registration under the 1940 Act pursuant to Sections 3(c)(1) and 3(c)(7) thereof, respectively (each, a “Predecessor Fund”). The Fund will be managed in substantially the same manner, and by the same portfolio management team, as the Predecessor Funds. The Fund’s investment objective and strategies will be, in all material respects, substantially identical to those of the Predecessor Funds.

The Fund is a specialized investment vehicle that may be referred to as a registered private investment fund. The Fund is similar to an unregistered private investment fund in that (i) shares of limited liability company interests (“Shares”) are sold in private placements solely to sophisticated investors and investors that are able to bear the economic risk of their investment, and will be subject to substantial restrictions on transfer, and (ii) the Fund will pay, and investors will bear, an asset-based investment management fee, and will be subject directly and indirectly to asset-based fees and incentive fees or allocations, if applicable, charged by the underlying investment vehicles and/or accounts in which the Fund may invest. The Fund has been structured with the intent of seeking to alleviate or reduce certain of the burdens typically associated with investing in unregistered private investment funds, such as difficulty in accessing and diligencing investments, accessing funds that are otherwise limited, restricted or closed to new investments, allocation and manager selection, diversification of investments, meeting minimum investor qualifications and large minimum investment amounts. In addition, investors will avoid receiving tax reporting on potentially late IRS Schedule K-1s and, for tax-exempt investors, may avoid realization of unrelated business taxable income (“UBTI”).

The Fund intends to elect to be treated, and to operate in a manner so as to continuously qualify, as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”).

Investment Program	The Fund’s investment objective is to seek long-term capital appreciation. The Fund will seek to achieve its investment objective by deploying its assets among a select group of actively-managed, long-biased equity investment managers (the “Investment Managers”), and the unregistered investment vehicles (i.e., hedge funds) (the “Investment Funds”) and/or accounts they operate. In addition to allocating Fund assets to Investment Funds, the Adviser may allocate Fund assets to accounts operated by Investment Managers pursuant to subadvisory agreements with such Investment Managers. See “—The Subadvisers” below.

Long-biased investing generally involves buying securities with the expectation that their price will increase. Investment Managers that employ long-biased equity strategies typically seek to capitalize on discrepancies between an evaluation of the intrinsic value of an equity security and assessment of the forward-looking prospects of the issuer of the security, and the consensus view reflected in the market price of such security. Investment Managers generally will invest primarily in equity securities and equity-linked instruments in U.S. and global markets, including emerging markets, to create long-biased holdings in various positions, sectors and/or countries. Investment Managers may focus on a particular capitalization range (e.g., small cap vs. large cap) or industry sector (e.g., healthcare, technology or consumer products), may employ a specific investment style (e.g., value vs. growth) or may pursue a broad mandate without specific regard for capitalization, sector or geography. Certain Investment Managers also may seek to extract value by being more trading-oriented or catalyst-driven.

Investment Managers that employ long-biased equity strategies also may invest in certain other financial instruments, such as fixed-income securities, preferred stocks and convertible securities, and a variety of derivative transactions for hedging or non-hedging purposes, including, but not limited to, options, warrants and currency forward contracts.

The Fund may invest in investment strategies other than those described in this Confidential Memorandum. In addition, the Adviser may, in its sole discretion, allocate and reallocate the Fund’s assets among (i) Investment Funds (subject to any withdrawal or redemption limitations imposed by the Investment Fund) and (ii) Investment Managers with whom the Adviser has an existing subadvisory relationship, and terminate those subadvisory relationships. The Adviser also may select additional Investment Managers to subadvise a specified portion of the Fund’s assets, subject to approval by the Fund’s Board of Directors (the “Board”) and investors. To the extent the Adviser manages a portion of the Fund’s assets directly, it may sell those holdings in its sole discretion.

The Fund and Investment Managers may invest in high quality fixed-income securities, money market instruments and money market funds, or may hold cash or cash equivalents in such amounts as the Adviser and Investment Managers deem appropriate under the circumstances, including in response to adverse market, economic or political conditions or for temporary defensive purposes. In addition, the Fund may make these types of investments pending the investment of assets by the

Investment Managers, or to maintain the liquidity necessary to effect repurchases of Shares or meet expenses.

Selection of Investment Managers

The Fund seeks to identify, select and monitor Investment Managers that the Adviser believes will produce attractive returns over time. The Adviser follows certain general guidelines when reviewing and selecting Investment Managers, but is not bound by any fixed criteria. While the Adviser attempts to apply the guidelines consistently, the guidelines involve the application of subjective and qualitative criteria and, therefore, the selection of Investment Managers is a fundamentally subjective process. The guidelines may be modified or eliminated at the discretion of the Adviser.

It is the responsibility of the Adviser to research and select the Investment Managers, to monitor and conduct ongoing diligence regarding the suitability of the Investment Managers and to allocate and reallocate the Fund’s assets among Investment Managers directly or indirectly through the Fund’s investment in Investment Funds. The Adviser will make its allocation decisions based on its view of the optimal mix of investment styles.

Investment Managers are chosen on the basis of selection criteria established by the Adviser, including an analysis of the Investment Managers’ performance during various time periods and market cycles and the Investment Managers’ reputations, experience, training and investment philosophy and policies. In addition, the Adviser considers the ability of Investment Managers to provide timely and accurate reporting, and their internal controls. The Adviser will review the Investment Funds’ offering documents, due diligence materials and other available information regarding the Investment Managers, and may conduct interviews and/or substantial other due diligence with senior personnel of Investment Managers. The identity and number of Investment Managers is likely to change over time.

The Adviser will monitor the Investment Managers and their performance on an ongoing basis, and will communicate regularly with the Investment Managers about their investment strategies, policies, philosophies and risk management practices, as well as general market trends. In addition, the Adviser will participate on periodic conference calls with, and will conduct onsite visits of, Investment Managers where appropriate. These interactions facilitate ongoing portfolio analyses and may help to identify potential issues, such as loss of key team members or proposed changes in constituent documents. It also provides ongoing due diligence feedback, as additional investments are considered.

In an effort to optimize the Fund’s investment program, the Adviser may allocate a portion of the Fund’s assets to Investment Funds and Investment Managers that are newly organized—and, therefore, that lack historical track records or have limited operating histories—but, in the Adviser’s judgment, offer exceptional potential.

The Offering

The Fund will offer Shares on a continuous basis. The initial closing date for subscriptions for Shares is currently anticipated to be on or about July 1, 2020 (the “Initial Closing Date”). Subsequent to the Initial Closing Date, Shares may be purchased as of the first business day of each month at the Fund’s then current net asset value per Share. Each date on which Shares are delivered is referred to as a “Closing Date.” Each prospective investor will be required to complete a subscription agreement (the “Subscription Agreement”) certifying that the Shares being purchased are being acquired by an Eligible Investor (defined herein). Prior to a Closing Date, and to the receipt and acceptance of the Subscription Agreement, a prospective investor’s funds will be held in an escrow account at UMB Bank, N.A., in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A prospective investor will not become an investor of the Fund, and has no rights (including, without limitation, any voting or redemption rights, or any rights with respect to standing), until the relevant Closing Date. The Fund, in its discretion, may suspend the offering at any time.

Generally, the stated minimum initial investment in the Fund is Shares with an initial value of at least $100,000, which minimum may be reduced in the Adviser’s sole discretion, but not below $25,000. Notwithstanding the foregoing, the Fund reserves the right to accept investments of lesser amounts from officers and employees of the Adviser.

Investor Qualifications

Shares of the Fund will be offered only to investors that: (i) are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”); or (ii) have enough knowledge and experience in financial and business matters generally to be “sophisticated investors” (i.e., able to evaluate the risks and merits of the investment), either alone or with a purchaser representative that is not affiliated with the Adviser. Investors that meet one of the foregoing tests are referred to in this Confidential Memorandum as “Eligible Investors.”

Each prospective investor must submit a completed Subscription Agreement acceptable to the Adviser, certifying, among other things, that the investor is an Eligible Investor, will not resell Shares under any circumstances and will not transfer Shares except in the limited circumstances permitted. If a Subscription Agreement is not accepted by the Fund by a Closing Date, the subscription will not be accepted and will be returned to the prospective investor or held until the next Closing Date, if so instructed. See “The Offering—Investor Qualifications and Purchase Procedures.”

By acquiring Shares of the Fund, an investor acknowledges and agrees that: (i) any information provided by the Fund (including information set forth in this Confidential Memorandum) is not a recommendation to invest in the Fund, and that the Fund is not undertaking to provide any investment advice to the investor (impartial or otherwise), or to give advice to the investor in a fiduciary capacity in connection with an investment in the Fund; and (ii) the Adviser has a financial interest in the investor’s investment in the Fund on account of the fees it expects to receive from the Fund as disclosed herein, the LLC Agreement and any other fund governing documents.

Investor Suitability	An investment in the Fund involves a considerable amount of risk. An investor may lose some or all of its investment in the Fund. Before making an investment decision, a prospective investor should (i) consider the suitability of this investment with respect to the investor’s investment objectives and personal situation, and (ii) consider factors such as the investor’s personal net worth, income, age, risk tolerance and liquidity needs. The Fund is a relatively illiquid investment. Investors have no right to require the Fund to redeem their Shares of the Fund; however, as described below, the Fund from time to time may offer to repurchase Shares pursuant to written tenders by investors. See “Repurchases of Shares by the Fund.”

The Adviser	BBR Partners, LLC, 140 East 45th Street, 26th Floor, New York, New York 10017, serves as the Fund’s investment adviser. The Adviser is a limited liability company organized on February 18, 2000 under the laws of the State of Delaware, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association.

The Subadvisers

As of the date hereof, the following three Investment Managers, each of which is a registered investment adviser under the Advisers Act, have been engaged to directly manage specified portions of the Fund’s assets pursuant to subadvisory agreements approved by the Board and by the Fund’s initial investor in accordance with the 1940 Act (the “Subadvisory Agreements”): Polen Capital Management, LLC (“Polen”); Quantum Capital Management, LLC (“Quantum”); and Vulcan Value Partners, LLC (“Vulcan”) (collectively, the “Subadvisers”).

Polen, founded in 1979, is a disciplined, bottom-up, concentrated U.S., international and global equity investment manager that focuses on identifying and investing in high-quality, growth companies. Polen seeks to invest, on behalf of the Fund, in a focused portfolio of approximately 25 to 35 common stocks of large capitalization companies (i.e., market capitalizations greater than $5 billion), including companies in developed and emerging markets, that, in Polen’s opinion, have a sustainable competitive advantage. As of March 31, 2020, Polen had approximately $32 billion in assets under management.

Quantum, founded in 1999, is a privately-held, value-oriented investment management company that provides discretionary investment advisory services to institutional and accredited investors. Quantum seeks to invest, on behalf of the Fund, in growing small and mid-capitalization

U.S. companies. As of March 31, 2020, Quantum had approximately $495 million in assets under management.

Vulcan, founded in 2007, is an independently-owned and operated investment advisory firm that provides investment advisory services to individuals, institutions, investment companies, trusts, estates, charitable organizations, pension and profit-sharing plans, pooled investment vehicles and certain other corporations and business entities. Vulcan seeks to invest, on behalf of the Fund, primarily in publicly traded small-cap (i.e., market capitalizations less than $5 billion) and large-cap (i.e., market capitalizations greater than $5 billion) companies that Vulcan believes to be undervalued and possess a sustainable competitive advantage. As of March 31, 2020, Vulcan had approximately $10.9 billion in assets under management.

Each of the Subadvisers managed a portion of the assets of the Predecessor Funds. The Adviser may seek to allocate Fund assets to additional Investment Managers in the future pursuant to additional subadvisory relationships entered into in accordance with the 1940 Act.

Investment Advisory Fees

In consideration of the advisory services provided to the Fund by the Adviser, the Fund will pay the Adviser a unitary management fee, computed and payable monthly in arrears, at an annual rate of 0.80% of the Fund’s net asset value (the “Unitary Fee”). In turn, the Adviser will pay substantially all operating expenses of the Fund, except fees and expenses of the Investment Funds, the fees payable to the Subadvisers, interest expenses, taxes, portfolio transaction-related fees and expenses, costs of borrowing, litigation and indemnification expenses, and any other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

In consideration of the subadvisory services provided to the Fund by the Subadvisers, the Fund will pay a fee, calculated based on the net asset value of the respective allocated portion of the Fund’s assets, to each Subadviser (the “Subadvisory Fees”). The weighted average aggregate fee payable by the Fund to the Subadvisers, calculated at an annual rate, is 0.59% of the allocable portion of the Fund’s assets managed by the Subadvisers.

For purposes of determining the Unitary Fee payable to the Adviser for any month, “net asset value” means the total value of all assets of the Fund as of the end of such month, less an amount equal to all accrued debts, liabilities and obligations of the Fund as of such date, and calculated before giving effect to any repurchase of Shares on such date and before any reduction for any fees and expenses of the Fund. For purposes of determining the Subadvisory Fees payable to each Subadviser, “net asset value” means the total value of the assets of the Fund allocated to the Subadviser as of the end of a month or quarter, as the case may be, less a pro rata portion of all accrued debts, liabilities and obligations of the Fund as of such date, and calculated before giving effect to any repurchase of

Shares on such date and before any reduction for any fees and expenses of the Fund. The Unitary Fee and the Subadvisory Fees will be prorated for any partial period based on the number of days in such period.   The Unitary Fee and the Subadvisory Fees will be paid to the Adviser and the Subadvisers, respectively, out of the Fund’s assets and, therefore, will decrease the net profits or increase the net losses of the Fund. The Unitary Fee and the Subadvisory Fees are in addition to the asset-based fees, incentive fees or allocations, if applicable, and other expenses charged by the Investment Funds and indirectly borne by investors.

The Administrator	UMB Fund Services, Inc., the Fund’s administrator (the “Administrator”), performs certain administration, accounting and transfer agency services for the Fund. In consideration of these services, the Adviser pays the Administrator an annual fee, and reimburses certain of the Administrator’s expenses, out of the Unitary Fee. See “Fees and Expenses.”
Other Fees and Expenses of the Fund

The Fund, by investing in the Investment Funds, pays its contractual share of the fees and expenses of the Investment Funds. Each Investment Fund in which the Fund seeks to invest generally charges annual management fees of approximately 0.35% to 0.90% of the Investment Fund’s net assets. Each Investment Fund also may, but does not as of the date hereof, charge incentive fees or allocations. See “Summary of Fund Expenses.”

The Fund will pay its non-recurring organizational expenses.

Borrowing

The Fund is authorized to borrow money subject to the limits of the Asset Coverage Requirement (as defined below). The Fund may borrow money to fund new investments pending receipt of redemption proceeds from existing Investment Funds or the proceeds from sales of securities, to satisfy repurchase requests from investors and to otherwise provide the Fund with liquidity.

The 1940 Act requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time indebtedness occurs (the “Asset Coverage Requirement”). This means that the value of the Fund’s total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

The Investment Funds that the Fund may invest in may utilize leverage in their investment or operational activities. Accordingly, the Fund, through investments in Investment Funds, may be exposed to the risk of leveraged investment programs and strategies. Borrowings by the Investment Funds are not subject to the Asset Coverage Requirement. See “Risk Factors.”

Tax Distribution Policy	General. The Fund expects that dividends will be paid at least annually on the Shares in amounts representing substantially all of the Fund’s net

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investment income, if any, earned each year. The Fund also will pay substantially all taxable net capital gain realized on investments to investors at least annually. In order to continue to qualify as a RIC, the Fund must, among other requirements, distribute at least 90% of its net investment income (generally, the Fund’s net ordinary income plus the excess of the Fund’s realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) on an annual basis. See “Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company.”

Returns of Capital. Distributions by the Fund that are or are considered to be in excess of the Fund’s current and accumulated earnings and profits for the taxable year in which the distribution is made will reduce the adjusted tax basis of an investor’s Shares (but not below zero). Such distributions (up to an amount of an investor’s adjusted basis) represent a return of capital (i.e., a return to investors of a portion of their original investment in the Fund) and generally will not be subject to U.S. federal income tax at the time of the distribution. However, an investor’s adjusted basis in their Shares is used to determine the amount of income that is recognized by an investor upon sale or exchange of their Shares and a lower adjusted tax basis therefore may increase the amount of gain that an investor will realize upon a sale or exchange of their Shares. As a result, a sale or exchange may cause an investor to recognize gain even if the Shares are sold or exchanged at a net asset value per Share that is less than that at which the Shares were purchased. Distributions in excess of an investor’s adjusted basis in Shares , as well as gain from the sale or exchange of Shares, generally will be treated as capital gain.

Dividend Reinvestment Plan. Under the Fund’s dividend reinvestment plan (“DRIP”), distributions paid by the Fund will be automatically reinvested in additional Shares of the Fund unless an investor “opts out” (elects not to reinvest in Shares). The tax treatment of dividends and capital gain distributions will be the same whether the investor takes them in cash or reinvests them to purchase additional Shares. Investors may elect initially not to reinvest by indicating that choice in the Subscription Agreement. Thereafter, investors are free to change their election at any time by contacting the Adviser at (212) 313-9870. Shares purchased by reinvestment will be issued at their net asset value on the ex-dividend date (generally, the last business day of a month). There is no sales charge or other charge for reinvestment. The Fund reserves the right to suspend or limit at any time the ability of investors to reinvest distributions. Additional information regarding the reinvestment of distributions may be obtained by contacting the Adviser at the number noted above.

Unlisted Closed-End Structure; Limited Liquidity and Transfer Restrictions

The Fund is organized as a closed-end management investment company. Unlike open-end management investment companies (commonly known as “mutual funds”), investors in closed-end funds do not have the right to redeem their shares on a daily basis. To meet daily redemption requests, mutual funds must comply with more stringent regulations than closed-end funds.

Shares of the Fund will not be listed on any securities exchange or traded in any public or other markets, and may not be resold by investors. In addition, Shares are subject to substantial restrictions on transferability,

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and liquidity, if any, may be provided only through limited repurchase offers described below. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment. See “Risk Factors—General Risks—Limitations on Transferability; Shares Not Listed; No Market for Shares” and “Repurchases of Shares and Transfers.”
Repurchases of Shares by the Fund

No investor has the right to require the Fund to redeem the investor’s Shares. The Fund from time to time may offer to repurchase Shares pursuant to written tenders by investors. These repurchases will be made at such times and on such terms as may be determined by the Board in its complete and exclusive discretion. The Adviser expects that it will recommend to the Board that the Fund offer to repurchase Shares from investors on a quarterly basis, and that each repurchase offer will apply to a predetermined percentage of the net assets of the Fund. In addition, the Fund may, at any time, involuntarily repurchase an investor’s Shares at net asset value in accordance with the LLC Agreement and Section 23 of the 1940 Act, and any applicable rules thereunder. See “Repurchases of Shares and Transfers—No Right of Redemption” and “—Repurchases of Shares.”

If a repurchase offer is oversubscribed by investors who tender Shares, the Fund may: (i) increase the amount of Shares to be repurchased by up to 2% of the Fund’s outstanding Shares; (ii) extend the repurchase offer, if necessary, and increase the amount of Shares that the Fund is offering to repurchase; (iii) repurchase a pro rata portion of the Shares tendered; or (iv) take any other action permitted by applicable law. As a result, in any particular repurchase offer, tendering investors may not have all of their tendered Shares repurchased by the Fund. See “Repurchases of Shares and Transfers—Repurchases of Shares.”

The Fund may be subject to lock-up periods or “gates” by certain Investment Funds. During any such period, the Fund will not be permitted to withdraw its investment from the applicable Investment Fund. In addition, some Investment Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time. During such times, the Fund may not be able to liquidate, withdraw or redeem its holdings in such Investment Funds to meet repurchase requests. As a result, the Fund may not be able to offer liquidity to investors through repurchase offers. Furthermore, if the Fund seeks to liquidate its investment in an Investment Fund that maintains a “side pocket,” the Fund may not be able to fully liquidate its investment without delay, and such delay could be substantial. Accordingly, the Fund may need to suspend or postpone repurchase offers if it is not able to withdraw from or dispose of its interests in Investment Funds in a timely manner. In addition, the Board may under certain circumstances elect to postpone, suspend or terminate an offer to repurchase Shares. See “Repurchases of Shares and Transfers—Repurchases of Shares.”

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Conflicts of Interest

The Adviser, the Investment Managers and their respective affiliates may conduct investment activities for their own accounts and other accounts they manage that may give rise to conflicts of interest that may be disadvantageous to the Fund. Investment decisions for the Fund are made independently of such other accounts. If, however, the Fund desires to invest in or withdraw from the same Investment Manager, or invest in, redeem from or sell the same Investment Fund, as another account of the Adviser, the opportunity will be allocated in accordance with the Adviser’s allocation policies and procedures.

Certain Investment Managers also may face conflicts of interests stemming from their affiliation with Investment Fund sponsors and other asset management or brokerage firms.

The Adviser, the Subadvisers and the investment professionals who, on behalf of the Adviser or a Subadviser, manage the Fund’s investment portfolio will be engaged in certain activities for other accounts, and may have conflicts of interest in allocating their time and activities among the Fund and the other accounts. The aforementioned investment professionals will devote as much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

Valuation

The 1940 Act provides that securities for which market quotations are “readily available” must be valued at market value, and all other securities and other assets must be valued at “fair value” as determined in good faith by the Board. The Board has approved procedures pursuant to which the Fund will value its investments (the “Valuation Procedures”), and has delegated to the Adviser general responsibility for determining, in accordance with the Valuation Procedures, the value of the Fund’s investments.

The value of the Fund’s assets will be based on information reasonably available at the time the valuation is made and that the Adviser believes to be reliable. In general, the value of the Fund’s interests in Investment Funds will be based primarily on information provided to the Adviser by the Investment Funds or, as applicable, the Investment Managers.

Although the valuations provided by the Investment Managers will be reviewed by the Adviser, neither the Adviser nor the Board is able to confirm independently the accuracy of the Investment Managers’ valuations of Investment Funds (which are unaudited, except at year-end). Accordingly, the Fund generally relies on such valuations, even in instances where an Investment Manager may have a conflict of interest in valuing the securities because the value of the securities will affect the Investment Manager’s compensation. Furthermore, the Investment Funds typically provide the Adviser with only estimated net asset values or other valuation information, and such data is subject to revision through the end of each Investment Fund’s annual audit. The Fund also may invest in other securities and other financial instruments that do not have readily ascertainable market prices. Those securities also will be fair valued in accordance with the Fund’s Valuation Procedures.
Summary of Taxation; Fiscal and Tax Year End

The Fund intends to elect to be treated, and to operate in a manner so as to qualify continuously, as a RIC under Subchapter M of the Code. Assuming that the Fund so qualifies, the Fund generally will not be subject to U.S. federal income tax on its taxable income and gains that it distributes to investors. Additionally, the Fund intends to distribute sufficient income and gains each year so as not to be subject to a U.S. federal excise tax on certain undistributed amounts.

To qualify as a RIC under the Code, the Fund must, among other things: (i) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to the Fund’s business of investing in such stock or securities or foreign currencies; (ii) distribute to its investors on an annual basis at least 90% of its investment company taxable income for each taxable year; and (iii) at the end of each quarter of the Fund’s taxable year, ensure that (a) at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities so long as such other securities of any one issuer do not represent more than 5% of the value of the Fund’s assets or more than 10% of the outstanding voting securities of the issuer, and (b) no more than 25% of the value of the Fund’s assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by the Fund, and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships.” With respect to these limitations and restrictions imposed by the Code, the Fund, in appropriate circumstances, will be required to “look through” to the income, assets and investments of the Fund and certain Investment Funds. See “Risk Factors—Other Risks—Tax Risks.”

If the Fund fails to qualify as a RIC, the Fund would become subject to corporate-level U.S. federal income tax on a net basis and distributions to investors would be treated as dividend income to the extent of the Fund’s earnings and profits. The specific character of the underlying income realization (e.g., capital gains) would no longer pass-through to the investors as if the Fund were a conduit. See “Certain U.S. Federal Income Tax Considerations—Failure to Qualify as a Regulated Investment Company” and “Risk Factors—Other Risks—Tax Risks” below.

The Fund may invest in certain Investment Funds through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes. The Fund would use the subsidiary structure solely to serve as a “tax blocker” and facilitate compliance with the RIC gross income test in relation to the income earned in respect of certain

Investment Funds. While using such corporate structure may expand the category of assets to which the Fund can gain investment exposure, the returns earned through such structure will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income. The Fund’s fiscal year for financial reporting purposes is the 12-month period ending March 31.

The Fund’s taxable year is the 12-month period ending March 31 (or such other taxable year as may be required under the Code).

ERISA Plans and Other Tax-Exempt Entities

Investors subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), retirement arrangements subject to Section 4975 of the Code and other tax-exempt entities, including privately sponsored defined benefit and contribution plans, individual retirement accounts (each, an “IRA”), and 401(k) and Keogh Plans may purchase Shares.  Fiduciaries of such plans or arrangements should consider, among other things, that the Fund will not provide liquidity to investors.  Moreover, fiduciaries of such plans or arrangements that are participant-directed should consider that the Fund will sell Shares only to Eligible Investors, and confirm that investment in the Fund is consistent, and complies, with the governing provisions of the plan or arrangement, including any eligibility and nondiscrimination requirements that may be applicable under law with respect to any “benefit, right or feature” affecting the qualified status of the plan or arrangement.  Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund should not be considered to be “plan assets” for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and Section 4975 of the Code.  Thus, the Adviser should not be considered a fiduciary within the meaning of ERISA or the Code with respect to the assets of any investor subject to ERISA, solely as a result that investor’s investment in the Fund.

Reports to Investors	The Fund will furnish to investors as soon as practicable after the end of each taxable year information on Form 1099 as is required by law to assist the investors in preparing their tax returns. The Fund will also prepare and transmit to investors unaudited semi-annual reports and audited annual reports (when each becomes available) within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act. Investors are sent reports on at least a quarterly basis regarding the Fund’s operations.
Risk Factors	An investment in the Fund involves a high degree of risk. These risks include:
General Risks
• Investors may suffer a loss of capital, up to the entire amount of the investor’s investment.

• Market risks, including political, regulatory, market, economic and social developments, and developments that impact specific economic sectors, industries or segments of the market, can affect the value and liquidity of the Fund’s and the Investment Funds’ investments. In addition, turbulence in financial markets and reduced market liquidity may negatively affect Investment Managers, Investment Funds and issuers, which could adversely affect the Fund.
• Identifying the appropriate Investment Managers and suitable Investment Funds is difficult and involves a high degree of uncertainty. In addition, certain Investment Funds, from time to time, are oversubscribed or closed, and certain Investment Managers may experience capacity constraints, and it may not be possible to make investments that have been identified as attractive opportunities.
• The Fund is classified as a “non-diversified” investment company, which means that the percentage of its assets that may be invested in the securities of a single issuer is not limited by the 1940 Act. As a result, the Fund’s investment portfolio may be subject to greater risk and volatility than if investments had been made in the securities of a broad range of issuers.
• The Fund intends to elect to be treated, and to operate in a manner so as to continuously qualify, as a RIC under Subchapter M of the Code, but will be subject to corporate-level income tax if it fails to so qualify. Investment Managers may not provide information sufficient for the Fund to ensure that it qualifies as a RIC under the Code. If the Fund does not receive sufficient information from the Investment Managers and Investment Funds, the Fund risks failing to satisfy the Subchapter M qualification tests and/or incurring an excise tax on undistributed income.
• Any returns earned by the Fund through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income.
• The Adviser and the Investment Managers may have conflicts of interests that could interfere with their respective management of the Fund’s assets. Investments made on behalf of other clients of the Adviser may restrict the Fund’s ability to purchase or sell certain Investment Funds under applicable law.
Liquidity Risks
• The Fund’s Shares represent illiquid securities of an unlisted closed-end fund, are not listed on any securities exchange or traded in any other market, and are subject to substantial restrictions on transferability.

• Investors do not have the right to require the Fund to redeem their Shares; however, the Fund from time to time may offer to repurchase Shares pursuant to written tenders by investors.
• The repurchase price payable in respect of repurchased Shares will be equal to the net asset value of the investor’s tendered Shares as of quarter-end (or any later valuation date if a tender offer is extended). Tendering investors have no right to receive any other price, and will not be paid any additional amounts, as a result of any adjustments to the Fund’s net asset value made in the course of the Fund’s or any Investment Fund’s year-end audit. Similarly, the Fund and remaining investors will not be entitled to recover any overpayments that a year-end audit indicates may have been paid to tendering investors.
• Investments in Investment Funds are generally illiquid, and some of the Investment Funds may not permit withdrawals at the same time as the Fund. Under certain circumstances, some Investment Funds may impose limits (known as “gates”) on the aggregate amount that an investor or all investors in the Investment Fund may withdraw on any single withdrawal date. Additionally, some Investment Funds may suspend the redemption rights of their investors, including the Fund, from time to time. As a result, the Fund’s ability to provide liquidity to investors could be adversely affected.
• The Fund’s investments in Investment Funds, and certain of the investments held by the Investment Funds, are priced in the absence of a readily available market and may be priced based on determinations of fair value, which may prove to be inaccurate. Neither the Adviser nor the Board is able to confirm independently the accuracy of the Investment Managers’ valuations (which are unaudited, except at year-end), which will be used to calculate fees payable to the Investment Managers and Adviser, and the price at which purchases and repurchases of Shares are made.
• Investment Funds generally are permitted to redeem their securities in-kind. Thus, upon the Fund’s withdrawal of all or a portion of its interest in an Investment Fund, the Fund may receive an in-kind distribution of securities. In such circumstances, the Adviser would seek to dispose of these securities at a time and in a manner that is in the best interests of the Fund, but the Adviser may not be able to timely dispose of the investment.
Investment Program Risks
• The Fund’s performance depends upon the performance of the Investment Managers and selected strategies, the adherence by such Investment Managers to such selected strategies, the instruments used by such Investment Managers and the Adviser’s ability to select Investment Managers and strategies and effectively allocate Fund assets among them. The Fund is organized to provide investors with an investment program across Investment Managers that employ long-biased equity investment strategies, and not an indirect way for investors to gain access to any particular Investment Fund or Investment Manager.
• The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. No assurance can be given that the Adviser will be able to identify and complete attractive investments, or that it will be able to invest fully its subscriptions.
• An Investment Manager may focus on a particular industry or industries, or on a limited number of issuers, which may subject the Fund to greater risk and volatility than if investments had been made in issuers in a broader range of industries or on a broader portfolio of issuers.
• Investment Managers may change their investment strategies (i.e., may experience style drift) at any time.
• Individual Investment Managers may invest in speculative strategies, which involve significant risk of loss, including those in which the Investment Managers may focus on emerging markets or invest solely in volatile industry sectors.
• Investment Managers may engage in short selling for hedging or non-hedging purposes. A short sale of a security involves the theoretical risk of unlimited loss because of increases in the market price of the security sold short. An Investment Manager’s use of short sales, leverage and derivative transactions, in certain circumstances, can result in significant losses.
• Investment Managers may use derivatives for hedging and non-hedging purposes. Derivatives can be volatile and illiquid, can be subject to counterparty credit risk and may entail investment exposure greater than their notional amount.
• The Investment Managers may use leverage, which is likely to cause net assets to appreciate or depreciate at a greater rate than if leverage were not used.
• Subject to the limitations and restrictions of the 1940 Act, the Fund may borrow money to fund investments in Investment Managers, satisfy repurchase requests from investors and otherwise provide the Fund with liquidity, which could increase the Fund’s volatility.
• Investment Managers may focus on securities of non-U.S. issuers, including those located in emerging markets, which may subject the Fund to special risks caused by foreign political, social and economic factors, including exposure to currency fluctuations, less liquidity, less developed and less efficient trading markets, political instability and less developed legal and auditing standards.
• Investment Funds and investments located outside of the U.S. may be subject to withholding and other taxes in such non-U.S. jurisdictions and in other jurisdictions, which may reduce the return of the Fund and its investors.
• Investment Managers may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro-cap companies, the prices of which may be subject to erratic market movements.
• Investment Managers may seek to profit from the occurrence of specific corporate events, where a delay in the timing of such events, should they occur at all, may have a significant negative effect on the Fund’s investment.
• Investment Managers may seek to predict the direction of complex markets, including international securities, foreign currencies and commodities and may use highly volatile futures contracts and other derivative instruments that may magnify the potential volatility of the Fund’s Shares.
• Investment Managers may use model-based strategies that, while historically effective, may not be predictive on an ongoing basis.
• The Fund may invest in Investment Funds with high portfolio turnover rates (i.e., 100% or higher), which may result in higher brokerage commissions and, therefore, lower investment returns.
• The Fund may not be able to vote on matters that require the approval of investors in the Investment Fund, including matters that could adversely affect the Fund’s investment in an Investment Fund.
• The Fund may, from time to time, temporarily invest in money market securities, cash or cash equivalents.
Investment Manager Risks
• Fund investors have no right to receive information from the Investment Managers, and have no recourse against Investment Managers.
• The Adviser is dependent on information, including performance information, provided by the Investment Managers, which if inaccurate could adversely affect the Adviser’s ability to manage the Fund’s investment portfolio in accordance with its investment objective and to value accurately the Fund’s Shares. In most cases, the Adviser has little or no means of independently verifying this information.
• Investment Managers make investment decisions independent of the Adviser and each other, which may be conflicting. At any particular time, one Investment Manager may be purchasing shares of an issuer whose shares are being sold by another Investment Manager and, consequently, the Fund could incur indirectly certain transaction costs without accomplishing any net investment result.
• While the Adviser will monitor the performance of Investment Managers, as well as other pertinent developments regarding the Investment Managers, the availability of certain information may be limited due to the lack of transparency associated with certain Investment Managers, Investment Funds or strategies.
• Investment Managers may use proprietary investment strategies that are not fully disclosed to the Adviser, and that may involve risks under some market conditions that are not anticipated by the Adviser.
• Certain Investment Managers and Investment Funds may be newly organized with no, or only limited, operating histories upon which to evaluate their performance.
• While the Fund may invest in registered investment companies, Investment Funds generally will not be registered as investment companies under the 1940 Act. Therefore, despite the fact that the Fund itself is registered under the 1940 Act, as an investor in Investment Funds, the Fund will not be able to avail itself of the protections afforded by the 1940 Act to investors in registered investment companies, such as the limitations applicable to the use of leverage and the requirements concerning custody of assets, composition of boards of directors and approvals of investment advisory arrangements.
• Investors bear asset-based fees and expenses at the Fund level, and asset-based fees, incentive fees or allocations, if applicable, and other expenses at the Investment Fund level. Incentive fees or allocations, if applicable, are calculated based on realized and unrealized appreciation of assets and, therefore, may create incentives for Investment Managers to make investments that are riskier or more speculative than in the absence of these fees, and may be greater than if such incentives were based solely on realized gains. In addition, an Investment Manager may receive an incentive fee or allocation for its positive performance, even if the Fund’s overall returns are negative.

No assurance can be given that the Fund’s investment program will be successful. Accordingly, the Fund should be considered a speculative investment and entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment. An investment in the Fund should be viewed only as part of an overall investment program. See “Risk Factors.”

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that investors can expect to pay, directly or indirectly, by investing in the Fund.

Investor Transaction Expenses
Maximum Sales Load(1) (as a percentage of purchase amount)	None
Maximum Redemption Fee	None (2)

Annual Expenses (as a percentage of net assets attributable to Shares)
Unitary Fee(3)	0.80%
Subadvisory Fees(4)	0.45%
Other Expenses(5)	0.07%
Acquired Fund Fees and Expenses(6)	0.11%
Total Annual Expenses	1.43%

(1)           Investments are not subject to a sales load.  Generally, the stated minimum initial investment in the Fund is Shares with an initial value of at least $100,000, which minimum may be reduced in the Adviser’s sole discretion, but not below $25,000.  Notwithstanding the foregoing, the Fund reserves the right to accept investments of lesser amounts from officers and employees of the Adviser.

(2)           While the Fund does not impose any charges on a repurchase of the Fund’s Shares, it may allocate to tendering investors withdrawal or similar charges imposed by an Investment Fund if the Adviser determines to withdraw from the Investment Fund as a result of a tender and such a charge was imposed on the Fund.

(3)           The Fund’s management fee is a “unitary” fee that includes all operating expenses payable by the Fund, except fees and expenses of the Investment Funds, the Subadvisory Fees (and any subadvisory fees payable in the future to other Investment Managers pursuant to subadvisory agreements), interest expenses, taxes, portfolio transaction-related fees and expenses, costs of borrowing, litigation and indemnification expenses, and any other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

(4)           In consideration of the subadvisory services provided to the Fund, the Fund will pay the Subadvisers a weighted average aggregate fee at an annual rate of 0.59% of the allocable portion of the Fund’s assets managed by the Subadvisers.  Based on an estimate of the Fund’s average net assets for the fiscal year ending March 31, 2021, this translates to 0.45% of the Fund’s net assets.

(5)           “Other Expenses” reflect an estimate of all operating expenses payable by the Fund for the fiscal year ending March 31, 2021, plus certain one-time organizational expenses.  “Other Expenses” do not include any fees or expenses charged by Investment Funds (which are reflected separately under “Acquired Fund Fees and Expenses”).

(6)           The amount shown as “Acquired Fund Fees and Expenses” reflects estimated operating expenses of the Investment Funds (i.e., management fees, administration fees and professional and other direct, fixed fees and expenses of the Investment Funds) in which the Fund is invested (weighted by the relative amounts invested therein) for the fiscal year ending March 31, 2021.  Each Investment Fund in which the Fund invests generally charges annual management fees of approximately 0.35% to 0.90% of its net assets.  In addition, each Investment Fund in which the Fund invests may charge incentive fees or allocations.  As of the date hereof, none of the Investment Funds charge incentive fees or allocations based on the Investment Funds’ performance.  The “Acquired Fund Fees and Expenses” disclosed above are based on historic earnings of the Investment Funds in which the Fund invests, which may change substantially over time and, therefore, significantly affect “Acquired Fund Fees and Expenses.”  The amount of the Fund’s average net assets used in calculating this percentage is based on estimates for the fiscal year ending March 31, 2021.

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The purpose of the table above and the examples below is to assist you in understanding the various costs and expenses you will pay directly or indirectly as an investor in the Fund. For a more complete description of the various costs and expenses of the Fund, see “Fees and Expenses.”

Example 1:	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$15	$45	$78	$171

Example 2:	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $100,000 investment, assuming a 5% annual return:	$1,456	$4,524	$7,816	$17,131

The examples are based on the fees and expenses set forth in the table above, and reflect the variable nature and calculation of the Unitary Fee. The examples should not be considered representations of future expenses. Actual Fund expenses may be greater or less than those shown (and “Acquired Fund Fees and Expenses” also may be greater or less than that shown). Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the examples. If the Investment Funds’ actual rates of return exceed 5%, the dollar amounts could be significantly higher as a result of the Investment Funds’ incentive fees or allocations, if applicable.

THE FUND

The Fund is a newly-formed Delaware limited liability company that is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Fund was organized as a Delaware limited liability company on January 10, 2020. While the Fund has no operating history, it is the successor to the Predecessor Funds—BBR Active Equity – Long Only, LP and BBR Active Equity – Long Only (QP), LP, each a Delaware limited partnership that was exempt from registration under the 1940 Act pursuant to Sections 3(c)(1) and 3(c)(7) thereof, respectively. The Fund will be managed in substantially the same manner, and by the same portfolio management team, as the Predecessor Funds. The Fund’s investment objective and strategies will be, in all material respects, substantially identical to those of the Predecessor Funds.

The Fund’s principal office is located at 140 East 45th Street, 26th Floor, New York, New York 10017, and its telephone number is (212) 313-9870.

Investment advisory services are provided to the Fund by the Adviser pursuant to the Investment Advisory Agreement and by the Subadvisers pursuant to the Subadvisory Agreements. The individuals who serve on the Board are responsible for monitoring and overseeing the investment program of the Fund.

STRUCTURE

The Fund is a specialized investment vehicle that incorporates both features of a private investment fund that is not registered under the 1940 Act and features of a closed-end investment company that is registered under the 1940 Act. Private investment funds are collective asset pools that typically offer their securities privately, without registering such securities under the 1933 Act. Securities offered by private investment funds typically are sold in large minimum denominations (generally between $1

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million and $10 million) to a limited number of high net worth and institutional investors. The managers of such funds generally are compensated through asset-based fees and incentive-based fees or allocations. Compared to private investment funds, registered closed-end companies may have more modest minimum investment requirements, and generally offer their shares to a broader range of investors. Advisers to such investment companies, such as the Adviser, typically are compensated through asset-based fees.

Similar to private investment funds, Shares of the Fund are sold in private placements to high net worth and other sophisticated investors. In contrast to many private investment funds, however, the Fund is permitted to offer Shares to an unlimited number of Eligible Investors. The Fund was designed to permit sophisticated investors to participate in an investment program that invests in actively-managed investment strategies without requiring, among other things, investors to commit the more substantial minimum investments required by many private investment funds, and without subjecting the Fund to the same restrictions on the number of Eligible Investors as are imposed on many of those private investment funds.

The Fund has been structured with the intent of seeking to alleviate or reduce certain of the burdens typically associated with investing in unregistered private investment funds, such as difficulty in accessing and diligencing investments, accessing funds that are otherwise limited, restricted or closed to new investments, allocation and manager selection, diversification of investments, meeting minimum investor qualifications and large minimum investment amounts. In addition, investors will avoid receiving tax reporting on potentially late IRS Schedule K-1s and, for tax-exempt investors, may avoid realization of UBTI.

INVESTMENT PROGRAM

Investment Objective and Policies

The Fund’s investment objective is to seek long-term capital appreciation. The Fund’s investment objective is not a fundamental policy, and may be changed without the approval of investors. Except as otherwise indicated, the Fund’s investment policies, strategies and restrictions are not fundamental and may be changed without a vote of the investors. See “Risk Factors—Investment Restrictions.” No assurance can be given that the Fund will achieve its investment objective.

Investment Strategies

The Fund will seek to achieve its investment objective by deploying its assets among a select group of long-biased equity Investment Managers and the Investment Funds and/or accounts they operate. In addition to allocating Fund assets to Investment Funds, the Adviser may allocate Fund assets to accounts operated by Investment Managers pursuant to subadvisory agreements with such Investment Managers.

Long-biased investing generally involves buying securities with the expectation that their price will increase. Investment Managers that employ long-biased equity strategies typically seek to capitalize on discrepancies between an evaluation of the intrinsic value of an equity security and assessment of the forward-looking prospects of the issuer of the security, and the consensus view reflected in the market price of such security. Investment Managers generally will invest primarily in equity securities and equity-linked instruments in U.S. and global markets, including emerging markets, to create long-biased holdings in various positions, sectors and/or countries. Investment Managers may focus on a particular capitalization range (e.g., small cap vs. large cap) or industry sector (e.g., healthcare, technology or consumer products), may employ a specific investment style (e.g., value vs. growth) or may pursue a broad mandate without specific regard for capitalization, sector or geography. Certain Investment Managers also may seek to extract value by being more trading-oriented or catalyst-driven.

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Investment Managers that employ long-biased equity strategies also may invest in certain other financial instruments, such as fixed-income securities, preferred stocks and convertible securities, and a variety of derivative transactions for hedging or non-hedging purposes, including, but not limited to, options, warrants and currency forward contracts.

The Fund may invest in investment strategies other than those described in this Confidential Memorandum. In addition, the Adviser may, in its sole discretion, allocate and reallocate the Fund’s assets among (i) Investment Funds (subject to any withdrawal or redemption limitations imposed by the Investment Fund) and (ii) Subadvisers and terminate the Subadvisory Agreements. The Adviser also may select additional Investment Managers to subadvise a specified portion of the Fund’s assets, subject to Board and investor approval. To the extent the Adviser manages a portion of the Fund’s assets directly, it may sell those holdings in its sole discretion.

The Fund and Investment Managers may invest in high quality fixed-income securities, money market instruments and money market funds, or may hold cash or cash equivalents in such amounts as the Adviser and Investment Managers deem appropriate under the circumstances, including in response to adverse market, economic or political conditions or for temporary defensive purposes. In addition, the Fund may make these types of investments pending the investment of assets by the Investment Managers, or to maintain the liquidity necessary to effect repurchases of Shares or meet expenses.

Selection of Investment Managers

The Fund seeks to identify, select and monitor Investment Managers that the Adviser believes will produce attractive returns over time. The Adviser selects Investment Managers based on a number of factors including, but not limited to, portfolio management experience, strategy style and historical performance. The Adviser follows certain general guidelines when reviewing and selecting Investment Managers, but is not bound by any fixed criteria. While the Adviser attempts to apply the guidelines consistently, the guidelines involve the application of subjective and qualitative criteria and, therefore, the selection of Investment Managers is a fundamentally subjective process. The guidelines may be modified or eliminated at the discretion of the Adviser.

It is the responsibility of the Adviser to research and select the Investment Managers, to monitor and conduct ongoing diligence regarding the suitability of the Investment Managers and to allocate and reallocate the Fund’s assets among Investment Managers directly or indirectly through the Fund’s investment in Investment Funds. The Adviser will make its allocation decisions based on its view of the optimal mix of investment styles.

Investment Managers are chosen on the basis of selection criteria established by the Adviser, including an analysis of the Investment Managers’ performance during various time periods and market cycles and the Investment Managers’ reputations, experience, training and investment philosophy and policies. In addition, the Adviser considers the ability of Investment Managers to provide timely and accurate reporting, and their internal controls. The Adviser will review the Investment Funds’ offering documents, due diligence materials and other available information regarding the Investment Managers, and may conduct interviews and substantial other due diligence with senior personnel of Investment Managers. The identity and number of Investment Managers is likely to change over time.

The Adviser will monitor the Investment Managers and their performance on an ongoing basis, and will communicate regularly with the Investment Managers about their investment strategies, policies, philosophies and risk management practices, as well as general market trends. In addition, the Adviser will participate on periodic conference calls with, and will conduct onsite visits of, Investment Managers where appropriate. These interactions facilitate ongoing portfolio analyses and may help to identify potential

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issues, such as loss of key team members or proposed changes in constituent documents. It also provides ongoing due diligence feedback, as additional investments are considered.

In an effort to optimize the Fund’s investment program, the Adviser may allocate a portion of the Fund’s assets to Investment Funds and Investment Managers that are newly organized—and, therefore, that lack historical track records or have limited operating histories—but, in the Adviser’s judgment, offer exceptional potential.

The Fund’s investment program is speculative and entails substantial risks. There can be no assurance that the Fund’s or the Investment Managers’ investment objectives will be achieved or that their investment programs will be successful. Prospective investors should consider the Fund as a supplement to an overall investment program and should invest only if they are willing to undertake the risks involved. Prospective investors should refer to the discussion of the risks associated with the investment strategy and structure of the Fund found under “Risk Factors.”

THE OFFERING

Description of Shares

The Fund is a limited liability company organized under the laws of the state of Delaware. The Fund is authorized to issue an unlimited number of Shares, which, when issued and paid for in accordance with the terms of this offering, will be fully paid and non-assessable. Each Share has one vote at all meetings of investors. Each investor will have the right to cast a number of votes based on the number of such investor’s Shares at any meeting of investors. On each matter submitted to a vote of investors, all Shares shall vote as a single class. Except for the exercise of their voting privileges, investors will not be entitled to participate in the management or control of the Fund’s business, and may not act for or bind the Fund.

All Shares are equal as to dividends, assets and voting privileges and have no preemptive or other subscription rights or exchange privileges. The Fund will send periodic reports (including financial statements) to all investors. The Fund does not intend to hold annual meetings of investors. Investors are entitled to receive dividends only if and to the extent declared by the Board in its sole discretion. Shares are not available in certificated form. With very limited exceptions, Shares are not transferable.

In general, any action requiring a vote of investors shall be effective if taken or authorized by the affirmative vote of a majority of the outstanding Shares. Any change in the Fund’s fundamental policies (meaning those denominated as such) or the appointment of an Investment Manager as a new subadviser also may be authorized by the vote of (a) 67% or more of the voting securities present at an investors’ meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (b) more than 50% of the outstanding voting securities of the Fund, whichever is less.

Investor Qualifications and Purchase Procedures

Shares will be offered only to Eligible Investors. To purchase Shares of the Fund, a prospective investor will be required to certify that the Shares are being acquired directly or indirectly for the account of: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act; or (ii) an investor that has enough knowledge and experience in financial and business matters generally to be “sophisticated investors,” either alone or with a purchaser representative that is not affiliated with the Adviser. An “accredited investor” includes, among other investors: (i) a natural person who has a net worth (or a joint net worth with that person’s spouse) of more than $1 million; and (ii) certain legal entities with total assets exceeding $5 million. In calculating “net worth,” a prospective investor must: (i) exclude the

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fair market value of its primary residence; (ii) count as a liability any indebtedness secured by its primary residence in excess of its fair market value; and (iii) count as a liability any indebtedness secured by its primary residence in the 60 days prior to subscribing for Shares, unless such indebtedness was incurred as a result of the acquisition of the investor’s primary residence. A “sophisticated investor” includes persons that have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Fund. The criteria for qualifying as an “Eligible Investor” are set forth in the Subscription Agreement. Existing investors seeking to purchase additional Shares will be required to qualify as Eligible Investors at the time of the additional purchase.

By acquiring Shares of the Fund, an investor acknowledges and agrees that: (i) any information provided by the Fund (including information set forth in this Confidential Memorandum) is not a recommendation to invest in the Fund and that the Fund is not undertaking to provide any investment advice to the investor (impartial or otherwise), or to give advice to the investor in a fiduciary capacity in connection with an investment in the Fund; and (ii) the Adviser has a financial interest in the investor’s investment in the Fund on account of the fees it expects to receive from the Fund as disclosed herein, the LLC Agreement and any other fund governing documents.

The Fund may accept initial and additional purchases of Shares as of the first business day of each calendar month. Each prospective investor will be required to submit a completed Subscription Agreement acceptable to the Adviser, certifying, among other things, that the investor is an Eligible Investor, will not resell Shares under any circumstances and will not transfer Shares except in the limited circumstances permitted. Any amounts received in advance of initial or additional purchases of Shares are placed in an escrow account prior to the amounts’ being invested in the Fund, in accordance with Rule 15c2-4 under the Exchange Act. The purchase amount will be released from the escrow account once the investor’s order is accepted. If available funds and the Subscription Agreement are not received and accepted by the Fund by a Closing Date, the subscription will not be accepted and will be returned to the prospective investor or held in escrow by the Fund’s escrow agent until the next Closing Date, if so instructed. The Fund will advise each prospective investor promptly of the Fund’s acceptance of an offer to subscribe for Shares.

The acceptance or rejection of any subscription is solely at the discretion of the Fund, and no reasons need be given for the rejection of any subscription. The Fund does not issue Shares (and a prospective investor does not become an investor with respect to such Shares) until the applicable purchase date, i.e., the first business day of the relevant calendar month. Consequently, purchase proceeds do not represent capital of the Fund, and do not become assets of the Fund, until such date.

To help the government fight terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each investor. As a result, investors will need to provide the name, address, date of birth, and other identifying information about the investors. If an investor’s identity cannot be verified, the investor may be restricted from conducting additional transactions and/or have their investment liquidated at the Fund’s then-net asset value. In addition, any other action required by law will be taken.

REPURCHASES OF SHARES AND TRANSFERS

No Right of Redemption

No investor has the right to require the Fund to redeem the investor’s Shares of the Fund. Shares of the Fund will not be listed on any securities exchange or traded in any public or other markets, and may not be resold by investors. No market for Shares currently exists, and it is not anticipated that a market for Shares will develop. As a result, investors may not be able to liquidate their investment other than through repurchases of Shares by the Fund, as described below.

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Repurchases of Shares

The Fund, from time to time, may provide liquidity to investors by offering to repurchase Shares pursuant to written tenders by investors. Repurchases will be made at such times and on such terms as may be determined by the Board in its complete and exclusive discretion. In determining whether the Fund should repurchase Shares from investors pursuant to written tenders, the Fund’s Board will consider the recommendation of the Adviser. The Adviser expects that each repurchase offer will apply to a predetermined percentage of the net assets of the Fund, and that it will recommend to the Board that the Fund offer to repurchase Shares from investors on a quarterly basis, with such repurchases to occur as of each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day) (each such date is referred to as a “Tender Valuation Date”).

In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Board of Directors will consider the following factors, among others:

•	whether any investors have requested to tender Shares to the Fund;

•	the liquidity of the Fund’s assets (including fees and costs, if any, associated with withdrawing from or disposing of the Fund’s interests in underlying Investment Funds);

•	the investment plans and working capital and reserve requirements of the Fund;

•	the relative economies of scale of the tenders with respect to the size of the Fund;

•	the history of the Fund in repurchasing Shares;

•	the availability of information as to the value of the Fund’s investments with the Investment Managers and in the Investment Funds;

•	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

•	any anticipated tax consequences to the Fund of any proposed repurchases of Shares; and

•	the recommendations of the Adviser.

The Fund will repurchase Shares from investors pursuant to written tenders on terms and conditions that the Board of Directors determines to be fair to the Fund and to all investors. When the Board determines that the Fund will repurchase Shares, notice will be provided to investors describing the terms of the offer, containing information investors should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Investors deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the Fund’s most recently available net asset value per Share by contacting the Adviser during the period.

If a repurchase offer is oversubscribed by investors who tender Shares, the Fund may: (i) increase the amount of Shares to be repurchased by up to 2% of the Fund’s outstanding Shares; (ii) extend the repurchase offer, if necessary, and increase the amount of Shares that the Fund is offering to repurchase; (iii) repurchase a pro rata portion of the Shares tendered; or (iv) take any other action permitted by applicable law. As a result, in any particular repurchase offer, tendering investors may not have all of their tendered Shares repurchased by the Fund.

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Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Shares from investors by the applicable repurchase offer deadline. The Fund has elected the “high cost-first out” cost method as the default cost basis method for treatment of Shares tendered for repurchase. Shares will be repurchased by the Fund after the Unitary Fee and the Subadvisory Fees have been deducted from the Fund’s assets (i.e., the Unitary Fee and the Subadvisory Fees for a fiscal quarter in which Shares are to be repurchased are deducted before effecting the repurchase).

Each repurchase offer generally will commence approximately 90 days prior to the applicable Tender Valuation Date, and generally will expire approximately 10 days prior to the Tender Valuation Date (such deadline being the “Expiration Date”). Investors may change their mind and withdraw their Shares from consideration for repurchase at any time on or before the Expiration Date, and prior to the Tender Valuation Date if the Fund has not yet accepted the offer. If a repurchase offer is extended, the Expiration Date will be extended accordingly.

Repurchases of Shares by the Fund will be made in the form of non-interest-bearing, non-transferable promissory notes. Each tendering investor will be issued a promissory note, held for the tendering investor by the Administrator, in an amount equal to the net asset value of the investor’s tendered Shares. The delivery of such promissory notes generally will be made promptly (within five business days) after the Tender Valuation Date. Payment of substantially all of the promissory notes will be made as promptly as practicable after the applicable Tender Valuation Date. The Fund will not impose any charges on repurchases of the Fund’s Shares, although it may allocate to tendering investors withdrawal or similar charges imposed by Investment Funds if the Adviser determined to withdraw from the Investment Fund as a result of a tender and such a charge was imposed on the Fund.

The Fund’s, and a Share’s, net asset value may change materially from the date a tender offer is mailed, to the close of the tender period and to the applicable Tender Valuation Date (such date, or any later valuation date if a tender offer is extended, being referred to as the “calculation date”), and it also may change materially shortly after a tender is completed. The repurchase price payable in respect of repurchased Shares will be equal to the net asset value of the investor’s tendered Shares as of the calculation date. Tendering investors have no right to receive any other price, and will not be paid any additional amounts, as a result of any adjustments to the Fund’s net asset value made in the course of the Fund’s or any Investment Fund’s year-end audit. Similarly, the Fund and, therefore, remaining investors will not be entitled to recover any overpayments that a year-end audit indicates may have been paid to tendering investors. Similar principles apply with respect to the net asset value used to determine the purchase price of new Shares of the Fund. The method by which the Fund calculates its net asset value is discussed below under the caption “Calculation of Net Asset Value.” Investors, therefore, will have to decide whether to tender their Shares for repurchase without the benefit of having (i) current information regarding the value of Shares as of a date proximate to the Tender Valuation Date and (ii) the completion of the Fund’s year-end audit and, as discussed above, any adjustments made in the course thereof. In addition, there will be a substantial period of time between the date as of which investors must tender Shares and the date they can expect to receive payment for their Shares from the Fund. However, as discussed above, promptly after the expiration of a repurchase offer, investors whose Shares are accepted for repurchase will be issued non-interest-bearing, non-transferable promissory notes, held for the investor by the Administrator, representing the Fund’s obligation to pay for repurchased Shares. Payments for repurchased Shares may be delayed under circumstances where the Fund has determined to redeem its interests in Investment Funds to make such payments, but has experienced delays in receiving payments from the Investment Funds.

The Fund retains the option to pay all or a portion of the repurchase price for tendered Shares by distributing securities, including direct or indirect interests in Investment Funds, as well as other illiquid securities, to investors on a pro rata basis. The receipt by an investor of an in-kind distribution of a security carries the risk that the investor may not be able to dispose of the security for an indeterminate period of

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time and only with the consent of a third party, as well as the risk that the distributed security may be very difficult to value. The Fund also retains the option to hold back up to 2.5% of the value of any tender made by an investor, and to pay the balance with a separate promissory note providing for a contingent payment after completion of the Fund’s next annual audit.

If the Fund’s repurchase procedures must be revised in order to comply with regulatory requirements, the Board will adopt modified procedures reasonably designed to provide investors substantially the same liquidity for Shares as would be available under the procedures described above. Repurchase offers principally will be funded by cash, cash equivalents or borrowings, as well as by the sale of certain liquid securities. The Fund may be subject to lock-up periods or “gates” by certain Investment Funds. During any such period, the Fund will not be permitted to withdraw its investment from the applicable Investment Fund. In addition, some Investment Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time in response to market unrest or other adverse conditions. During such times, the Fund may not be able to liquidate, withdraw or redeem its holdings in such Investment Funds to meet repurchase requests. As a result, the Fund may not be able to guarantee liquidity to investors through repurchase offers. Furthermore, if the Fund seeks to liquidate its investment in an Investment Fund that maintains a “side pocket,” the Fund may not be able to fully liquidate its investment without delay, which delay could be substantial. Accordingly, the Fund may tender for fewer Shares than investors may wish to sell, resulting in the proration of investor repurchases, or the Fund may need to suspend or postpone repurchase offers if it is required to withdraw from or dispose of interests in Investment Funds and is not able to do so in a timely manner or at an advantageous price.

As described above, in certain circumstances the Board may determine not to conduct a repurchase offer. In particular, during periods of financial market stress, the Board may determine that some or all of the Fund’s investments cannot be liquidated at their fair value, making a determination not to conduct repurchase offers more likely.

Substantial requests for the Fund to repurchase Shares could require the Fund to liquidate, or withdraw or redeem from, certain investments earlier than the Adviser would have desired in order to meet the repurchase requests. Such liquidations, redemptions or withdrawals may potentially result in losses to the Fund, and may increase the Fund’s investment related expenses as a result of higher portfolio turnover rates and, accordingly, may increase the Fund’s expenses as a percentage of its net assets. If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect investors who do not tender their Shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income.

An investor tendering for repurchase only a portion of its Shares must maintain an investment balance of at least $25,000 after the repurchase is effected. If an investor tenders an amount that would cause the investor’s investment balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from the investor so that the required minimum balance is maintained. The Fund also may repurchase all of the investor’s Shares. Notwithstanding the foregoing, the Fund reserves the right to permit officers and employees of the Adviser to maintain investment balances of less than $25,000.

Involuntary Repurchases

The Fund may, at any time, involuntarily repurchase an investor’s Shares at net asset value in accordance with the LLC Agreement and Section 23 of the 1940 Act, and any applicable rules thereunder. The repurchase price payable in respect of Shares repurchased involuntarily will be determined in the same manner as Shares repurchased pursuant to written tenders, as set forth below, except that the relevant “calculation date” will be the effective date of the applicable repurchase.

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Transfers of Shares

Shares may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of an investor or (ii) with the written consent of the Adviser, which may be withheld in its sole and absolute discretion and is expected to be granted, if at all, only in limited circumstances. Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transfer is exempt from registration under the 1933 Act and from registration or qualification under any state securities laws, and that the proposed transferee meets any requirements imposed by the Fund with respect to investor eligibility and suitability, including the requirement that any investor at the time of purchase be an Eligible Investor, and must be accompanied by a properly completed Subscription Agreement.

Each investor and transferee is required to pay all costs and expenses, including, without limitation attorneys’ and accountants’ fees, incurred by the Fund in connection with such transfer. If such a transferee does not meet the investor eligibility requirements, the Fund reserves the right to repurchase the Shares transferred.

By purchasing Shares of the Fund, each investor has agreed to indemnify and hold harmless the Fund, the Directors, the Adviser, each other investor and any affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses, including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement, joint or several, to which such persons may become subject by reason of or arising from any transfer made by such investor in violation of these provisions or any misrepresentation made by such investor in connection with any such transfer.

RISK FACTORS

General Risks

Investment Risk. All investments risk the loss of capital. The value of the Fund’s total net assets is expected to fluctuate. To the extent that the Fund’s portfolio (which, for this purpose, means the aggregate securities positions held by the Investment Managers) is concentrated in issuers in a single sector, the risk of any investment decision is increased. While the Adviser believes that the Fund’s investment program will moderate this risk to some degree through multiple Investment Managers, no guarantee or representation is made that the Fund’s investment program will be diversified or successful.

An investment in the Fund involves a high degree of risk, including the risk that the investor’s entire investment may be lost. No assurance can be given that the Fund’s investment objective will be achieved. The Fund’s performance depends upon the Adviser’s selection of Investment Managers, the allocation of offering proceeds thereto and the performance of the Investment Funds. The Investment Managers’ investment activities involve the use of strategies and investment techniques with significant risk characteristics, including risks arising from national or international economic conditions, volatility in the global equity, currency, real estate and fixed-income markets, shifts in macro-economic fundamentals, the risks of short sales, the risks of leverage, the potential illiquidity of securities and derivative instruments, the risk of loss from counterparty defaults and the risk of borrowing to meet withdrawal requests, as well as acts of God, uninsurable losses, war, terrorism, earthquakes, hurricanes or floods and other factors which are beyond the control of the Fund or the Investment Managers. No assurance can be given that: (i) the Investment Managers’ investment programs, strategies, decisions and activities will be successful; (ii) the Investment Managers will achieve their return expectations; (iii) the Investment Managers will achieve any return of capital invested; or (iv) investors will not suffer losses from an investment in the Fund. All

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investments made by the Investment Managers risk the loss of capital. The Investment Managers’ results may vary substantially over time.

Market Risk. Market risks, including political, regulatory, market, economic and social developments, and developments that impact specific economic sectors, industries or segments of the market, can affect the value and liquidity of the Fund’s and the Investment Funds’ investments. In addition, turbulence in financial markets and reduced market liquidity may negatively affect Investment Managers, Investment Funds and issuers, which could adversely affect the Fund. Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. These risks may be magnified if certain events or developments were to adversely interrupt the global supply chain, which could affect companies worldwide. Recent examples include pandemic risks related to the novel coronavirus (“COVID-19”) and the aggressive measures taken worldwide in response by (i) governments, including closing borders, restricting travel and imposing prolonged quarantines of, or similar restrictions on, large populations, and (ii) businesses, including forced or voluntary closures, changes to operations and reductions of staff. The effects of COVID-19 have contributed to increased volatility in global financial markets and likely will affect certain countries, regions, companies, industries and market sectors more dramatically than others. The COVID-19 pandemic has had, and any other outbreak of an infectious disease or serious environmental or public health concern could have, a significant negative impact on economic and market conditions, could exacerbate pre-existing political, social and economic risks in certain countries or regions and could trigger a prolonged period of global economic slowdown, which may impact the Fund and its investments. It is not known how long the impact of the COVID-19 pandemic will, or future impacts of other significant events would, last or the severity thereof. To the extent the Fund’s or the Investment Funds’ investments are overweight in certain countries, regions, companies, industries or market sectors, such positions will increase the risk of loss from adverse developments affecting those countries, regions, companies, industries or sectors.

Investment Approach. The Investment Funds are not registered as investment companies under the 1940 Act. The Fund, as an investor in these Investment Funds, does not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies. Although the Adviser periodically receives information from the Investment Funds regarding their investment performance and investment strategies, the Adviser may have little or no means of independently verifying this information. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, and such strategies may involve risks that are not anticipated by the Adviser. Investment Managers may change their investment strategies (i.e., may experience style drift) at any time. In addition, the Fund and the Adviser have no control over the Investment Funds’ investment management, brokerage, custodial arrangements or operations, and must rely on the experience and competency of each Investment Manager in these areas. The performance of the Fund depends on the success of the Adviser in selecting Investment Managers for investment by the Fund and the allocation and reallocation of Fund assets among Investment Managers.

In contrast to most registered investment companies, the Investment Funds typically do not maintain their securities and other assets in the custody of a bank. It is anticipated that the Investment Funds generally will maintain custody of their assets with brokerage firms that do not separately segregate such customer assets as required in the case of registered investment companies. If such brokerage firm became bankrupt, the Fund could be more adversely affected than would be the case if custody of assets were maintained in accordance with the requirements applicable to registered investment companies. In addition, an Investment Manager could convert assets committed to it by the Fund for its own use, or a custodian could convert assets committed to it by an Investment Manager for the custodian’s own use.

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Investment Managers make investment decisions independently of each other so that, at any particular time, Investment Managers may buy, sell or hold similar positions at the same time. Alternatively, an Investment Manager may purchase shares in an issuer that at the same time are being sold by another Investment Manager; transactions of this sort could result in the Fund’s directly or indirectly incurring certain transaction costs without accomplishing any net investment result. Because the Fund may make additional investments in or withdraw from Investment Managers only at certain times due to restrictions imposed by the Investment Managers or the Investment Funds, the Fund may, from time to time, temporarily invest some of its assets in money market securities, money market funds, or other similar types of investments.

Investment Funds may permit or require that withdrawals or redemptions of interests be made in-kind, or in part in cash and in part in-kind. The Fund may receive securities that are illiquid or difficult to value upon its withdrawal of all or a portion of its interest in an Investment Fund. In such a case, the Adviser would seek to have the Fund dispose of these securities in a manner that is in the interest of the Fund. In addition, some Investment Funds may impose so-called “gates,” limiting the proportion of assets investors, including the Fund, may withdraw on any single withdrawal date. The purpose of “gate” provisions is to prevent a run on the Investment Fund, which could impair or cripple its operations, as a large number of withdrawals from the Investment Fund would force the Investment Manager to sell off a large number of positions. The Fund may otherwise not be able to withdraw from an Investment Fund except at specified times, thereby limiting the Adviser’s ability to withdraw assets from an Investment Fund that may have poor performance or for other reasons.

Dependence on Key Personnel. William C. Page currently serves as the Fund’s portfolio manager (the “Portfolio Manager”). There can be no assurance that Mr. Page will remain affiliated with the Adviser, or otherwise will continue to carry on his current duties, throughout the life of the Fund. In addition, the ability of the Investment Managers to meet their investment objectives may depend on their respective key personnel. There can be no assurance that such individuals will remain employed by their respective Investment Manager or otherwise continue to carry on their expected duties throughout the duration of the Fund’s investment in the Investment Manager.

Limited or No Operating History. Certain Investment Funds and Investment Managers may be newly organized and have limited or no operating histories upon which to evaluate their performance; the information the Fund will obtain about such investments may be limited. As such, the ability of the Adviser to evaluate past performance or to validate the investment strategies of such Investment Funds and Investment Managers will be limited. Moreover, even to the extent an Investment Fund or Investment Manager has a longer operating history, the past investment performance of any of the Fund’s investments should not be construed as an indication of the future results of such investments or the Fund, particularly as the investment professionals responsible for the performance of such Investment Funds or Investment Managers may change over time. This risk is related to, and enhanced by, the risks created by the fact that the Adviser relies upon information provided to it by the Investment Fund that is not, and cannot be, independently verified.

Available Information. The Adviser will monitor the performance of Investment Managers, as well as other pertinent developments regarding the Investment Managers. The availability of certain information, however, may be limited due to the lack of transparency associated with certain Investment Managers, Investment Funds or strategies.

Unspecified Investments; Dependence on the Adviser. The Fund and, accordingly, investors must rely upon the ability of the Adviser to identify and implement investments consistent with the Fund’s investment objective. Investors will not receive or otherwise be privy to due diligence or risk information prepared by or for the Adviser. The Adviser has the authority and responsibility for asset allocation, the

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selection of the Fund’s investments and all other investment decisions of the Fund. The success of the Fund depends upon the ability of the Adviser to develop and implement investment strategies that achieve the investment objective of the Fund. Investors will have no right or power to participate in the management or control of the Fund, or the terms of any such investments. There can be no assurance that the Adviser will be able to select or implement successful strategies or that the Fund will be able to achieve its investment objective. The Fund is organized to provide investors with an investment program across Investment Managers that employ long-biased equity-strategies, and not an indirect way for investors to gain access to any particular Investment Manager or Investment Fund.

Limitations on Transferability; Shares Not Listed; No Market for Shares. The transferability of Shares is subject to certain restrictions contained in the LLC Agreement, and is affected by restrictions imposed under applicable securities laws. Shares are not traded on any securities exchange or any public or other market. No market currently exists for Shares, and it is not anticipated that a market will develop. Although the Adviser and the Fund expect to recommend to the Board of Directors that the Fund offer to repurchase Shares from investors on a quarterly basis, and that each repurchase offer will apply to a predetermined percentage of the net assets of the Fund, no assurances can be given that the Fund will do so. Consequently, Shares should only be acquired by investors able to commit their funds for an indefinite period of time.

Closed-End Fund; Liquidity Risks. The Fund is a non-diversified, closed-end management investment company designed for long-term investors. An investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on net asset value. Shares are not traded on any securities exchange or other market and are subject to substantial restrictions on transferability. Although the Fund may offer to repurchase Shares from time to time, an investor may not be able to redeem its Shares for a substantial period of time.

Distributions In-Kind. The Fund generally expects to distribute to each holder of Shares that are repurchased a promissory note entitling such holder to the payment of cash in satisfaction of such repurchase. See “Repurchases of Shares and Transfers.” However, there can be no assurance that the Fund will have sufficient cash to pay for Shares that are being repurchased or that it will be able to liquidate investments at favorable prices to pay for repurchased Shares. The Fund has the right to distribute securities as payment for repurchased Shares in unusual circumstances, including if making a cash payment would result in a material adverse effect on the Fund. For example, it is possible that the Fund may receive, or that the Adviser may elect to have the Fund receive, distributions in-kind from an Investment Manager. In such circumstances, the Adviser would seek to act in the interests of the Fund, which may under the circumstances include disposing of these securities, making a distribution in-kind to investors or holding these securities. In the event that the Fund makes such a distribution of securities, investors will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of such securities. In the event that the Adviser determines to hold these securities, the securities will remain subject to market risk until sold. Alternatively, the Adviser may determine to sell these securities in the secondary market; however, the Adviser may not be successful in its attempts to do so or may sell at a disadvantageous price.

Leverage Utilized by the Investment Managers. The Investment Managers may use leverage in the form of loans for borrowed money (e.g., margin loans) or in the form of derivative instruments, such as options, futures, forward contracts, swaps and repurchase agreements. The use of leverage by an Investment Manager can substantially increase the market exposure (and market risk) of the Fund’s assets managed by such Investment Manager, and is likely to cause the Fund’s average net assets to appreciate or depreciate at a greater rate than if leverage were not used. Trading on leverage will result in interest charges

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or costs, which may be substantial. The level of interest rates generally, and the rates at which an Investment Manager can use leverage in particular, can affect the Fund’s results.

An Investment Manager’s use of short-term margin borrowings, repurchase agreements, derivatives, and other instruments may present additional risks. For example, if the value of securities pledged to brokers to secure an Investment Fund’s margin accounts declines, the Investment Fund might be subject to a “margin call,” pursuant to which the Investment Fund would be required either to deposit additional funds with the broker or liquidate the pledged securities to compensate for the decline in value. If a counterparty determines that the value of the collateral has decreased, the counterparty may initiate a margin call or other payment obligation and require the Investment Fund to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. Additionally, to obtain cash to satisfy a margin call, an Investment Fund may be required to liquidate assets at a disadvantageous time, which could cause it to incur further losses. In the event of a sudden drop in the value of the Investment Fund’s assets, the Investment Fund might not be able to liquidate assets quickly enough to pay off its margin debt.

In the U.S. futures markets, margin deposits are typically required. These deposits may range from 1% to 15% of the value of the futures contracts being purchased or sold. With respect to other derivative markets, margin deposits may be lower or may not be required at all. Such low margin deposits indicate that any trading in these markets typically is accompanied by a high degree of leverage. A relatively small adverse price movement in a futures or forward contract may result in immediate and substantial losses to the investor where low margin deposits exist.

There are no margin requirements in connection with Investment Manager purchases of options, because the option premium is paid for in full. The premiums for certain options traded on foreign exchanges may be paid for on margin. When an Investment Manager sells an option on a futures contract, it may be required to deposit margin in an amount that may be determined by the margin requirement established for the futures contract underlying the option and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the writing of options can be higher than those imposed when dealing in the futures markets directly. Whether any margin deposit will be required for over-the-counter options and other over-the-counter instruments, such as currency forwards, swaps and certain other derivative instruments, will depend on the credit determinations and specific agreements of the parties to the transaction, which are individually negotiated.

Borrowing. The Fund may borrow money to fund new investments pending receipt of redemption proceeds from existing Investment Funds or the proceeds from sales of securities, to satisfy repurchase requests from investors and to otherwise provide the Fund with liquidity. The Fund may be required to maintain minimum average balances in connection with borrowings or to pay a commitment or other fee to maintain a line of credit. Either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender may terminate or not renew any credit facility. If the Fund is unable to access additional credit, it may be forced to sell, withdraw or redeem certain investments at inopportune times, which may further depress returns; however, the Fund may not be successful in its attempts to do so. The 1940 Act requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the indebtedness is incurred. This means that the value of the Fund’s total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

Legal and Regulatory Risks. Legal and regulatory changes that could occur during the life of the Fund may substantially affect private funds and such changes may adversely impact the performance of the Fund. The regulation of the U.S. and non-U.S. securities and futures markets and investment funds has undergone substantial change in recent years and such change may continue. Greater regulatory scrutiny

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may increase the Fund’s and the Adviser’s exposure to potential liabilities. Increased regulatory oversight also can impose administrative burdens and costs on the Fund and the Adviser, including, without limitation, responding to examinations or investigations and implementing new policies and procedures.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law in July 2010, was intended to establish financial oversight standards and has resulted in significant revisions to the U.S. financial regulatory framework. Among other things, the Dodd-Frank Act grants regulatory authorities, such as the CFTC and SEC, broad rulemaking authority to implement various provisions of the Dodd-Frank Act, including comprehensive regulation of the over-the-counter derivatives market. Many provisions of the Dodd-Frank Act have been implemented through regulatory rulemakings and similar processes, and many other provisions may continue to be implemented over a period of time. The impact of the Dodd-Frank Act, and of follow-on regulation, on trading strategies and operations is impossible to predict and may be adverse, as it is unclear whether the aforementioned regulatory authorities will undertake rulemaking or supervisory or enforcement actions that would adversely affect the Fund or investments made by the Fund. Direct and indirect changes from the Dodd-Frank Act and follow-on regulation have occurred and may continue to occur to a significant degree with regard to, among other areas, financial consumer protection, bank ownership of and involvement with private funds, proprietary trading, registration of investment advisers and the trading and use of many derivative instruments, including swaps. There can be no assurance that such legislation or regulation will not have a material adverse effect on the Fund and the Investment Managers, increase transaction, operations, legal and/or regulatory compliance costs, significantly reduce the profitability of the Fund or impair the ability of the Fund and the Investment Managers to achieve their investment objectives.

As of the date hereof, the Trump administration has called for significant changes to U.S. trade, healthcare, immigration, foreign and government regulatory policy. In this regard, there is significant uncertainty with respect to legislation, regulation and government policy at the federal, state and local levels. Recent events have created a climate of heightened uncertainty and introduced new and difficult-to-quantify macroeconomic and geopolitical risks with potentially far-reaching implications. There has been a corresponding meaningful increase in the uncertainty surrounding interest rates, inflation, foreign exchange rates, trade volumes, trade wars and fiscal and monetary policy. To the extent the U.S. Congress or Trump administration implements additional changes to U.S. policy, those changes may impact, among other things, the U.S. and global economy, international trade and relations, unemployment, immigration, healthcare, the U.S. regulatory environment and inflation, among other areas. Certain particular areas that have been identified as subject to potential change, amendment or repeal include the Dodd-Frank Act, the Volcker Rule and various swaps and derivatives regulations, credit risk retention requirements and the authorities of the Federal Reserve, the FSOC and the SEC. Until any additional policy changes are finalized, it cannot be known whether the Fund and its investments or future investments may be positively or negatively affected, or the impact of continuing uncertainty.

Substantial Fees and Expenses. An investor in the Fund meeting the eligibility conditions imposed by the Investment Funds, including minimum initial investment requirements that are substantially higher than those imposed by the Fund, could invest directly in the Investment Funds. An investor in the Fund will pay a pro rata portion of the Unitary Fee, the Subadvisory Fees and other expenses of the Fund. In addition, by investing in the Investment Funds through the Fund, an investor in the Fund also will indirectly bear a portion of the asset-based fees, incentive fees or allocations, if applicable, and other expenses borne by the Fund as an investor in the Investment Funds. Each Investment Manager receives any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Funds and the Fund generally. As a result, an Investment Fund with positive performance may receive compensation from the Fund, even if the Fund’s overall returns are negative. In addition, certain Investment Managers may pass through certain operating expenses and costs to its Investment Funds, which may be significant. The operating expenses of an Investment Fund may include, but are not limited to: organizational and

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offering expenses; the cost of investments (such as broker-dealer expenses, exchange and clearing fees, interest expense and other charges for transactions); the cost of leverage and other borrowing charges; margin payments and fees; administrative, legal and internal and external accounting fees; other limited third-party diligence-related expenses, such as background checks; and extraordinary or non-recurring expenses (such as litigation or indemnification expenses). It is difficult to predict the future expenses of the Fund.

Investments in Non-Voting Stock; Inability to Vote. The Fund intends to hold its interests in the Investment Funds in non-voting form in order to avoid becoming (i) an “affiliated person” of any Investment Fund within the meaning of the 1940 Act and (ii) subject to the 1940 Act limitations and prohibitions on transactions with affiliated persons. Where only voting securities are available for purchase, the Fund generally will seek to create by contract the same result as owning a non-voting security by agreeing to relinquish the right to vote in respect of its investment. The Fund may irrevocably waive its rights (if any) to vote its interest in an Investment Fund. The Fund will not receive any consideration in return for entering into a voting waiver arrangement. To the extent that the Fund contractually foregoes the right to vote Investment Fund securities, the Fund will not be able to vote on matters that may be adverse to the Fund’s interests. As a result, the Fund’s influence on an Investment Fund could be diminished, which may consequently adversely affect the Fund and its investors. The waiver arrangement should benefit the Fund, as it will enable the Fund to acquire more interests of an Investment Fund that the Adviser believes is desirable than the Fund would be able to if it were deemed to be an “affiliate” of the Investment Fund within the meaning of the 1940 Act.

Non-Diversified Status. The Fund is a “non-diversified” management investment company for purposes of the 1940 Act, which means it is not subject to percentage limitations under the 1940 Act on assets that may be invested in the securities of any one issuer. As a result, the Fund’s net asset value may be subject to greater volatility than that of an investment company that is subject to diversification limitations.

Dilution from Subsequent Offering of Shares. The Fund may accept additional purchases of Shares as of the first business day of each calendar month. Additional purchases will dilute the indirect interests of existing investors in the Investment Funds.

Small- and Medium-Capitalization Companies. Some Investment Managers may invest a portion of their assets in the securities of companies with small- to medium-sized market capitalizations. While such securities may provide significant potential for appreciation, the securities of certain companies, particularly smaller-capitalization companies, may involve higher risks than do investments in securities of larger companies. For example, prices of small-capitalization and even medium-capitalization securities are often more volatile than prices of large-capitalization securities, as they typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects, and the risk of bankruptcy or insolvency is higher than for larger, “blue-chip” companies. In addition, an investment in some small-capitalization companies may be relatively illiquid due to thin trading in their securities.

Geographic Concentration Risks. An Investment Manager may concentrate its investments in specific geographic regions. This focus may constrain the liquidity and the number of issues available for investment by an Investment Manager. In addition, the investments of such an Investment Manager will be disproportionately exposed to the risks associated with the region of concentration.

Currency Risk. Investment Managers may make direct and indirect investments in a number of different currencies. Any returns on, and the value of such investments, therefore, may be materially affected by exchange rate fluctuations, local exchange control, limited liquidity of the relevant foreign exchange markets, the convertibility of the currencies in question and/or other factors. A decline in the

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value of the currencies in which the Fund investments are denominated against the U.S. dollar will result in a decrease in the Fund’s net asset value. The Adviser generally will not hedge the value of investments made by the Fund against currency fluctuations. Accordingly, the performance of the Fund could be adversely affected by such currency fluctuations.

Investment Managers May Concentrate or Invest Significantly in Volatile Sectors and Markets. One or more Investment Managers, from time to time, may invest a substantial portion of assets in an industry sector, or in only a limited number of issuers. As a result, the Fund’s portfolio may be subject to greater risk and volatility than if investments had been made in a broader range of issuers. In addition, an Investment Manager’s emphasis in a particular sector or issuer may be especially volatile. To the extent that an Investment Manager concentrates its investments in a single industry, in a limited number of issuers or in securities of only a single issuer, the risk of any investment decision is increased.

Valuation of the Fund’s Investments in Investment Funds. The 1940 Act provides that securities for which market quotations are “readily available” must be valued at market value, and all other securities and other assets must be valued at “fair value” as determined in good faith by the Board. The valuation of the Fund’s investments in Investment Funds ordinarily is determined based upon valuations determined by the Investment Managers. The Investment Funds may invest in certain securities and other financial instruments that do not have readily ascertainable market prices, and will be valued by the respective Investment Manager. In this regard, an Investment Manager may face a conflict of interest in valuing the securities, as their value may affect the Investment Manager’s compensation or its ability to raise additional funds. No assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Investment Fund, the accuracy of the valuations provided by the Investment Funds, that the Investment Funds will comply with their own internal policies or procedures for keeping records or making valuations, or that the Investment Funds’ policies and procedures and systems will not change without notice to the Fund. As a result, valuations of the securities may be subjective and could prove in hindsight to have been wrong, potentially by significant amounts. The Adviser has established a committee (the “Valuation Committee”) to oversee the valuation of the Fund’s investments pursuant to the Valuation Procedures. Moreover, neither the Valuation Committee nor the Adviser generally will have sufficient information in order to be able to confirm or review the accuracy of valuations provided by an Investment Manager.

An Investment Manager’s information could be inaccurate due to fraudulent activity, misvaluation or inadvertent error. In any case, the Fund may not uncover errors for a significant period of time, if ever. Even if the Adviser elects to cause the Fund to sell, withdraw or redeem its interests in such an Investment Fund, the Fund may be unable to sell, withdraw or redeem such interests quickly, if at all, and could therefore be obligated to continue to hold such interests for an extended period of time. In such a case, the Investment Fund’s valuations of such interests could remain subject to such fraud or error, and the Valuation Committee, in its sole discretion, may determine to discount the value of the interests or value them at zero.

Investors should be aware that situations involving uncertainties as to the valuations by Investment Funds could have a material adverse effect on the Fund if the Investment Manager’s, the Adviser’s or the Fund’s judgments regarding valuations should prove incorrect. Persons who are unwilling to assume such risks should not make an investment in the Fund.

Valuations Subject to Adjustment. The valuations reported by the Investment Funds based upon which the Fund will determine its month-end net asset value and the net asset value of the Shares may be subject to later adjustment or revision. For example, fiscal year-end net asset value calculations of the Investment Funds may be revised as a result of audits by their independent auditors. Other adjustments may occur from time to time. Because such adjustments or revisions, whether increasing or decreasing the net asset value of the Fund at the time they occur, relate to information available only at the time of the adjustment or revision, the adjustment or revision may not affect the amount of the repurchase proceeds of

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the Fund received by investors who had their Shares repurchased prior to such adjustments and received their repurchase proceeds, subject to the ability of the Fund to adjust or recoup the repurchase proceeds received by investors under certain circumstances as described in “Repurchases of Shares and Transfers.” As a result, to the extent that such subsequently adjusted valuations from the Investment Funds or revisions to the net asset value of an Investment Fund adversely affect the Fund’s net asset value, the value of the outstanding Shares may be adversely affected by prior repurchases to the benefit of investors who had their Shares repurchased at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value resulting from such subsequently adjusted valuations may be entirely for the benefit of the outstanding Shares and to the detriment of investors who previously had their Shares repurchased at a net asset value lower than the adjusted amount. The same principles apply to the purchase of Shares. New investors may be affected in a similar way.

Reporting Requirements. Investors who beneficially own Shares that constitute more than 5% or 10% of the Fund’s Shares are subject to certain requirements under the Exchange Act and the rules promulgated thereunder. These include requirements to file certain reports with the Securities and Exchange Commission (“SEC”). The Fund has no obligation to file such reports on behalf of such investors or to notify investors that such reports are required to be made. Investors who may be subject to such requirements should consult with their legal advisors.

Indemnification of Investment Funds, Investment Managers and Others. The Fund may agree to indemnify certain of the Investment Managers, Investment Funds and their respective managers, officers, directors, and affiliates from any liability, damage, cost or expense arising out of, among other things, acts or omissions undertaken in connection with the management of Investment Funds and Fund assets. If the Fund were required to make payments (or return distributions) in respect of any such indemnity, the Fund could be materially adversely affected.

Investment Strategy-Related Risks

Certain of the principal risks of the Fund’s identified investment strategy (which will be employed directly or indirectly through the Investment Managers) are set forth below. Depending on economic and market conditions, or allocations to other Investment Managers or Investment Funds, other risks may be present.

Equity Securities. An Investment Fund’s and the Fund’s portfolio may include positions in common stocks, preferred stocks and convertible securities of U.S. and non-U.S. issuers. Investment Managers may focus on investments within specific sectors, countries and/or regions. Investment Managers also may invest in depositary receipts or shares relating to non-U.S. securities. Equity securities fluctuate in value in response to many factors, including the activities and financial condition of individual companies, the business market in which individual companies compete and general market and economic conditions. Investment Managers may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro-cap companies. Investment Managers may purchase securities in all available securities trading markets, including initial public offerings and the aftermarket.

Investment Managers’ investments in equity securities may include securities that are listed on securities exchanges, as well as unlisted securities that are traded over-the-counter (“OTC”). Equity securities of companies traded OTC may not be traded in the volumes typically found on a national securities exchange. Consequently, an Investment Manager may be required to dispose of such securities over a longer (and potentially less favorable) period of time than is required to dispose of the securities of listed companies.

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Bonds and Other Fixed-Income Securities. Investment Managers may invest in bonds and other fixed-income securities, and may take short positions in these securities. Investment Managers will invest in these securities when they believe such securities offer opportunities for capital appreciation (or capital depreciation in the case of short positions) and may also invest in these securities for temporary defensive purposes and to maintain liquidity. Fixed-income securities include, among other securities: bonds, notes and debentures issued by U.S. and non-U.S. corporations; debt securities issued or guaranteed by the U.S. Government or one of its agencies or instrumentalities (“U.S. Government securities”) or by a non-U.S. government; municipal securities; and mortgage-backed and asset-backed securities. Certain securities in which an Investment Manager may invest, such as those with interest rates that fluctuate directly or indirectly based on multiples of a stated index, are designed to be highly sensitive to changes in interest rates and can subject the holders thereof to significant reductions of yield and possible loss of principal. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer’s inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility resulting from, among other things, interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (i.e., market risk).

Dislocations in the fixed-income sector and weaknesses in the broader financial market could adversely affect the Fund. As a result of such dislocations, the Investment Managers may face increased borrowing costs, reduced liquidity and reductions in the value of its investments. For example, one or more of the counterparties providing financing for an Investment Fund’s portfolio could be affected by financial market weaknesses, and may be unwilling or unable to provide financing. As a result, an Investment Fund may be unable to fully finance its investments and operations. This risk would be exacerbated if substantial portion of an Investment Fund’s financing is provided by a relatively small number of counterparties. If one or more major market participants fail or withdraw from the market, it could negatively affect the marketability of all fixed-income securities and this could reduce the value of the securities in the Investment Fund’s portfolio, thereby reducing the Fund’s net asset value. Furthermore, if one or more counterparties are unwilling or unable to provide ongoing financing, an Investment Fund could be forced to sell its investments at a time when prices are depressed.

Defaulted Debt Securities and Other Securities of Distressed Companies. Investment Managers may invest in low grade or unrated debt securities (i.e., “high yield” or “junk” bonds or leveraged loans) or investments in securities of distressed companies. Such investments involve substantial risks. For example, high yield bonds are regarded as being predominantly speculative as to the issuer’s ability to make payments of principal and interest. Issuers of high yield debt may be highly leveraged and may not have available to them more traditional methods of financing. Therefore, the risks associated with acquiring the securities of such issuers generally are greater than is the case with higher rated securities. In addition, the risk of loss due to default by the issuer is significantly greater for the holders of high yield bonds because such securities may be unsecured and may be subordinated to other creditors of the issuer. Similar risks apply to other private debt securities. Successful investing in distressed companies involves substantial time, effort and expertise, as compared to other types of investments. Information necessary to properly evaluate a distress situation may be difficult to obtain or be unavailable and the risks attendant to a restructuring or reorganization may not necessarily be identifiable or susceptible to considered analysis at the time of investment.

Insolvency Considerations with Respect to Issuers of Indebtedness. Various laws enacted for the protection of creditors may apply to debt instruments, including convertible debt, in which the Investment Managers invest. The information in this and the following paragraph is applicable with respect to U.S. issuers subject to U.S. federal bankruptcy law. Insolvency considerations may differ with respect to other issuers. If a court in a lawsuit brought by an unpaid creditor or representative of creditors of an issuer of a debt instrument, such as a trustee in bankruptcy, were to find that the issuer did not receive fair consideration

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or reasonably equivalent value for incurring the indebtedness, and after giving effect to such indebtedness, the issuer (i) was insolvent, (ii) was engaged in a business for which the remaining assets of such issuer constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could determine to invalidate, in whole or in part, such indebtedness as a fraudulent conveyance, to subordinate such indebtedness to existing or future creditors of such issuer, or to permit such issuer to recover amounts previously paid by such issuer in satisfaction of such indebtedness. The measure of insolvency for these purposes will vary. Generally, an issuer would be considered insolvent at a particular time if the sum of its debts were then greater than all of its property at a fair valuation, or if the present fair saleable value of its assets were then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the issuer was “insolvent” after giving effect to the incurrence of the indebtedness in which the Investment Managers invested or that, regardless of the method of valuation, a court would not determine that the issuer was “insolvent” upon giving effect to such incurrence. In addition, in the event of the insolvency of an issuer of indebtedness in which an Investment Manager invests, payments made on such indebtedness could be subject to avoidance as a “preference” if made within a certain period of time (which may be as long as one year) before insolvency. In general, if payments on indebtedness are avoidable, whether as fraudulent conveyances or preferences, such payments can be recaptured from the Investment Managers.

There can be no assurance as to whether any lending institution or other party from which an Investment Manager may acquire indebtedness engaged in any conduct that would form the basis for a successful cause of action based upon fraudulent conveyance, preference or equitable subordination (or any other conduct that would subject such indebtedness and the Investment Manager to insolvency laws) and, if it did, as to whether any creditor claims could be asserted in a U.S. court (or in the courts of any other country) against that Investment Manager.

Frequently, a debtor seeking to reorganize under U.S. federal bankruptcy law will obtain a “first day” order from the bankruptcy court limiting trading in claims against, and shares of, the debtor in order to maximize the debtor’s ability to utilize net operating losses following a successful reorganization. Such an order could in some circumstances adversely affect an Investment Manager’s ability to successfully implement an investment strategy with respect to a bankrupt company.

Indebtedness consisting of obligations of non-U.S. issuers may be subject to various laws enacted in the countries of their issuance for the protection of creditors. These insolvency considerations will differ depending on the country in which each issuer is located or domiciled and may differ depending on whether the issuer is a non- sovereign or a sovereign entity.

Restricted and Illiquid Investments. Although the Adviser anticipates that most Investment Managers will invest primarily in publicly traded securities, they may invest without limitation in restricted securities and other investments that are illiquid, which may include so-called “PIPE” (private investments in public equity) securities. Restricted securities are securities that may not be sold to the public without an effective registration statement under the 1933 Act, or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration under the 1933 Act.

Where registration is required to sell a security, an Investment Manager may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Investment Manager may be permitted to sell a security under an effective registration statement. If during such a period adverse market conditions were to develop, the Investment Manager might obtain a less favorable price than the prevailing price when it decided to sell. Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times or at prices

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approximating the value at which they purchased such securities. An Investment Manager may invest in securities for which no market exists and which have substantial restrictions on transferability.

Certain Investment Managers may invest assets in privately placed securities that may be illiquid. Some of these investments are held in “side pockets,” which are sub-accounts within the Investment Funds in which certain assets (which generally are illiquid and/or hard to value) are held and segregated from the Investment Fund’s other assets until some type of realization event occurs. Side pockets thus have restricted liquidity, potentially extending over a much longer period than the typical liquidity an investment in the Investment Funds may provide. Should the Fund seek to liquidate its investment in an Investment Fund that maintains these side pockets, the Fund might not be able to fully liquidate its investment without delay, which could be considerable. In such cases, until the Fund is permitted to fully liquidate its interest in the Investment Fund, the value of its investment in such Investment Fund could fluctuate based on adjustments to the fair value of the side pocket as determined by the Investment Manager. In addition, if an Investment Fund establishes a side pocket prior to the Fund’s investing in the Investment Fund, the Fund may not be exposed to the performance of the Investment Fund’s assets held in the side pocket.

Cash, Cash Equivalents, Investment Grade Bonds, Money Market Instruments. The Fund and Investment Managers may invest some or all of their respective assets in high quality fixed-income securities, money market instruments and money market mutual funds, or hold cash or cash equivalents in such amounts as the Adviser and Investment Managers deem appropriate under the circumstances, including in response to adverse market, economic or political conditions or for temporary defensive purposes. In addition, the Fund may invest in these instruments pending the investment of assets with Investment Managers or in Investment Funds, or to maintain the liquidity necessary to effect repurchases of Shares or meet expenses. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less and may include U.S. Government securities, commercial paper, certificates of deposit and bankers’ acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

These investments may be adversely affected by tax, legislative, regulatory, credit, political or government changes, interest rate increases and the financial conditions of issuers, which may pose credit risks that result in issuer default.

Short Sales. An Investment Manager may attempt to limit its exposure to a market decline in the value of its portfolio securities through short sales of securities that its Investment Manager believes possess volatility characteristics similar to those being hedged. An Investment Manager also may use short sales for speculative purposes to pursue its investment objectives if, in the Investment Manager’s view, the security is over-valued in relation to the issuer’s prospects for earnings growth. Short selling is speculative in nature and, in certain circumstances, can substantially increase the effect of adverse price movements on an Investment Manager’s or an Investment Fund’s portfolio. A short sale of a security involves the theoretical risk of an unlimited increase in the market price of the security that can in turn result in an inability to cover the short position and a theoretically unlimited loss. No assurance can be given that securities necessary to cover a short position will be available for purchase.

Short sale transactions have been subject to increased regulatory scrutiny, including the imposition of restrictions on short selling certain securities and reporting requirements. The Investment Managers’ ability to execute short sales may be materially adversely impacted by rules, interpretations, prohibitions and restrictions on short selling activity imposed by regulatory authorities, including the SEC, its foreign counterparts, other government authorities or self-regulatory organizations. These rules, interpretations, prohibitions and restrictions may be imposed with little or no advance notice, and may impact prior trading activities of the Investment Managers. Additionally, traditional lenders of securities might be less likely to

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lend securities under certain market conditions. As a result, the Fund may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing.

Non-U.S. Investments. Investment Managers may invest a portion of their capital outside the U.S. in non-dollar-denominated securities, including in equity and fixed-income securities issued by foreign (non-U.S.) companies, including other funds, or governments of foreign countries. Investment Managers also may invest in depositary receipts, such as American Depositary Receipts (ADRs). Non-U.S. securities in which an Investment Manager invests may be listed on non-U.S. securities exchanges, traded in non-U.S. over-the-counter markets, or purchased in private placements and not be publicly traded. These investments involve special risks not usually associated with investing in securities of U.S. companies or U.S. federal, state or local governments.

The securities markets of foreign countries generally are less regulated than U.S. securities markets. Some foreign securities markets have a higher potential for price volatility and relative illiquidity compared to the U.S. securities markets. In addition, because there is less publicly available information about foreign companies, and because many non-U.S. entities are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those of U.S. companies, it may be difficult to analyze and compare such foreign company’s performance.

Although certain Investment Managers may invest portions of their assets in non-U.S. equity or fixed-income instruments or in instruments denominated in non-U.S. currencies, the Investment Managers may value their securities and other assets in U.S. dollars. The Investment Managers may or may not seek to hedge all or any portion of their foreign currency exposure.

Following is a discussion of some of the more significant risks generally associated with investing in non-U.S. securities:

Non-U.S. Currencies. Certain Investment Managers may invest their capital outside the U.S. These investments involve special risks not usually associated with investing in securities of U.S. companies. Because some Investment Managers may temporarily hold funds in bank deposits in foreign currencies during the completion of its investment program, such Investment Managers may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations and may incur transaction costs in connection with conversions between various currencies. Investment Managers may, but are not required to, hedge their exposure to fluctuations in the non-U.S. currency exchange rates. The Investment Managers may seek to hedge currency risks by investing in currencies, currency futures contracts and options on currency futures contracts, forward currency exchange contracts, swaps, swaptions or any combination thereof (whether or not exchange traded), but there can be no assurance that these strategies will be effective, and such techniques entail costs and additional risks. If an Investment Manager enters into hedging transactions, it may not participate fully in any currency gains that would otherwise be attributable to any appreciation of the foreign currencies. To the extent unhedged, the value of an Investment Manager’s assets will fluctuate with U.S. dollar exchange rates, as well as the price changes of the Investment Manager’s investments in the various local markets and currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. An increase in the value of the U.S. dollar compared to the other currencies in which an Investment Manager makes its investments will reduce the effect of increases, and magnify the effect of decreases, in the prices of the Investment Manager’s securities in their local markets. The Investment Managers could realize a net loss on an investment, even if there were a gain on the underlying investment before currency losses were taken into account.

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Characteristics of Non-U.S. Securities Markets. Some Investment Managers may buy and sell securities on the principal stock exchange or over-the-counter market of foreign countries. Many foreign stock markets are not as developed or efficient as those in the U.S., and they may be more volatile. Generally, there is less government supervision and regulation of non-U.S. exchanges, brokers and listed companies than in the U.S. Furthermore, trading volumes in non-U.S. markets are usually lower than in U.S. markets, resulting in reduced liquidity and potentially rapid and erratic price fluctuations. Commissions for trades on foreign stock exchanges and custody expenses generally are higher than those in the U.S. Settlement practices for transactions in foreign markets may involve delays beyond periods customary in the United States, possibly requiring an Investment Manager to borrow funds or securities to satisfy its obligations arising out of other transactions. In addition, there could be more “failed settlements,” which can result in losses.

Less Company Information and Regulation. Generally, there is less publicly available information about foreign companies than about U.S. companies. This may make it more difficult for an Investment Manager to stay informed of corporate action that may affect the price of a particular security. Further, many foreign countries lack uniform accounting, auditing and financial reporting standards, practices and requirements. These factors can make it difficult to analyze and compare the performance of non-U.S. companies.

Political and Economic Instability. Because of volatile internal political environments, less stable monetary systems and/or external political risks, among other factors, many non-U.S. economies are less stable than the U.S. economy. Some foreign governments participate in their economies through ownership or regulation in ways that can have a significant effect on the prices of securities. Some economies depend heavily on international trade and can be adversely affected by trade barriers or changes in the economic conditions of their trading partners. In addition, some countries face the risk of expropriation or confiscatory taxation, political, economic or social instability, limitation on the removal of funds or other assets or the repatriation of profits, restrictions on investment opportunities, the imposition of trading controls, withholding or other taxes on interest, capital gain or other income, import duties or other protectionist measures, various laws enacted for the protection of creditors, greater risks of nationalization or diplomatic developments which could adversely affect an Investment Manager’s investments in those countries. It also may be difficult for the Fund to obtain or enforce a judgment in a non-U.S. jurisdiction.

Withholding Taxes. Realized income and gains may be subject to withholding and other taxes, which would reduce net proceeds.

“Short Squeeze.” To the extent that an Investment Manager engages in short-selling, the Investment Manager could be caught in a “short squeeze” specific to certain non-U.S. markets. Equities issued by foreign issuers generally are subject to being recalled if loaned by a lender pursuant to a stock lending program. In addition, there are certain equities that will be recalled, generally twice a year on the last trade date prior to the record date, on which date the owners of the security must own the equity of record. A “short squeeze” is a speculative trading strategy that is sometimes observed when a security has been heavily sold short. Speculators start acquiring the security, driving up its price. As the price rises, short sellers have to post additional collateral for their borrowed securities, thereby putting pressure on those who have sold the security short. Investors who have sold the security short close out their positions. By purchasing the securities, those who are closing their short positions drive the price higher, putting even more pressure on the remaining short sellers. To the extent that an Investment Manager has sold short a security that is being recalled in the period immediately preceding the last trade date prior to the record date, there is a risk that such Investment Manager could be caught in such a “short squeeze,” possibly preventing the Investment Manager from unwinding its position without incurring significant losses. There is no assurance that an Investment Manager will be able to liquidate a short position at a reasonable price if caught in a short squeeze.

Foreign Exchange. Investment Managers may engage in foreign-exchange transactions in the spot and, to a limited degree, forward markets. A forward currency exchange contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract as agreed by the parties, at a price that is fixed at the time the contract is entered into. In addition, an Investment Manager may maintain short positions in forward currency exchange transactions, in which the Investment Manager agrees to exchange a specified amount of a currency it does not currently own for another currency at a future date in anticipation of a decline in the value of the currency sold relative to the value of the currency the Investment Manager agreed to purchase. A forward currency exchange contract offers less protection against defaults by the counterparty than exchange-traded currency futures contracts. Forward currency exchange contracts also are highly leveraged. An Investment Manager also may purchase and sell put and call options on currencies and currency futures contracts and options on currency futures contracts.

Repurchase Agreements and Reverse Repurchase Agreements. Some Investment Managers may enter into repurchase agreements and reverse repurchase agreements. For the purposes of maintaining liquidity and achieving income, an Investment Manager may enter into repurchase agreements with domestic commercial banks, registered broker/dealers or other appropriate counterparties. A repurchase agreement is a contract under which an Investment Manager would acquire a security for a relatively short period subject to the obligation of the seller to repurchase and the Investment Manager to resell such security at a fixed time and price (representing the Investment Manager’s cost plus interest). In the case of repurchase agreements with broker-dealers, the value of the underlying securities (or collateral) will be at least equal at all times to the total amount of the repurchase obligation, including the interest factor. The Investment Manager bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Investment Manager is delayed or prevented from exercising its rights to dispose of the collateral securities. This risk includes the risk of procedural costs or delays in addition to a loss on the securities if their value should fall below their repurchase price. If the seller under the repurchase agreement becomes insolvent or otherwise fails to repurchase the securities, the Investment Manager would be permitted to sell the securities. However, this right to sell may be restricted, or the value of the securities may decline before the securities can be liquidated. Repurchase agreements that are subject to foreign law may not enjoy protections comparable to those provided to certain repurchase agreements under U.S. bankruptcy law, and they therefore may involve greater risks.

An Investment Manager may enter into reverse repurchase agreements and dollar rolls. A reverse repurchase agreement involves the sale of a security by an Investment Manager and its agreement to repurchase the instrument at a specified time and price. A counterparty to a reverse repurchase agreement may be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Investment Manager. A dollar roll is similar except that the counterparty is not obligated to return the same securities as those originally sold by the Investment Manager but only securities that are “substantially identical.” Reverse repurchase agreements and dollar rolls may be considered forms of borrowing for some purposes.

Lending Portfolio Securities. Investment Managers may lend securities to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. The Investment Manager continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable in respect of the loaned securities, which affords the Investment Manager an opportunity to earn interest on the amount of the loan and on the loaned securities’ collateral. In connection with any such transaction, the Investment Manager will receive collateral consisting of cash, U.S. Government securities or irrevocable letters of credit that will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. An Investment Manager might incur a loss if the institution with which the Investment Manager transacted breaches its agreement with the Investment Manager.

Purchasing Initial Public Offerings. Investment Managers may purchase securities of companies in initial public offerings or shortly after those offerings are complete. Special risks are associated with these securities, including lack of a trading history, lack of knowledge about the issuer and limited operating history. These factors may contribute to substantial price volatility for the shares of these companies, and this volatility can affect the value of the Fund’s assets allocated to the Investment Managers that invest in these shares. The limited number of shares available for trading in some initial public offerings may make it more difficult for an Investment Manager to buy or sell significant amounts of shares without an unfavorable effect on prevailing market prices. In addition, some companies in initial public offerings may be involved in relatively new industries or businesses, which may not be widely understood by investors. Some of these companies may be undercapitalized or regarded as developmental stage companies, without revenues or operating income, or close to achieving revenues or operating income. In addition, an investment in an initial public offering may have a disproportionate impact on the performance of an Investment Manager that does not yet have a substantial amount of assets. This impact on an Investment Manager’s performance may decrease as its assets increase.

Commodities. Some Investment Managers may invest directly in commodities, rather than gaining exposure to commodities markets by investing in futures contracts. Unlike financial instruments, there are costs of physical storage associated with purchasing a commodity, which would not be associated with a futures contract for the same commodity. To the extent that these storage costs relating to a commodity change while the Investment Manager is invested directly in that commodity, the value of the Investment Manager’s investment in that commodity may change accordingly. The value of a commodity is subject to additional risk factors, such as drought, floods, weather, livestock disease, embargoes and tariffs, which may have a significant impact on commodity prices. These variables may create additional investment risks that subject commodity investments by an Investment Manager to greater volatility than traditional security investments.

Registered Investment Companies. The Fund may invest in the securities of other registered investment companies to the extent that such investments are consistent with the Fund’s investment objective and permissible under the 1940 Act. These registered investment companies may include business development companies, which generally will be privately-offered, and other registered investment companies, some of which will be used for cash management purposes. Under one provision of the 1940 Act, the Fund may not acquire the securities of other registered investment companies if, as a result, (i) more than 10% of the Fund’s total assets would be invested in securities of other registered investment companies, (ii) such purchase would result in more than 3% of the total outstanding voting securities of any one registered investment company being held by the Fund or (iii) more than 5% of the Fund’s total assets would be invested in any one registered investment company. Other provisions of the 1940 Act are less restrictive provided that the Fund is able to meet certain conditions. The Fund, as a holder of the securities of other investment companies, will bear its pro rata portion of the other investment companies’ expenses, including advisory fees. These expenses will be in addition to the direct expenses incurred by the Fund.

Special Investment Instruments and Techniques

Investment Managers may utilize a variety of special investment instruments and techniques to hedge against various risks, such as changes in interest rates or other factors that affect security values, or for non-hedging purposes in seeking to achieve an Investment Manager’s investment objective. Instruments used and the particular manner in which they may be used may change over time as new instruments and techniques are developed or regulatory changes occur. Certain of these special investment instruments and techniques are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

Derivatives. Derivative instruments, or “derivatives,” include instruments and contracts that are based on, and are valued in relation to, one or more underlying securities, financial benchmarks or indices. Derivatives typically allow an investor to hedge its exposure to, or speculate upon, the price movements of a particular security, financial benchmark or index at a fraction of the cost of acquiring, borrowing or selling short the underlying asset. The value of a derivative depends largely upon price movements in the underlying asset. Therefore, many of the risks applicable to trading the underlying asset also are applicable to derivatives trading. However, there are a number of additional risks associated with derivatives trading. Transactions in certain derivatives are subject to clearance on a U.S. national exchange and to regulatory oversight, while other derivatives are subject to risks of trading in the over-the-counter markets or on non-U.S. exchanges.

Liquidity. Derivative instruments, especially when traded in large amounts, may not always be liquid. In such cases, in volatile markets an Investment Manager may not be able to close out a position without incurring a loss. Daily limits on price fluctuations and speculative position limits on exchanges on which the Investment Managers may conduct their transactions in derivative instruments may prevent profitable liquidation of positions, subjecting the Investment Managers to potentially greater losses.

Operational Leverage. Trading in derivative instruments can result in large amounts of operational leverage. Thus, the leverage offered by trading in derivative instruments will magnify the gains and losses experienced by an Investment Manager and could cause each Investment Manager’s net asset value to be subject to wider fluctuations than would be the case if the Investment Manager did not use the leverage feature of derivative instruments.

Over-the-Counter Trading. Investment Managers may purchase or sell derivative instruments that are not traded on an exchange. The risk of nonperformance by the obligor on such an instrument may be greater than the risk associated with an exchange-traded instrument. In addition, an Investment Manager may not be able to dispose of, or enter into a closing transaction with respect to, such an instrument as easily as in the case of an exchange-traded instrument. Significant disparities may exist between “bid” and “asked” prices for derivative instruments that are not traded on an exchange. Derivative instruments not traded on exchanges are not subject to the same type of government regulation as exchange-traded instruments, and many of the protections afforded to participants in a regulated environment may not be available with respect to these instruments.

Call Options. Investment Managers may engage in the use of call options. The seller (writer) of a call option which is covered (i.e., the writer holds the underlying security) assumes the risk of a decline in the market price of the underlying security below the purchase price of the underlying security less the premium received, and gives up the opportunity for gain on the underlying security above the exercise price of the option. The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security above the exercise price of the option.

The buyer of a call option assumes the risk of losing its entire investment in the call option. However, if the buyer of the call sells short the underlying security, the loss on the call will be offset in whole or in part by gain on the short sale of the underlying security.

Put Options. Investment Managers may engage in the use of put options. There are risks associated with the sale and purchase of put options. The seller (writer) of a put option which is covered (i.e., the writer has a short position in the underlying security) assumes the risk of an increase in the market price of the underlying security above the sales price (in establishing the short position) of the underlying security plus the premium received, and gives up the opportunity for gain on the short position for values of the underlying security below the exercise price of the option. The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying security below the exercise price of the option.

The buyer of a put option assumes the risk of losing his entire investment in the put option. However, if the buyer of the put holds the underlying security, the loss on the put will be offset in whole or in part by any gain on the underlying security.

Stock Index Options Trading. Investment Managers may purchase and sell call and put options on stock indices. A stock index measures the movement of a certain group of stocks by assigning relative values to the common stocks included in the index. Because the value of an index option depends upon movements in the level of the index rather than the price of a particular stock, whether a gain or loss will be realized from the purchase or sale of options on an index depends upon movements in the level of stock prices in that index generally, rather than movements in the price of a particular stock. Successful use of options on stock indices will depend upon the ability of the Investment Managers to predict correctly movements in the direction of the stock market generally. This ability requires skills and techniques different from those used in predicting changes in the price of individual stocks.

Forward Contracts. Investment Managers may enter into forward contracts that are not traded on exchanges and may not be regulated. There are no limitations on daily price moves of forward contracts. Banks and other dealers with which an Investment Manager maintains accounts may require that an Investment Manager deposit margin with respect to such trading. An Investment Manager’s counterparties are not required to continue making markets in such contracts. There have been periods during which certain counterparties have refused to continue to quote prices for forward contracts or have quoted prices with an unusually wide spread (the price at which the counterparty is prepared to buy and that at which it is prepared to sell). Arrangements to trade forward contracts may be made with only one or a few counterparties, and liquidity problems therefore might be greater than if such arrangements were made with numerous counterparties. The imposition of credit controls by governmental authorities might limit such forward trading to less than the amount that the Investment Manager would otherwise recommend, to the possible detriment of that Investment Manager.

Swap Agreements. Investment Managers may enter into swap agreements. Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Depending on their structure, swap agreements may increase or decrease an Investment Manager’s exposure to long-term or short-term interest rates, foreign currency values, corporate borrowing rates, specific securities, credit or other factors such as security prices, baskets of securities, or inflation rates.

Swap agreements will tend to shift an Investment Manager’s investment exposure from one type of investment to another. Depending on how they are used, swap agreements may increase or decrease the overall volatility of an Investment Manager’s portfolio. The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, individual equity values or other factors that determine the amounts of payments due to and from an Investment Manager. If a swap agreement calls for payments by an Investment Manager, the Investment Manager must be prepared to make such payments when due. In addition, the value of a swap agreement is likely to decline if the counterparty’s creditworthiness declines. Such a decrease in value might cause the Investment Manager to incur losses.

Swap agreements can take many different forms and are known by a variety of names. An Investment Manager is not limited to any particular form of swap agreement if its Investment Manager determines that other forms are consistent with that Investment Manager’s investment objectives and policies. Specific swap agreements (and options thereon) include currency swaps; index swaps; interest rate swaps (including interest rate locks, caps, floors and collars); credit default swaps; inflation swaps; and total return swaps (including equity swaps).

•	Currency Swap Transactions. A currency swap agreement involves the exchange of principal and interest in one currency for the same in another currency.

•	Index Swap Transactions. An index swap agreement involves the exchange of cash flows associated with a securities or other index.

•	Interest Rate Swap Transactions. An interest rate swap agreement involves the exchange of cash flows based on interest rate specifications and a specified principal amount, often a fixed payment for a floating payment that is linked to an interest rate. An interest rate lock transaction (which may also be known as a forward rate agreement) is a contract between two parties to make or receive a payment at a future date determined on the basis of a specified interest rate or yield of a particular security (the “contracted interest rate”) over a predetermined time period, with respect to a stated notional amount. These transactions typically are entered as a hedge against interest rate changes. One party to the contract locks in the contracted interest rate to seek to protect against an interest rate increase, while the other party seeks to protect against a possible interest rate decline. The payment at maturity is determined by the difference between the contracted interest rate and the then-current market interest rate. In an interest rate cap one party receives payments at the end of each period in which a specified interest rate on a specified principal amount exceeds an agreed rate; conversely, in an interest rate floor one party may receive payments if a specified interest rate on a specified principal amount falls below an agreed rate. Caps and floors have an effect similar to buying or writing options. Interest rate collars involve selling a cap and purchasing a floor, or vice versa, to protect a fund against interest rate movements exceeding given minimum or maximum levels.

•	Credit Default Swap Transactions. Credit default swap agreements and similar agreements may have as reference obligations debt securities that are or are not currently held by a fund. The protection “buyer” in a credit default contract may be obligated to pay the protection “seller” an up-front payment or a periodic stream of payments over the term of the contract provided generally that no credit event on a reference obligation has occurred. If a credit event occurs, the seller generally must pay the buyer the “par value” (full notional value) of the swap in exchange for an equal face amount of deliverable obligations of the reference entity described in the swap, or the seller may be required to deliver the related net cash amount, if the swap is cash settled.

•	Inflation Swap Transactions. An inflation swap agreement involves the exchange of cash flows based on interest and inflation rate specifications and a specified principal amount, usually a fixed payment, such as the yield difference between Treasury securities and TIPS of the same maturity, for a floating payment that is linked to the consumer price index (the “CPI”). The following is an example. The swap buyer pays a predetermined fixed rate to the swap seller (or counterparty) based on the yield difference between Treasuries and TIPS of the same maturity. (This yield spread represents the market’s current expected inflation for the time period covered by the maturity date.) In exchange for this fixed rate, the counterparty pays the buyer an inflation-linked payment, usually the CPI rate for the maturity period (which represents the actual change in inflation).

•	Total Return Swap Transactions. In a total return swap agreement one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains, and recovers any capital losses from the first party. The underlying reference asset of a total return swap may include an equity index, loans or bonds.

Hedging Transactions. Investment Managers may employ hedging techniques. These techniques could involve a variety of derivative transactions, including swaps, futures contracts, exchange-listed and over-the-counter put and call options on securities or on financial indices, forward foreign currency contracts, and various interest rate and foreign-exchange transactions (collectively, “Hedging Instruments”). Hedging techniques involve risks different than those of underlying investments. In particular, the variable degree of correlation between price movements of Hedging Instruments and price movements in the position being hedged means that losses on the hedge may be greater than gains in the value of the Investment Manager’s positions, or that there may be losses on both legs of a transaction. In addition, certain Hedging Instruments and markets may not be liquid in all circumstances. As a result, in volatile markets, an Investment Manager may not be able to close out a transaction in certain of these instruments without incurring losses. Investment Managers may use Hedging Instruments to minimize the risk of total loss by offsetting an investment in one security with a comparable investment in a contrasting security. However, such use may limit any potential gain that might result from an increase in the value of the hedged position. Whether an Investment Manager hedges successfully will depend on the relevant Investment Manager’s ability to predict pertinent market movements. In addition, it is not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies, because the value of those securities is likely to fluctuate as a result of independent factors not related to currency fluctuations. Finally, the daily variation margin requirements in futures contracts might create greater financial risk than would options transactions, where the exposure is limited to the cost of the initial premium and transaction costs paid by the Investment Manager.

The Adviser is registered as a commodity pool operator (“CPO”) and commodity trading advisor with the CFTC. With respect to the Predecessor Funds, however, the Adviser claimed an exemption under CFTC Regulation 4.13(a)(3) from all of the record keeping, reporting and disclosure requirements otherwise applicable to registered CPOs. The Fund is operated by the Adviser in reliance on an exclusion, granted to certain operators of registered investment companies, such as the Fund, from registration as a CPO with respect to the Fund under the CEA. Specifically, the Fund intends to limit investments in commodity futures, commodity options contracts and commodity-related swaps such that the aggregate amount of initial margin and premiums required to establish such positions, other than for bona fide hedging purposes, does not exceed 5% of the Fund’s net asset value, or alternatively, the aggregate net notional value of those positions, determined at the time the most recent position was established, does not exceed 100% of the Fund’s net asset value (after taking into account unrealized profits and unrealized losses on any such positions) (the “de minimis thresholds”). The Fund further intends to rely on the no-action relief provided by No-Action Letter 12-38 of the Division of Swap Dealer and Intermediary Oversight (“Division”) of the CFTC. Pursuant to this letter, the Adviser is not required to register as a CPO under the CEA (with respect to the Fund), or rely on an exemption from registration, until the later of June 30, 2013 or six months from the date the Division issues revised guidance on the application of the calculation of the de minimis thresholds to fund-of-funds operators. As of the date of this Confidential Memorandum, the CFTC has not yet proposed any guidance regarding the application of the de minimis thresholds to fund-of-funds operators. If the Fund and the Adviser (with respect to the Fund) become subject to CFTC regulation, the Fund may incur additional compliance, operational and other expenses.

Unhedged Risks. A significant portion of the Investment Managers’ positions from time to time may be unhedged or only partially hedged. For a variety of reasons, an Investment Manager may not seek to establish a perfect correlation between the hedging instruments used and the portfolio holdings being hedged. Such an imperfect correlation may prevent the applicable Investment Manager from achieving the intended hedge or expose the Fund to risk of loss. The Investment Manager may not hedge against a particular risk because it does not regard the probability of the risk occurring to be sufficiently high as to justify the cost of the hedge, or because it does not foresee the occurrence of the risk. Moreover, it may not be possible for the Investment Manager to hedge against certain risks, e.g., the risk of a fluctuation that is so generally anticipated by market participants that the Investment Manager cannot enter into a hedging transaction at a price sufficient to protect the applicable Investment Manager from the decline in value of the portfolio position anticipated as a result of such fluctuation.

Futures Contracts. The Investment Managers may use futures as part of their investment programs. In connection with the use of futures, the relevant Investment Managers determine and pursue all steps that are necessary and advisable to ensure compliance with the CEA and the rules and regulations promulgated thereunder. Futures positions may be illiquid because certain commodity exchanges limit fluctuations in certain futures contract prices during a single day by regulations referred to as “daily price fluctuation limits” or “daily limits.” Under such daily limits, during a single trading day no trades may be executed at prices beyond the daily limits. Once the price of a particular futures contract has increased or decreased by an amount equal to the daily limit, positions in that contract can neither be entered into nor liquidated unless traders are willing to effect trades at or within the limit. Futures prices have occasionally moved beyond the daily limits for several consecutive days with little or no trading. Over-the-counter instruments generally are not as liquid as instruments traded on recognized exchanges. These constraints could prevent an Investment Manager from promptly liquidating unfavorable positions, thereby subjecting the Investment Manager to substantial losses. In addition, the CFTC and various exchanges limit the number of positions that an Investment Manager may indirectly hold or control in particular commodities.

Non-U.S. Futures Transactions. Foreign futures transactions involve the execution and clearing of trades on a foreign exchange. This is the case even if the foreign exchange is formally “linked” to a domestic exchange, whereby a trade executed on one exchange liquidates or establishes a position on the other exchange. No domestic organization regulates the activities of a foreign exchange, including the execution, delivery, and clearing of transactions on such an exchange, and no domestic regulator has the power to compel enforcement of the rules of the foreign exchange or the laws of the foreign country. Moreover, such laws or regulations will vary depending on the foreign country in which the transaction occurs. For these reasons, the Investment Managers may not be afforded certain of the protections that apply to domestic transactions, including the right to use domestic alternative-dispute-resolution procedures. In particular, funds received to margin foreign futures transactions may not be provided the same protections as funds received to margin futures transactions on domestic exchanges. In addition, the price of any foreign futures or option contract and, therefore, the potential profit and loss resulting therefrom, may be affected by any fluctuation in the foreign exchange rate between the time the order is placed and the foreign futures contract is liquidated or the foreign option contract is liquidated or exercised.

Counterparty Credit Risk. Many purchases, sales, financing arrangements, securities lending transactions and derivative transactions in which the Investment Managers may engage involve instruments that are not traded on an exchange. Rather, these instruments are traded between counterparties based on contractual relationships. As a result, each Investment Manager is subject to the risk that a counterparty will not perform its obligations under the related contracts. Although the Investment Managers expect to enter into transactions only with counterparties believed to be creditworthy, there can be no assurance that a counterparty will not default and that any Investment Manager will not sustain a loss on a transaction as a result.

In situations where an Investment Manager is required to post margin or other collateral with a counterparty, the counterparty may fail to segregate the collateral or may commingle the collateral with the counterparty’s own assets. As a result, in the event of the counterparty’s bankruptcy or insolvency, the Investment Manager’s collateral may be subject to the conflicting claims of the counterparty’s creditors and the Investment Manager may be exposed to the risk of being treated as a general unsecured creditor of the counterparty, rather than as the owner of the collateral.

Investment Managers are subject to the risk that issuers of the instruments in which they invest and trade may default on their obligations, and that certain events may occur that have an immediate and significant adverse effect on the value of those instruments. There can be no assurance that an issuer will not default, or that an event that has an immediate and significant adverse effect on the value of an instrument will not occur, and that the Investment Manager will not sustain a loss on a transaction as a result.

Transactions entered into by an Investment Manager may be executed on various U.S. and non-U.S. exchanges, and may be cleared and settled through various clearing houses, custodians, depositories and prime brokers throughout the world. Although the Investment Managers will attempt to execute, clear and settle the transactions through entities believed to be sound, a failure by any such entity may lead to a loss.

Warrants and Rights. Some Investment Managers may hold warrants and rights. Warrants permit, but do not require, the holder to subscribe for other securities or commodities. Rights are similar to warrants, but typically have a shorter duration and are offered or distributed to shareholders of a company. Warrants and rights may be considered more speculative than certain other types of equity-like securities because they do not carry with them rights to dividends or voting rights, and they do not represent any rights in the assets of the issuer. If not exercised prior to their expiration dates, these instruments will lose their value. The market for warrants and rights can become very illiquid; changes in liquidity may significantly impact the price for warrants and rights.

When-Issued and Forward Commitment Securities. Certain Investment Managers may purchase securities on a “when-issued” basis. These transactions involve a commitment by an Investment Manager to purchase or sell securities at a future date (typically one or two months later). No income accrues on securities that have been purchased on a when-issued basis prior to delivery to the Investment Manager. When-issued securities may be sold prior to the settlement date. An Investment Manager may incur a gain or loss if it disposes of the right to acquire a when-issued security prior to its acquisition. In addition, there is a risk that securities purchased on a when-issued basis may not be delivered to the Investment Manager. In such cases, the Investment Manager may incur a loss.

Other Risks

Investing in the Fund involves risks other than those associated with investments made by the Investment Managers. Some of these risks are described below:

Incentive Fee/Allocation Arrangements. Each Investment Fund may charge incentive fees or allocations based on the Investment Fund’s performance. These performance incentives may create an incentive for the Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of the performance or incentive allocation. In addition, performance incentives, if applicable, will be calculated based on realized and unrealized appreciation of assets, and may be greater than if such incentives were based solely on realized gains. As of the date hereof, none of the Investment Funds that the Fund invests in charge incentive fees or allocations based on the Investment Funds’ performance.

Availability of Investment Opportunities. The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. The availability of investment opportunities is subject to market conditions, and also may be affected by the prevailing regulatory or political climate and Investment Manager capacity. Investment Funds may close to new investors or investment from time to time, and certain Investment Managers may experience capacity constraints. If an Investment Fund, a class of an Investment Fund or an Investment Manager closes, the Fund may allocate its capital to a different Investment Fund or Investment Manager, or invest in a different class of the Investment Fund; however, certain terms (e.g., liquidity or fees) may be less advantageous. No assurance can be made that the Fund will be able to identify and complete attractive investments in the future or that it will be able to invest fully its subscriptions. Other investment vehicles sponsored, managed or advised by the Adviser and its affiliates may seek investment opportunities similar to those the Fund may be seeking. The Adviser will allocate fairly between the Fund and such other investment vehicles any investment opportunities that may be appropriate for the Fund and such other investment vehicles. Similarly, identifying attractive investment opportunities is difficult and involves a high degree of uncertainty. Even if an Investment Manager identifies an attractive investment opportunity, the Investment Manager may not be permitted to take advantage of the opportunity to the fullest extent desired.

Changes in Investment Strategies. The investment strategies of one or more Investment Managers may be modified and any such Investment Managers may begin utilizing additional investment strategies without prior approval or notice if the Investment Managers determine that any such modification or addition is in the best interests of its clients. Any such modification or addition could result in exposure of the Fund’s assets to additional risks, which could be substantial.

Potential Significant Effect of the Performance of a Limited Number of Investments or Strategies. The Fund may make investments in a limited number of Investment Managers and Investment Funds, which in turn may make a limited number of underlying investments. In either instance, these limited numbers of investments may have a significant effect on the performance of the Fund. In addition, the Fund may invest a substantial portion of its assets in Investment Managers and Investment Funds that follow a particular investment strategy. In such event, the Fund would be exposed to the risks associated with that strategy to a greater extent than it would if the Fund’s assets were invested more broadly among Investment Managers and Investment Funds pursuing various investment strategies.

Control Positions. Investment Managers may take control positions in companies. The exercise of control over a company imposes additional risks of liability for environmental damage, product defects, failure to supervise and other types of liability related to business operations. In addition, the act of taking a control position, or seeking to take such a position, may itself subject an Investment Manager to litigation by parties interested in blocking it from taking that position. If such liabilities were to arise, or if such litigation were to be resolved in a manner that adversely affected the Investment Managers, those Investment Managers would likely incur losses on their investments.

Inadequate Return. No assurance can be given that the returns on the Fund’s investments will be proportionate to the risk of investment in the Fund. Prospective investors should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment.

Inside Information. From time to time, the Fund or an Investment Manager or their respective affiliates may come into possession of material, non-public information concerning an entity or issuer in which the Fund or an Investment Manager has invested or may invest. The possession of such information may limit the Fund’s or the Investment Manager’s ability to buy or sell securities of the issuer.

Recourse to the Fund’s Assets. The Fund’s assets, including any investments made by the Fund and any interest in the Investment Funds held by the Fund, are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Possible Exclusion of Investors Based on Certain Detrimental Effects. The Fund may repurchase, outside of the repurchase procedure described under the caption “Repurchases of Shares and Transfers—Repurchases of Shares,” Shares held by an investor or other person acquiring Shares from or through an investor, if: (i) the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the investor; (ii) the investor or other person is not an Eligible Investor; (iii) ownership of the Shares by the investor or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction; (iv) continued ownership of the Shares by the investor or other person may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any investor to an undue risk of adverse tax or other consequences or restrictions; (v) any of the representations and warranties made by the investor or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true; (vi) the investor is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold the Shares; (vii) the investment balance of the investor, if not an officer or employee of the Adviser, falls below $25,000; or (viii) the Board determines that it would be in the best interests of the Fund. These provisions may, in effect, deprive an investor in the Fund of an opportunity for a return that might be received by other investors.

Tax Risks. Special tax risks are associated with an investment in the Fund. The Fund intends to qualify and elect to be treated as a RIC under Subchapter M of the Code. As such, the Fund must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements. See “Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company.” If the Fund fails to qualify as a RIC it will become subject to corporate-level income tax, and the resulting corporate taxes could substantially reduce the Fund’s net assets, the amount of income available for distributions to investors, the amount of distributions and the amount of funds available for new investments. Such a failure would have a material adverse effect on the Fund and the investors. See “Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company.”

Each of the aforementioned ongoing requirements for qualification of the Fund as a RIC requires that the Adviser obtain information from or about the Investment Managers and Investment Funds. However, Investment Funds generally are not obligated to disclose the contents of their portfolios. This lack of transparency may make it difficult for the Adviser to monitor the sources of the Fund’s income and the diversification of its assets, and otherwise comply with Subchapter M of the Code, and ultimately may limit the universe of Investment Funds in which the Fund can invest or the amount that may be invested in certain Investment Funds. Furthermore, although the Fund expects to receive information from each Investment Manager regarding its investment performance on a regular basis, in most cases there is little or no means of independently verifying this information.

If, before the end of any quarter of its taxable year, the Fund believes that it may fail the Diversification Tests (as defined below in “Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company”), the Fund may seek to take certain actions to avert such a failure. However, the action frequently taken by RICs to avert such a failure, the disposition of non-diversified assets, may be difficult to pursue. While relevant tax provisions afford a RIC a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund’s ability to effect a sale of an Investment Fund may limit the Fund’s use of this cure period. In certain cases, the Fund may be afforded a longer cure period under applicable savings provisions, but the Fund may be subject to a penalty tax in connection with its use of those savings provisions. If the Fund fails to satisfy the Diversification Tests or other RIC requirements, the Fund may fail to qualify as a RIC under the Code. If the Fund fails to qualify as a RIC, it would become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes) and distributions to the investors generally would be treated as corporate dividends. See “Certain U.S. Federal Income Tax Considerations—Failure to Qualify as a Regulated Investment Company.” In addition, the Fund is required each December to make certain “excise tax” calculations based on income and gain information that must be obtained from the Investment Managers and Investment Funds. If the Fund does not receive sufficient information from an Investment Manager or Investment Fund, it risks failing to satisfy the Subchapter M qualification tests and/or incurring an excise tax on undistributed income. The Fund may, however, attempt to avoid such outcomes by paying a distribution that is or is considered to be in excess of its current and accumulated earnings and profits for the relevant period (i.e., a return of capital). See “Distribution Policy; Dividends,” “Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company” and “Certain U.S. Federal Income Tax Considerations—Taxation of U.S. Investors” for more information regarding the treatment of returns of capital.

In addition, the Fund may directly or indirectly invest in Investment Funds located outside the United States. Such Investment Funds may be subject to withholding taxes and other taxes in such jurisdictions with respect to their investments. In general, a U.S. person will not be able to claim a foreign tax credit or deduction for foreign taxes paid by the Fund. Further, adverse United States tax consequences can be associated with certain foreign investments, including potential United States withholding taxes on foreign investment entities with respect to their United States investments (including those described under the caption “Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Investors”) and potential adverse tax consequences associated with investments in certain foreign corporations (see “Certain U.S. Federal Income Tax Considerations—The Fund’s Investments”).

Under the DRIP, an investor’s dividends and capital gain distributions paid by the Fund are automatically reinvested in additional Shares of the Fund unless the investor “opts out.” If an investor participates in the DRIP, that investor will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in Shares of the Fund to the extent the amount reinvested was not a tax-free return of capital. As a result, an investor may have to use funds from other sources to pay U.S. federal income tax liability on the value of the Shares received. Even if an investor does not participate in the DRIP, the Fund will have the ability to declare a large portion of a dividend in Shares instead of in cash, for example, to satisfy the Annual Distribution Requirement (as defined below in “Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company”). As long as a portion of this dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, an investor generally would be subject to tax on 100% of the fair market value of the dividend on the date the dividend is received by the investor in the same manner as a cash dividend, even though most of the dividend was paid in Shares.

For U.S. federal income tax purposes, the Fund generally will be required to include in income certain amounts that the Fund has not yet received in cash, such as original issue discount (“OID”), which may arise, for example, if the Fund receives warrants in connection with the making of a loan or “payment-in-kind” interest representing contractual interest added to the loan principal balance and due at the end of the loan term. This OID or “payment-in-kind” interest is included in the Fund’s income before the Fund receives any corresponding cash payments. The Fund also may be required to include in income certain other amounts that it will not receive in cash, such as amounts attributable to certain hedging and foreign currency transactions. Since, in certain cases, the Fund may recognize income before or without receiving cash in respect of this income, the Fund may have difficulty meeting the Annual Distribution Requirement. Accordingly, the Fund may have to sell some of its investments at times that are not advantageous or call capital or reduce new investments to meet these distribution requirements. If the Fund is not able to obtain cash from other sources, it may fail to qualify as a RIC and thus be subject to additional corporate-level income taxes. This failure could have a material adverse effect on the Fund and on any investment in Shares. See “Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company.”

The Fund may retain some income and capital gains in the future, including for purposes of providing the Fund with additional liquidity, which amounts would be subject to the 4% U.S. federal excise tax. In that event, the Fund will be liable for the tax on the amount by which the Fund does not meet the foregoing distribution requirement. See “Certain U.S. Federal Income Tax Considerations——Taxation as a Regulated Investment Company.”

Cybersecurity Risk. The Fund and its service providers, as well as the Investment Managers, Investment Funds and their service providers, are susceptible to operational and information security and related risks of cybersecurity incidents. In general, cyber-incidents can result from deliberate attacks or unintentional events. Cybersecurity attacks include, but are not limited to, gaining unauthorized access to digital systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. Cyber-attacks also may be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of- service attacks on websites (i.e., efforts to make services unavailable to intended users). Cybersecurity incidents affecting the Adviser, Administrator, the Fund’s custodian or other service providers have the ability to cause: (i) disruptions and impact business operations, potentially resulting in financial losses; (ii) interference with the Fund’s ability to calculate its net asset value; (iii) the inability of investors to transact business with the Fund; (iv) violations of applicable privacy, data security or other laws; (v) regulatory fines and penalties; (vi) reputational damage; (vii) reimbursement or other compensation or remediation costs; (viii) legal fees; or (ix) additional compliance costs. Similar adverse consequences could result from cybersecurity incidents affecting Investment Funds, Investment Managers, governmental and other regulatory authorities, exchange and other financial market operators, banks, brokers, dealers, insurance companies and other financial institutions and other parties. While information risk management systems and business continuity plans have been developed that are designed to reduce the risks associated with cybersecurity, there are inherent limitations in any cybersecurity risk management system or business continuity plan, including the possibility that certain risks have not been identified.

The above discussions of the various risks associated with the Fund and the Shares are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Fund. Prospective investors should read this entire Confidential Memorandum and consult with their own advisors before deciding whether to invest in the Fund. In addition, as the Fund’s investment program changes or develops over time, and as Investment Managers, Investment Funds and market conditions change or develop over time, an investment in the Fund may be subject to risk factors not described in this Confidential Memorandum.

In view of the risks noted above, the Fund should be considered a speculative investment, and you should invest in the Fund only if you can sustain a complete loss of your investment. No guarantee or representation is made that the investment program of the Fund or any Investment Manager will be diversified or successful, that the various Investment Managers and Investment Funds selected will produce positive returns or that the Fund will achieve its investment objective.

Investment Restrictions

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund are listed below. For the purposes of this Confidential Memorandum, “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of investors, duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. The Fund may not:

•	Borrow money, except to the extent permitted by the 1940 Act (which currently limits borrowing to no more than 33-1/3% of the value of the Fund’s total assets, including the value of the assets purchased with the proceeds of its indebtedness).

•	Issue senior securities, except to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the value of the Fund’s total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund’s total assets).

•	Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the 1933 Act in connection with the disposition of its portfolio securities.

•	Make loans, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund’s investment policies or as otherwise permitted under the 1940 Act.

•	Purchase, hold or deal in real estate, except that it may invest in securities or other instruments that are secured by real estate, or securities of companies that invest or deal in real estate or interests in real estate or are engaged in a real estate business.

•	Invest in commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indexes and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

•	Invest more than 25% of the value of its total assets in the securities of issuers in any single industry, except that U.S. Government securities may be purchased without limitation. For purposes of this investment restriction, the Investment Funds are not considered part of an industry.

With respect to these investment restrictions and other policies described in this Confidential Memorandum, if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund’s total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. The types of securities or investment techniques that may be employed by the Fund in accordance with the 1940 Act, which may give rise to senior securities within the meaning of the 1940 Act (among other reasons, to the extent they are not “covered,” or assets are not “segregated” in respect of such securities or techniques, within the meaning of the 1940 Act) include: short sales, certain options, futures and forward and swap contracts.

The Fund’s investment objective is non-fundamental and may be changed without investor approval.

DIRECTORS AND OFFICERS

Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties under the LLC Agreement. Each Director (whether or not such Director is an “interested person” (as defined in the 1940 Act) of the Fund (an “Independent Director”)) shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized under Delaware law. No Director shall have the

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authority individually to act on behalf of or to bind the Fund, except within the scope of such Director’s authority as delegated by the Board. The Board may delegate the management of the Fund’s day-to-day operations to one or more officers or other persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board.

Board’s Oversight Role in Management

The Board’s role in management of the Fund is oversight. As is the case with virtually all investment companies (as distinguished from operating companies), service providers to the Fund, primarily the Adviser, have responsibility for the day-to-day management of the Fund, which includes responsibility for risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board, acting at its scheduled meetings and between Board meetings, regularly interacts with and receives reports from senior personnel of service providers, including the Adviser’s senior managerial and financial officers, the Fund’s and the Adviser’s Chief Compliance Officer and portfolio management personnel. The Board’s Audit Committee, which consists of all of the Fund’s Directors who are Independent Directors, meets during its scheduled meetings, and, as appropriate, the chair of the Audit Committee maintains contact with the independent registered public accounting firm and Principal Accounting Officer of the Fund. The Board also receives periodic presentations from senior personnel of the Adviser regarding risk management generally, as well as information regarding specific operational, compliance or investment areas, such as business continuity, valuation and investment research. The Board has adopted policies and procedures designed to address certain risks to the Fund. In addition, the Adviser and other service providers to the Fund, including the Subadvisers, have adopted a variety of policies, procedures and controls designed to address particular risks to the Fund. Different processes, procedures and controls are employed with respect to different types of risks. However, it is not possible to eliminate all of the risks applicable to the Fund. The Board also receives reports from counsel to the Fund or the Board’s own independent legal counsel regarding regulatory compliance and governance matters.

The Board’s oversight role does not make the Board a guarantor of the Fund’s investments or activities.

Board Composition and Leadership Structure

The 1940 Act requires that at least 40% of the Fund’s Board members be Independent Directors. To rely on certain exemptive rules under the 1940 Act, a majority of the Fund’s Board members must be Independent Directors, and for certain important matters, such as the approval of investment advisory agreements or transactions with affiliates, the 1940 Act or the rules thereunder require the approval of a majority of the Independent Directors. Currently, three of the Fund’s four Directors are Independent Directors. Michael W. Anson, an “interested person” (as defined in the 1940 Act) of the Fund, serves as Chairman of the Board, and Independent Directors have been designated to chair the Audit Committee and the Nominating Committee. The appointment of Mr. Anson as Chairman reflects the Independent Directors’ belief that: Mr. Anson’s experience, familiarity with the day-to-day operations, roles as Chief Compliance Officer of the Fund and the Adviser, and access to individuals with responsibility for the Fund’s management and operations will provide the Board with insight into the Fund’s business and activities; Mr. Anson’s access to administrative support will facilitate the efficient development of meeting agendas that address the Fund business, legal and other needs, and the orderly conduct of meetings; and an interested Chairman has a personal and professional stake in the quality and continuity of services provided by management to the Fund. The Fund’s Independent Directors interact directly with senior management of the Adviser at scheduled meetings and between meetings as appropriate, and have determined that they can act independently and effectively without having an Independent Director serve as Chairman of the Board.

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The Board has determined that its leadership structure, in which no individual Independent Director has been designated to lead all the Independent Directors, is appropriate in light of the specific characteristics and circumstances of the Fund, including, but not limited to: (i) the services that the Adviser provides to the Fund and potential conflicts of interest that could arise from this relationship; (ii) the extent to which the day-to-day operations of the Fund are conducted by Fund officers and employees of the Adviser; (iii) the Board’s oversight role in management of the Fund; and (iv) the Board’s size and the cooperative working relationship among the Independent Directors and among all Directors.

Information About the Directors and Officers

Information regarding the Directors and officers of the Fund, including their positions with the Fund, length of time served and principal occupations during the past five years, as well as the Directors’ other board memberships and affiliations during the past five years, is set forth below.

Name, Position(s) with Fund, Year of Birth and Address[1]	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INDEPENDENT DIRECTORS
Aaron F. Hood, Director (1972)	Term Indefinite—Since Inception	Finance Senior Fellow, United States Military Academy, West Point (since 2019); Head/Co-Head of Asset Management (2016 to 2019) and Chief Financial Officer (2010 to 2016), Perella Weinberg Partners	1	Director, Fortress Value Acquisition Corp. (since 2020); Director, Chaplain Camp Christian Charities (since 2015); Director, Toledo St. Francis de Sales High School (since 2009)
Steven M. Kass, Director (1960)	Term Indefinite—Since Inception	Managing Director and Management Consultant, Alignment Partners (since 2012); Steven M. Kass, EA (since 2018)	1	Director, Holocaust Museum and Tolerance Center of Nassau County (since 2017)
Theodore D. Seides, Director (1970)	Term Indefinite—Since Inception	Founder and Managing Partner, Capital Allocators LLC (since 2016); Chief Investment Officer, Perch Bay Group (2017 to 2019); Founder, President and Co-Chief Investment Officer, Protégé Partners, LLC (2001 to 2015)	1	Director, Stansberry Asset Management, LLC (since 2016); Director, Condire Resources Offshore, Ltd. (since 2018); Trustee, Wenner-Gren Foundation (since 2008)
INTERESTED DIRECTOR
Michael W. Anson, Director , Chairman of the Board and Chief Compliance Officer[3] (1968)	Term Indefinite—Since Inception	Partner, Chief Administrative Officer and Chief Compliance Officer of BBR Partners, LLC (“BBR”) (since 2000); Member of BBR’s Operating, Investment and Compliance Committees	1	None
OFFICER(S) WHO ARE NOT DIRECTORS
Barry M. Klayman, Principal Executive Officer (1961)	Term Indefinite—Since Inception	Partner and Chief Operating Officer of BBR (since 2013); Member of BBR’s Executive, Operating, Investment and Compliance Committees	N/A	Trustee, New York Theatre Workshop (since 2019)

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Name, Position(s) with Fund, Year of Birth and Address[1]	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex

Mark Muffler, Principal Accounting Officer (1967)	Term Indefinite—Since Inception	Lead Fund Administrator and Officer of UMB Fund Services, Inc. (since 2008)	N/A	N/A
Matthew Shapiro, Secretary (1974)	Term Indefinite—Since Inception	Director and General Counsel of BBR (since 2014); Member of BBR’s Compliance and Cybersecurity Committees	N/A	N/A

________________

[1]	The Address for each Director and officer is c/o BBR Partners, LLC, 140 East 45th Street, 26th Floor New York, New York 10017, except for Mr. Muffler, whose address is c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, Wisconsin 53212.

[2]	The Fund commenced operations on May 1, 2020.

[3]	Mr. Anson is an “interested person” (as defined in the 1940 Act) of the Fund because he is affiliated with the Adviser and serves as the Fund’s Chief Compliance Officer.

Additional information about each Director follows (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes or skills that the Director possesses, which the Board believes has prepared them to be effective Board members. The Board believes that the significance of each Director’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the board level, with no single Director, or particular factor, being indicative of board effectiveness. Each Board member believes that collectively the Directors have balanced and diverse experience, skills, attributes and qualifications that allow the Board to operate effectively in governing the Fund and protecting the interests of investors. Among the attributes common to all Directors is their ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; each Board member believes that each member satisfies this standard. Experience relevant to having this ability may be achieved through a Director’s educational background; business, professional training or practice (e.g., accounting or securities), public service or academic positions; experience from service as a board member or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences. The charter for the Board’s Nominating Committee contains certain other factors considered by the Committee in identifying and evaluating potential nominees. The Board and its committees have the ability to engage experts as appropriate. The Board evaluates its performance on an annual basis.

•	Michael W. Anson. Mr. Anson help found the Adviser in 2000, and currently serves as Chief Administrative Officer and Chief Compliance Officer of the Adviser. Mr. Anson oversees the firm’s operations and specializes in creating systems and processes related to, among other things, data security and compliance. Mr. Anson also is a member of the Adviser’s Operating, Investment and Compliance Committees. Prior to joining the Adviser, Mr. Anson was a Manager of Portfolio Administration in the Private Client Group of Global Asset Management (“GAM”). Prior to GAM, he was an Assistant Vice President of Institutional Fixed Income Administration at Sakura Bank Ltd., and was a Section Leader on the Mutual Fund Trading desk at Brown Brothers Harriman &

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Co. Mr. Anson graduated from the University of Albany with a B.A. in Economics and a minor in Business Administration.

•	Aaron F. Hood. Mr. Hood is a Finance Senior Fellow at the United States Military Academy at West Point. He co-founded Perella Weinberg Partners, an independent global financial services firm, in 2006, and served for over 13 years as a partner and in various senior executive positions, including Head and Co-Head of its Asset Management Division and Chief Financial Officer of the firm. Mr. Hood also was a member of the firm’s Executive, Management, Private Investment, Risk and Valuation Committees. Prior to Perella Weinberg Partners, Mr. Hood was a Vice President and Associate in Morgan Stanley’s Leveraged Finance Group. Mr. Hood received a B.S. in Theoretical Economics and Political Science from the United States Military Academy at West Point, where he graduated as a Distinguished Cadet, and earned an M.B.A. from Harvard Business School, where he graduated with High Distinction and as a Baker Scholar. Prior to attending business school, Mr. Hood served as a Lieutenant and Captain in the United States Army Corps of Engineers, stationed both in the United States and Europe. Mr. Hood serves on the Board of Directors of Fortress Value Acquisition Corp., as well as Chaplain Camp Christian Charities and Toledo St. Francis de Sales High School.

•	Steven M. Kass. Since 2012, Mr. Kass has been a Managing Director and Management Consultant of Alignment Partners, a consulting firm. Prior to joining Alignment Partners, Mr. Kass served in various executive capacities for certain financial institutions, including Bankers Trust Company and ITG Inc. Mr. Kass received a B.S. in Accounting from Binghamton University, and earned an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Mr. Kass is a member of the Board of Directors of the Holocaust Museum and Tolerance Center of Nassau County.

•	Theodore D. Seides. Mr. Seides is the Managing Partner of Capital Allocators LLC, a media and asset management advisory firm he founded in 2016. From 2017 to 2019, Mr. Seides also served as Chief Investment Officer of Perch Bay Group, a single-family private wealth management advisory firm, for which he managed a diversified portfolio of direct and fund investments across various asset classes. In 2001, he co-founded Protégé Partners, LLC, an alternative asset management and advisory firm, and served as President and Co-Chief Investment Officer until 2015. Mr. Seides began his career in 1992 with the Yale Investments Office. He received a B.A. in Economics and Political Science, cum laude, from Yale University, and earned an M.B.A. from Harvard Business School, where he graduated with Honors. Mr. Seides serves on the Board of Directors of Stansberry Asset Management, LLC and Condire Resources Offshore, Ltd., and is a Trustee and member of the investment committee of the Wenner-Gren Foundation.

The Directors serve on the Board for terms of indefinite duration, subject to a mandatory retirement age of 75 years old, with exceptions to be made on a case by case basis. A Director’s position in that capacity will terminate if such Director is removed, resigns or is subject to various disabling events such as death or incapacity. A Director may resign upon 90 days’ prior written notice to the other Directors, subject to waiver of notice, and may be removed either by vote of two-thirds of the Directors not subject to the removal vote or vote of the investors holding not less than two-thirds of the total number of votes eligible to be cast by all investors. In the event of any vacancy in the position of a Director, the remaining Directors may appoint an individual to serve as a Director, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the investors. The Directors may call a meeting of investors to fill any vacancy in the position of a Director and must do so within 60 days after any date on which Directors who were elected by the investors cease to constitute a majority of the Directors then serving. If no Director remains to manage the business of the Fund, the Adviser may manage and control the Fund but must convene a meeting of investors within 60 days for the purpose of either electing new Directors or dissolving the Fund.

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The only standing committees of the Board are the Audit Committee and the Nominating Committee. The Audit Committee is comprised of all of the Independent Directors. Mr. Seides currently serves as the Chair of the Audit Committee. The function of the Fund’s Audit Committee, pursuant to its adopted written charter, is: (i) to oversee the Fund’s accounting and financial reporting processes, the audits of the Fund’s financial statements and the Fund’s internal controls over, among other things, financial reporting and disclosure controls and procedures; (ii) to oversee or assist in Board oversight of the integrity of the Fund’s financial statements, and the Fund’s compliance with legal and regulatory requirements; and (iii) to approve, prior to appointment, the engagement of the Fund’s independent registered public accounting firm and review the independent registered public accounting firm’s qualifications, independence and performance.

The Nominating Committee is comprised of all of the Independent Directors. Mr. Hood currently serves as the Chair of the Nominating Committee. The function of the Nominating Committee, pursuant to its adopted written charter, is to select and nominate persons for election as Directors of the Fund. The Nominating Committee reviews and considers, as it deems appropriate after taking into account, among other things, the factors listed in its charter, nominations of potential Directors made by Fund management and by Fund investors who have sent to the Fund such nominations, which include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of Directors, including without limitation the biographical information and the qualifications of the proposed nominees. Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected, and such additional information must be provided regarding the recommended nominee as is reasonably requested by the Nominating Committee. The Nominating Committee meets as is necessary or appropriate.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by each Director within the Fund complex, in each case as of December 31, 2019. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex*

Michael W. Anson	None	None

Aaron F. Hood	None	None

Steven M. Kass	None	None

Theodore D. Seides	None	None

________________

*	The Fund Complex does not include any other funds.

As of December 31, 2019, none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.

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Compensation

Name and Position with Fund	Aggregate Compensation from the Fund*	Total Compensation from Fund and Fund Complex** Paid to Directors*

Aaron F. Hood	$20,000	$20,000
Director

Steven M. Kass	$20,000	$20,000
Director

Theodore D. Seides	$20,000	$20,000
Director

________________

*	Estimated for the fiscal year ending March 31, 2021.

**	The Fund Complex does not include any other funds.

The Independent Directors are paid by the Adviser an annual retainer of $20,000. All Directors are reimbursed for their reasonable out-of-pocket expenses. The Directors do not receive any pension or retirement benefits from the Fund.

SHARE OWNERSHIP

As of May 1, 2020, no investor, to the knowledge of the Fund, owned of record or beneficially 5% or more of the Fund’s Shares. The Fund’s Directors and officers, as a group, own less than 1% of the Fund’s Shares.

INVESTMENT ADVISORY SERVICES

The Adviser

BBR Partners, LLC, a Delaware limited liability company, serves as the Fund’s investment adviser. The Adviser was formed on November 18, 1999, and registered as an investment adviser with the SEC in February 2000. The Adviser principally is owned by BBR Partners Holdings, LP and is managed by BBR Partners Holdings GP, LLC, both of which are principally owned by Brett H. Barth and Evan M. Roth.

The Adviser provides investment advisory services to high net worth families and individuals. Its services include developing a strategic asset allocation based on clients’ investment objectives, conducting due diligence on underlying investment managers across the spectrum of investment strategies, selecting investment managers to implement the developed allocation, ongoing monitoring of investments, and providing administrative services. The Adviser may allocate its advisory clients’ assets across a range of traditional and alternative investment managers and strategies. In order to create a comprehensive financial strategy, its holistic approach also may integrate noninvestment related matters such as estate planning, tax planning, insurance planning, family education and philanthropic planning. While the Adviser has developed in-house knowledge across these disciplines to assist in planning, neither it nor its representatives are attorneys, accountants, tax experts or licensed insurance agents.

The Adviser serves as investment adviser to the Fund pursuant to the Investment Advisory Agreement. The Directors have engaged the Adviser to provide investment advice to, and manage the day-

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to-day business and affairs of, the Fund under the ultimate supervision of, and subject to any policies established by, the Board. The Adviser allocates the Fund’s assets and monitors regularly each Investment Fund and Investment Manager to determine whether its investment program is consistent with the Fund’s investment objective and whether investment performance and other criteria are satisfactory. In addition to allocating Fund assets to Investment Funds, the Adviser may allocate Fund assets to accounts operated by Investment Managers pursuant to subadvisory agreements with such Investment Managers. The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund. Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

The Administrator maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records required to be maintained under the 1940 Act are maintained at the offices of the Adviser, located at 140 East 45th Street, 26th Floor New York, New York 10017 and 225 Broadhollow Road, Suite 306, Melville, New York 11747.

The Subadvisers

As of the date hereof, the following Investment Managers, each of which is a registered investment adviser under the Advisers Act, have been engaged to directly manage specified portions of the Fund’s assets pursuant to Subadvisory Agreements.

Polen Capital Management, LLC. Polen, founded in 1979, is a disciplined, bottom-up, concentrated U.S., international and global equity investment manager. Polen focuses on identifying and investing in high-quality, growth companies, and provides portfolio management services to high net worth individuals and family offices, pension and profit sharing plans, mutual funds, other pooled investment vehicles, endowments, foundations and other non-profit organizations, sovereign nations, state and municipal government agencies, corporations and other businesses and accounts. Polen seeks to invest, on behalf of the Fund, in a focused portfolio of approximately 25 to 35 common stocks of large capitalization companies (i.e., market capitalizations greater than $5 billion), including companies in developed and emerging markets, that, in Polen’s opinion, have a sustainable competitive advantage. Polen’s principal office is located at 1825 NW Corporate Blvd., Suite 300, Boca Raton, Florida 33431.

Quantum Capital Management, LLC. Quantum, founded in 1999 by John J. Hughes, is a privately-held, value-oriented investment management company. Quantum provides discretionary investment advisory services to institutional and accredited investors, including individuals, business entities, trusts, pensions and profit sharing plans, among other clients. In addition, Quantum serves as a subadviser to certain unaffiliated registered investment advisers. Quantum seeks to invest, on behalf of the Fund, in growing small and mid-capitalization U.S. companies. Quantum’s principal office is located at 105 East Mill Road, Northfield, New Jersey 08225.

Vulcan Value Partners, LLC. Vulcan, an independently-owned and operated firm, was founded in 2007 by C.T. Fitzpatrick, who serves as Vulcan’s Chief Executive and Investment Officer and as portfolio manager of each of Vulcan’s portfolio strategies, separately managed accounts and the fund vehicles it advises. Vulcan provides investment advisory services to individuals, institutions, investment companies, trusts, estates, charitable organizations, pension and profit-sharing plans, pooled investment vehicles and certain other corporations and business entities. Vulcan seeks to invest, on behalf of the Fund, primarily in publicly traded small-cap (i.e., market capitalizations less than $5 billion) and large-cap (i.e., market capitalizations greater than $5 billion) companies that Vulcan believes to be undervalued and possess a sustainable competitive advantage. Its principal office is located at Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223.

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Each of the Subadvisers managed a portion of the assets of the Predecessor Funds. The Adviser may seek to allocate Fund assets to additional Investment Managers in the future pursuant to additional subadvisory relationships entered into in accordance with the 1940 Act.

Investment Advisory Agreement

Pursuant to the Investment Advisory Agreement, the Adviser is responsible, subject to the supervision of the Directors, for formulating an investment program for the Fund. The Investment Advisory Agreement initially was approved by the Fund’s full Board (including a majority of the Independent Directors) at a meeting held on April 21, 2020 in reliance on an exemptive order issued by the SEC providing relief from the in-person meeting requirement under Section 15(c) of the 1940 Act (Investment Company Act Release No. 33824) (the “Exemptive Order”), and also was approved on that date by the initial investor of the Fund. The Board (including a majority of the Independent Directors) will ratify the approval of the Investment Advisory Agreement at the next in-person meeting. The Investment Advisory Agreement is terminable without penalty, on 60 days’ prior written notice by the Board, by vote of a majority of the outstanding voting securities of the Fund or by the Adviser. The Investment Advisory Agreement also provides that it will terminate automatically in the event of its “assignment” (as defined in the 1940 Act). After an initial term that will expire two years after the Fund commences investment operations, the Investment Advisory Agreement will continue in effect from year to year if its continuance is approved annually by either the Board or the vote of a majority of the outstanding voting securities of the Fund, provided that, in either event, the continuance also is approved by a majority of the Independent Directors by vote cast in person at a meeting called for the purpose of voting on such approval.

In consideration of the advisory services provided to the Fund by the Adviser, the Fund will pay the Adviser the Unitary Fee, which is computed and payable monthly in arrears, at an annual rate of 0.80% of the Fund’s net asset value. In turn, the Adviser will pay substantially all operating expenses of the Fund, including the cost of administration, accounting, transfer agency, custody, legal, audit and other services, and board-related expenses; however, the Fund will bear the fees and expenses of the Investment Funds, the Subadvisory Fees (and any subadvisory fees payable in the future to other Investment Managers pursuant to subadvisory agreements), interest expenses, taxes, portfolio transaction-related fees and expenses, costs of borrowing, litigation and indemnification expenses, and any other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For purposes of determining the Unitary Fee payable to the Adviser for any month, “net asset value” means the total value of all assets of the Fund as of the end of such month, less an amount equal to all accrued debts, liabilities and obligations of the Fund as of such date, and calculated before giving effect to any repurchase of Shares on such date and before any reduction for any fees and expenses of the Fund. The Unitary Fee will be prorated for any period of less than a month based on the number of days in such period. The Unitary Fee will be paid to the Adviser out of the Fund’s assets and, therefore, will decrease the net profits or increase the net losses of the Fund. The Unitary Fee and the Subadvisory Fees are in addition to the asset-based fees, incentive fees or allocations, if applicable, and other expenses charged by the Investment Funds and indirectly borne by investors.

The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any director, officer, member or employee thereof, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance of services under the Investment Advisory Agreement. The Investment Advisory Agreement also provides for indemnification, to the fullest extent permitted by law, by the Fund of the Adviser, or any director, member, officer or employee thereof, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which such person may be liable which arises in connection with the performance of services to the Fund, as the case may be, provided that the liability or expense is not incurred by reason of

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the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund.

A discussion of the basis for the Board’s approval of the Investment Advisory Agreement will be set forth in the Fund’s semi-annual report to investors for the six-month period ending September 30, 2020.

The Subadvisory Agreements

In accordance with the power and authority granted to it under the Investment Advisory Agreement, the Adviser has delegated, in compliance with applicable law and subject to required approvals, to the Subadvisers the management of discrete portions of the Fund’s assets; provided that, in each case, the Adviser oversees the services provided by these Investment Managers and their employees.

The Fund and the Adviser have entered into Subadvisory Agreements with Polen, Quantum and Vulcan. Each Subadvisory Agreement initially was approved by the Fund’s full Board (including a majority of the Independent Directors) at a meeting held on April 21, 2020 in reliance on the Exemptive Order, and also was approved on that date by the initial investor of the Fund. The Board (including a majority of the Independent Directors) will ratify the approval of the Subadvisory Agreements at the next in-person meeting. Each Subadvisory Agreement is terminable without penalty, on 60 days’ prior written notice by the Board, by vote of a majority of the outstanding voting securities of the Fund or by the Subadviser. Each Subadvisory Agreement also provides that it will terminate automatically in the event of its “assignment” (as defined in the 1940 Act). After an initial term that will expire two years after the Fund commences investment operations, each Subadvisory Agreement will continue in effect from year to year if its continuance is approved annually by either the Board or the vote of a majority of the outstanding voting securities of the Fund, provided that, in either event, the continuance also is approved by a majority of the Independent Directors by vote cast in person at a meeting called for the purpose of voting on such approval.

In consideration of the subadvisory services provided to the Fund, the Fund will pay a fee, calculated based on the net asset value of the respective allocated portion of the Fund’s assets, to each of the Subadvisers as follows: (i) Polen, computed and payable quarterly in advance, at an annual rate of 0.35%; (ii) Quantum, computed and payable monthly in arrears, at an annual rate assessed on a sliding scale from 0.90% to 0.60%; and (iii) Vulcan, computed and payable monthly in arrears, at an annual rate assessed on a sliding scale from 0.80% to 0.60%. For each of Quantum and Vulcan, certain breakpoints are reached as the net asset value of the portion of the Fund's assets allocated to the Subadviser, together with all assets of the Adviser's other clients for which the Subadviser provides investment management services, increases, thereby reducing the fee rate payable to the Subadviser. For purposes of determining the Subadvisory Fees payable to each Subadviser, “net asset value” means the total value of the assets of the Fund allocated to the Subadviser as of the end of a month or quarter, as the case may be, less a pro rata portion of all accrued debts, liabilities and obligations of the Fund as of such date, and calculated before giving effect to any repurchase of Shares on such date and before any reduction for any fees and expenses of the Fund. In addition, for purposes of determining applicable breakpoint levels, the assets of the Fund allocated to a Subadviser and all assets of the Adviser’s other clients managed by the Subadviser are aggregated. The Subadvisory Fees will be prorated for any partial period based on the number of days in such period. The Subadvisory Fees will be paid to Polen, Quantum and Vulcan out of the Fund’s assets and, therefore, will decrease the net profits or increase the net losses of the Fund. The Subadvisory Fees are in addition to the asset-based fees, incentive fees or allocations, if applicable, and other expenses charged by the Investment Funds and indirectly borne by investors.

A discussion of the basis for the Board’s approval of each Subadvisory Agreement will be set forth in the Fund’s semi-annual report to investors for the six-month period ending September 30, 2020.

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Portfolio Management

The Adviser. William C. Page has served as the Fund’s Portfolio Manager since its inception. As Portfolio Manager, Mr. Page primarily is responsible for the day-to-day management of the Fund’s portfolio.

Mr. Page is Director of Investment Research of the Adviser, and a member of the Adviser’s Investment Committee. His responsibilities include, among other things, sourcing new investments across all asset classes, performing ongoing due diligence of clients’ existing investments and working with the Adviser’s portfolio and wealth advisory team to analyze the risk and return characteristics of client portfolios. In addition, Mr. Page has considerable experience in hedge fund manager due diligence, selection, risk management and asset allocation. Prior to joining the Adviser in 2008, Mr. Page worked in the fund of hedge funds group at Deutsche Bank AG. Mr. Page received his bachelor’s degree from Trinity College, and attended the Tuck Business Bridge Program at Dartmouth College.

The Portfolio Manager is affiliated with other accounts in addition to the Fund, including other pooled investment vehicles. Because the Portfolio Manager may manage assets for other investment companies, pooled investment vehicles, and/or other accounts (collectively “Client Accounts”), or may be affiliated with such Client Accounts, there may be an incentive to favor one Client Account over another, resulting in conflicts of interest. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address conflicts of interest.

The Portfolio Manager’s compensation is comprised of a fixed annual salary, a discretionary bonus and potentially an annual supplemental distribution paid by the Adviser, or its parent company, and not by the Fund. Because the Portfolio Manager is an equity owner of the Adviser’s parent company, the supplemental distribution that the Portfolio Manager receives generally is based on the annual net profits earned by the Adviser from advisory and other fees derived from Client Accounts, including the Fund, as applicable.

The Fund’s Portfolio Manager does not beneficially own any Shares of the Fund.

The Subadvisers.

Polen. Todd Morris has served as the lead portfolio manager, and Daniel Fields has served as co-portfolio manager, of the portion of the Fund’s assets allocated to Polen since the Fund’s inception. Messrs. Morris and Fields, each of whom is a portfolio manager and analyst with Polen, jointly are responsible for the day-to-day management of the allocated portion of the Fund’s assets.

Mr. Morris joined Polen in 2011. Prior to joining Polen, Mr. Morris spent one year in research and marketing roles with Prudential Insurance and Millennium Global Asset Management. Prior to that, he served as an officer in the U.S. Navy for seven years. Mr. Morris earned a B.S. in History from the U.S. Naval Academy, and an M.B.A. from Columbia Business School.

Mr. Fields joined Polen in 2017. Prior to joining Polen, Mr. Fields spent eight years in Hong Kong where he worked for GaveKal Capital and Marshall Wace LLP as a research analyst evaluating Asian growth companies. He began his career at Fisher Investments as a junior analyst analyzing emerging market companies. Mr. Fields received a B.S. in Finance from the University of Idaho, and a M.S. in Global Finance from the NYU Stern School of Business and The Hong Kong University of Science and Technology Business School. Mr. Fields is a CFA charterholder.

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Each of Mr. Morris’ and Fields’ compensation consists of: (i) a base salary; (ii) a year-end bonus; and (iii) awards of equity (“Equity Interests”) in Polen, including direct Equity Interests and/or phantom Equity Interests, entitling each portfolio manager to a proportionate year-end distribution of Polen’s net profits. Polen’s compensation strategy is to provide reasonable base salaries commensurate with an individual’s responsibility and provide performance bonus awards.

The following table lists the number and types of accounts, other than the Fund, managed by Messrs. Morris and Fields and assets under management in those accounts, as of March 31, 2020. None of the accounts charge performance-based advisory fees. Neither Mr. Morris nor Mr. Fields beneficially owns any Shares of the Fund.

	Registered		Pooled		Other
Portfolio	Investment Companies		Investment Vehicles		Accounts
Manager	Number of	Assets	Number of	Assets	Number of	Assets
	Accounts	Managed	Accounts	Managed	Accounts	Managed
Todd Morris	1	$122,027,380	1	$20,271,439	232	$521,192,164

Daniel Fields	1	$122,027,380	1	$20,271,439	232	$521,192,164

Quantum. John J. Hughes has served as the lead portfolio manager, and Giridhar Reddy has served as co-portfolio manager, of the portion of the Fund’s assets allocated to Quantum since the Fund’s inception. Messrs. Hughes and Reddy jointly are responsible for the day-to-day management of the allocated portion of the Fund’s assets.

Mr. Hughes, Founder, President and Chief Investment Officer of Quantum, is responsible for the day-to-day management of the Fund’s assets allocated to Quantum. He also serves as Managing Partner of Quantum Capital Advisors, LLC, an affiliated registered investment adviser (“QCA”). Mr. Hughes received a B.S. in Accounting from The Richard Stockton College of New Jersey, an M.S. in Taxation from Widener University and an MBA with an emphasis in Finance and Economics from Columbia University Business School. Mr. Hughes is a member of the CFA Institute and American Institute of Certified Public Accountants (AICPA).

Mr. Reddy serves as Vice President of Investment Research of Quantum, and is a minority owner and member of QCA. Mr. Reddy graduated from the Indian Institute of Technology, obtained a Masters in Mechanical Engineering at Carnegie Mellon University and an MBA from Columbia Business School. Mr. Reddy is a CFA charterholder, and is a member of the CFA Institute and the New York Society of Security Analysts (NYSSA).

All Quantum personnel, including the portfolio managers, receive base compensation as well as incentive-based compensation determined by the level and performance of client assets under management.

The following table lists the number and types of accounts, other than the Fund, managed by Messrs. Hughes and Reddy and assets under management in those accounts, as of March 31, 2020. None of the accounts charge performance-based advisory fees. Neither Mr. Hughes nor Mr. Reddy beneficially owns any Shares of the Fund.

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	Registered		Pooled		Other
Portfolio	Investment Companies		Investment Vehicles		Accounts
Manager	Number of	Assets	Number of	Assets	Number of	Assets
	Accounts	Managed	Accounts	Managed	Accounts	Managed
John J. Hughes	0	N/A	2	$111,514,207	224	$383,579,362

Giridhar Reddy	0	N/A	2	$111,514,207	224	$383,579,362

Vulcan. C.T. Fitzpatrick has served as the lead portfolio manager of the portion of the Fund’s assets allocated to Vulcan since the Fund’s inception. Mr. Fitzpatrick, Founder, Chief Executive Officer and Chief Investment Officer of Vulcan, is responsible for the day-to-day management of the Fund’s assets allocated to Vulcan. Prior to founding Vulcan in 2007, Mr. Fitzpatrick was a principal and portfolio manager at Southeastern Asset Management from 1990 to 2007. Mr. Fitzpatrick has a BS in Corporate Finance from the University of Alabama, and earned his MBA in Finance from the Owen Graduate School of Management at Vanderbilt University.

Mr. Fitzpatrick is the majority equity owner of Vulcan, and is entitled to receive distributions from Vulcan if and when made to the equity owners of Vulcan, pro rata in proportion to his equity interest. He does not receive a base salary and is not anticipated to receive a bonus.

The following table lists the number and types of accounts, other than the Fund, managed by Mr. Fitzpatrick and assets under management in those accounts, as of March 31, 2020. Mr. Fitzpatrick does not beneficially own any Shares of the Fund.

	Registered		Pooled		Other
Portfolio	Investment Companies		Investment Vehicles		Accounts
Manager	Number of	Assets	Number of	Assets	Number of	Assets
	Accounts	Managed	Accounts	Managed	Accounts	Managed
C.T. Fitzpatrick	3	$1,522,597,569	11	$1,830,828,326	468(1)	$7,534,769,710

(1)	Of these accounts, 18 accounts with total assets of approximately $619,541,457 charge performance-based advisory fees.

Subadviser Conflicts of Interest. Each Subadviser provides advisory services to other clients that invest in securities of the same type in which the Fund invests. As a result, there may be an incentive to favor one vehicle or account over another, resulting in conflicts of interest. The Subadvisers are aware of their obligation to ensure that, when orders for the same securities are entered on behalf of the Fund and other accounts, the Fund receives a fair and equitable allocation of the orders, particularly where affiliated accounts may participate. Each Subadviser has adopted various compliance policies and procedures that it believes are reasonably designed to address various conflicts of interest that may arise in connection with its management of other accounts and investment vehicles, and that provide a methodology for seeking to ensure fair treatment of all clients.

CODES OF ETHICS

The Fund, the Adviser and each Subadviser has adopted a code of ethics under Rule 17j-1 under the 1940 Act (collectively the “Codes of Ethics”). Rule 17j-1 and the Codes of Ethics are designed to prevent unlawful practices in connection with the purchase or sale of securities by covered personnel

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(“Access Persons”). The Codes of Ethics permit Access Persons to, subject to certain restrictions, invest in securities, including securities that may be purchased or held by the Fund. Under the Codes of Ethics, Access Persons may engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings, private placements or certain other securities. The Codes of Ethics are available on the EDGAR database on the SEC’s website at www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

CONFLICTS OF INTEREST

The Adviser and Subadvisers

The Adviser, the Subadvisers or their affiliates provide or may provide investment advisory and other services to various entities, including, without limitation, private investment funds with investment objectives similar to and different than those of the Fund. The Adviser, the Subadvisers, their affiliates and certain of their investment professionals and other principals also may carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Adviser and its affiliates, “Other Accounts”). The Fund has no interest in these activities, and investment decisions for the Fund are made independently of such Other Accounts. If, however, the Fund desires to invest in, or sell, the same security or Investment Fund as an Other Account, the opportunity will be allocated equitably in accordance with the Adviser’s and, if applicable, the respective Subadviser’s, allocation policies and procedures.

There may be circumstances under which the Adviser, the Subadvisers or their affiliates will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Fund’s assets will be committed. There also may be circumstances under which the Adviser, the Subadvisers or their affiliates will consider participation by Other Accounts in investment opportunities in which they do not intend to invest on behalf of the Fund, or vice versa. In situations where an investment opportunity has limited capacity, investment opportunities will be allocated equitably in accordance with the respective entity’s allocation policies and procedures.

The Adviser may invest the assets of its investment advisory clients in the Fund, which presents a conflict of interest. With respect to a client whose assets are invested in the Fund, the client will pay a pro rata portion of the Unitary Fee payable by the Fund to the Adviser, and generally will pay directly to the Adviser an investment advisory fee, which typically is based on all of such client’s assessable assets under the Adviser’s management, including assets that are invested in the Fund and assets, if any, that are invested in other funds advised by the Adviser. No client, however, is under any obligation to invest in the Fund or any other funds advised by the Adviser.

In the normal course of business, the Adviser and its directors, principals, officers, employees and affiliates may enter into relationships with various third parties including, but not limited to, asset management firms to which the Adviser allocates client assets. Certain employees or principals of such third parties are or may become clients of the Adviser. The Adviser and its affiliates currently do not have, but may acquire, a direct equity interest in, or have direct investments in, certain of the Investment Managers and/or Investment Funds. The Adviser does not, expressly or implicitly, factor these business relationships into account when selecting Investment Managers and other service providers.

The Adviser, the Subadvisers and the investment professionals who, on behalf of the Adviser or a Subadviser, manage the Fund’s investment portfolio will be engaged in certain activities for Other Accounts, and may have conflicts of interest in allocating their time and activities among the Fund

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and the Other Accounts. The aforementioned investment professionals will devote as much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of the Adviser and the Subadvisers may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund or an Investment Fund in which the Fund invests. As a result of differing investment strategies or constraints, positions may be taken by (i) directors, principals, officers, employees and affiliates of the Adviser and the Subadvisers, (ii) the Adviser, the Subadvisers, their affiliates and certain of their investment professionals and other principals for the Other Accounts or (iii) an Investment Manager or any of its respective affiliates on behalf of their own other accounts (“Investment Manager Accounts”) that are the same as, different from or made at a different time than, positions taken for the Fund or an Investment Fund. In addition, clients of the Adviser also may be invested directly with one or more Investment Managers.

Other Matters

An Investment Manager may, from time to time, effect certain principal transactions in securities with one or more Investment Manager Accounts, subject to certain conditions. Future investment activities of the Investment Managers, or their affiliates, and the principals, partners, directors, officers or employees of the foregoing, may give rise to additional conflicts of interest.

The Adviser, the Subadvisers and their affiliates will not purchase securities or other property from, or sell securities or other property to, the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Adviser or a Subadviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Adviser, Subadvisers and their affiliates and their principals, partners, members, directors, officers or employees may give rise to conflicts of interest other than those described above.

PROXY VOTING POLICIES AND PROCEDURES

The Fund intends to hold its interests in the Investment Funds in non-voting form. Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment. Notwithstanding the foregoing, investments in the Investment Funds do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters for this type of investment is substantially less than that encountered in connection with registered equity securities.

On occasion, the Fund may receive notices or proposals from Investment Managers seeking the consent of or voting by holders (“proxies”). The Fund has delegated any voting of proxies in respect of portfolio holdings to the Adviser or, with respect to the portion of the Fund’s assets managed by the Subadvisers, to the Subadvisers to vote the proxies in accordance with their respective proxy voting guidelines and procedures. The proxy voting guidelines and procedures of the Subadvisers are set forth in

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Appendix A. In general, the Board believes that voting proxies in accordance with such proxy voting guidelines and procedures will be in the best interests of the Fund.

Absent mitigating circumstances or conflicts of interest, it is the Adviser’s general policy to vote proxies consistent with recommendations of the senior management of the issuer of the voting security. The Adviser will monitor corporate actions of individual issuers and investment companies consistent with its fiduciary duty to vote proxies in the best interests of investors. With respect to individual issuers, the Adviser may be solicited to vote on matters relating to, among other things, corporate governance, corporate responsibility, social issues and compensation. With respect to registered investment companies, the Adviser may be solicited to vote on matters such as the approval of advisory contracts, distribution plans and mergers. In exercising its voting discretion, the Adviser will seek to avoid any direct or indirect conflict of interest presented by the voting decision. If any substantive aspect or foreseeable result of the matter to be voted on presents an actual or potential conflict of interest involving the Adviser, the Adviser will inform the Independent Directors of the conflict, in writing, indicating how the Adviser proposes to vote on the matter and its reasons for doing so.

Information regarding how proxies were voted related to the Fund’s portfolio holdings during the 12-month period ending June 30th will be available, without charge, upon request by calling (collect)
(212) 313-9870, and on the SEC’s website at www.sec.gov.

FEES AND EXPENSES

The Adviser will pay all of its own costs incurred in providing investment advisory services to the Fund. In addition, the Adviser will pay substantially all operating expenses incurred in the business and investment program of the Fund, including the cost of administration, accounting, transfer agency, custody, legal, audit and other services, and board-related expenses; however, the Fund will bear the fees and expenses of the Investment Funds, the Subadvisory Fees (and any subadvisory fees payable in the future to other Investment Managers pursuant to subadvisory agreements), interest expenses, taxes, portfolio transaction-related fees and expenses, costs of borrowing, litigation and indemnification expenses, and any other extraordinary expenses not incurred in the ordinary course of the Fund’s business. The Adviser also will provide, or arrange at its expense, for certain management and administrative services for the Fund. Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

Expenses to be borne by the Fund (and, thus, indirectly by investors) include:

•	expenses borne indirectly through the Fund’s investments, including, without limitation, any fees and expenses charged by the general partners, managing members, investment advisers or sponsors thereof (such as management fees, performance or incentive fees or allocations, if applicable, monitoring fees, property management fees, pass through expenses and costs and redemption or withdrawal fees);

•	all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments (whether or not consummated), and enforcing the Fund’s rights in respect of such investments;

•	interest expenses and costs of borrowing;

•	if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

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•	the Unitary Fee;

•	the Subadvisory Fees (and any subadvisory fees payable in the future to other Investment Managers pursuant to subadvisory agreements);

•	all costs and expenses associated with the organization and initial registration of the Fund;

•	any extraordinary expenses (as defined below);

•	all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including, but not limited to, excise taxes on undistributed income, transfer taxes and premiums and taxes withheld on non-U.S. dividends or other non-U.S. source income; and

•	such other types of expenses as may be approved from time to time by the Board.

The Fund will reimburse the Adviser for any of the above expenses that it pays on behalf of the Fund.

“Extraordinary expenses” are expenses incurred outside of the ordinary course of business, including, without limitation: indemnification expenses; costs and expenses incurred in connection with, including in preparation for and any judgments or settlements resulting from, any claim, litigation, arbitration, mediation, investigation or inquiry (whether civil, criminal, administrative, governmental, regulatory or otherwise), or similar proceeding; and costs and expenses incurred in connection with holding and/or soliciting proxies for a meeting of investors.

The Investment Funds pay various expenses in connection with their operations similar to those incurred by the Fund. Investment Managers generally assess asset-based fees to, and may receive incentive-based fees or allocations from, the Investment Funds. As a result, the investment returns of the Investment Funds will be reduced. As an investor in the Investment Funds, the Fund will bear its proportionate share of the expenses and fees of the Investment Funds and will also be subject to incentive-based fees, if applicable, or allocations charged by the Investment Managers.

The Administrator performs certain administration, accounting and transfer agency services for the Fund. In consideration of these services, the Adviser pays the Administrator, out of the Unitary Fee, certain annual fees subject to a minimum fee of $215,000, in addition to certain other fixed and transactional fees, and reimburses certain of the Administrator’s expenses. The Adviser estimates total annual fees payable to the Administrator of approximately $425,000.

distribution policy; dividends

The Fund expects that dividends will be paid annually on the Shares in amounts representing substantially all of the net investment income, if any, earned each year. Payments on the Shares may vary in amount depending on investment income received and expenses of operation; however, in order to continue to qualify as a RIC, substantially all of any taxable net capital gain realized on investments will be paid to investors at least annually. In addition, depending upon the performance of the Fund’s investments, the related growth of the Fund’s net assets, and the availability of attractive investment opportunities, the Fund may, from time to time, make a distribution that constitutes a return of capital (i.e., a return to investors of a portion of their original investment in the Fund) for U.S. federal income tax purposes. An investor’s return of capital will not be taxable to that investor at the time of its payment up to the amount of the investor’s adjusted basis. It will, however, reduce the adjusted tax basis of an investor’s Shares.

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The net asset value of each Share that an investor owns will be reduced by the amount of the distributions or dividends that the investor receives in respect of such Shares.

Investors may choose to have dividends and capital gain distributions automatically reinvested in the Fund. Under the DRIP, distributions paid by the Fund will be reinvested in additional Shares of the Fund unless an investor “opts out” (elects not to reinvest in Shares). The number of Shares to be issued will be computed at a per Share rate equal to the net asset value per Share on the dividend payment date. An investor that elects not to reinvest generally will receive both dividends and capital gain distributions in cash. Even if an investor does not participate in the DRIP, the Fund will have the ability to declare a large portion of a dividend in Shares instead of in cash. The tax treatment of dividends and capital gain distributions will be the same whether the investor takes them in cash or reinvests them to purchase additional Shares. The Fund may limit the extent to which any distributions that are returns of capital may be reinvested in the Fund.

Shares will be issued at their net asset value on the ex-dividend date; there is no sales charge or other charge for reinvestment. Investors will elect whether they wish to reinvest or to receive dividends and capital gain distributions in cash by indicating that choice in the Subscription Agreement. Thereafter, investors are free to change their election at any time by contacting the Adviser at (212) 313-9870. A request must be received by the Fund before the record date to be effective for that dividend or capital gain distribution.

The Fund reserves the right to suspend or limit at any time the ability of investors to reinvest distributions, and to require investors to receive all distributions in cash, or to limit the maximum amount that may be reinvested, either as a dollar amount or as a percentage of distributions. The Fund may determine to do so if, for example, the amount being reinvested by investors exceeds the available investment opportunities that the Adviser considers suitable for the Fund.

CALCULATION OF NET ASSET VALUE

The Fund calculates its net asset value as of the close of business on the last business day of each calendar month, each date that Shares are offered or repurchased, as of the date of any distribution and at such other times as the Board shall determine (each, a “Determination Date”). In determining its net asset value, the Fund values its investments as of the relevant Determination Date. The net asset value of the Fund equals, unless otherwise noted, the value of the total assets of the Fund, less all of its liabilities, including accrued fees and expenses, each determined as of the relevant Determination Date.

The 1940 Act provides that securities for which market quotations are “readily available” must be valued at market value, and all other securities and other assets must be valued at “fair value” as determined in good faith by the Board. The Board has approved the Valuation Procedures, which memorialize the methods used for determining the value of the Fund’s portfolio securities, and the Adviser oversees the valuation of the Fund’s investments on behalf of the Fund. The fair value of investments in Investment Funds as of each Determination Date ordinarily will be the carrying amount (book value) of the Fund’s interest in such investments, as provided to the Fund by the Investment Managers as of or prior to the relevant Determination Date; provided that such values will be adjusted for any other relevant information available to the Fund at the time the Fund values its portfolio.

The Adviser has selected Polen, Quantum and Vulcan to subadvise specified portions of the Fund’s assets. The Fund’s assets managed by the Subadvisers will be valued in accordance with the Valuation Procedures, as summarized below.

Publicly-traded equity securities are valued, except as indicated below, at the last sale price on the Determination Date on the securities exchange or national securities market on which such securities primarily are traded (a “primary market”). If there has been no sale on such day, the securities are valued at the average of the most recent bid and asked quotations or, if no asked quotations for such security are available, at the most recent bid quotation on such exchange or market on the Determination Date.

Equity-linked instruments will be valued based on the value of the underlying reference asset(s) and the terms of the instrument (e.g., an interest rate) to approximate what the Fund would receive on a current termination of the instrument. Such reference asset(s) will be valued in accordance with the applicable provisions of the Valuation Procedures.

Debt securities and instruments generally will be valued, to the extent possible, by an independent pricing service approved by the Board. Each pricing service provides an evaluated price based on its proprietary methodologies, which may use a variety of inputs, models and assumptions based on its methodology for a particular type of security. Debt securities and instruments for which valuation is not provided by a pricing service will be valued using an evaluated price provided by Bloomberg, and if Bloomberg does not provide a price, then the security generally will be valued by obtaining prices from broker/dealers on the Determination Date. Overnight and certain other short-term debt securities and instruments with maturities of less than 60 days (excluding U.S. Treasury bills) will be valued by the amortized cost method, unless a pricing service provides a valuation for such security, or, in the opinion of the Board or a committee or other person designated by the Board, the amortized cost method would not represent fair value on the Determination Date.

Derivative instruments, which may be used for hedging and non-hedging purposes, will be valued in accordance with the Valuation Procedures. Certain derivatives may be valued (i) by pricing services, (ii) based on the value of the underlying reference asset(s), (iii) at their last sale price on the primary market, (iv) using evaluated pricing available from Bloomberg, (v) using a quotation obtained from an independent broker/dealer, (vi) at their intrinsic value, (vii) at the most recent settlement price, (viii) at their acquisition cost until such time as market prices become available or (ix) at their fair value determined by the Valuation Committee, as applicable.

Securities for which market prices are not readily available and securities for which quotations are deemed by the Adviser to be unreliable will be fair valued or otherwise valued in accordance with the Valuation Procedures. The Board has approved the formation of the Valuation Committee to assist in the valuation of such securities. Circumstances in which market prices may not be readily available include, but are not limited to, when an exchange or market is not open for trading for an entire trading day or closes early, or trading in a particular security is halted, and no other market prices are available. In these circumstances, portfolio management personnel of the Fund, the Adviser or the Subadvisers shall seek to determine whether to recommend an adjustment to the last sale price on the primary market, and the Valuation Committee shall meet as necessary, in accordance with the Valuation Procedures.

The Adviser generally will value the Fund’s investment in Investment Funds using the “practical expedient,” in accordance with Accounting Standards Codification (ASC) Topic 820, based on the valuation provided to the Adviser by the Investment Fund in accordance with the Investment Fund’s own valuation policies. Generally, Investment Managers value investments of their Investment Funds at their market price if market quotations are readily available, with a discount in the case of restricted securities. In the absence of observable market prices, Investment Managers value investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist. The determination of fair value by Investment Managers is then based on the best information available in the circumstances and may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors.

Prior to investing with an Investment Manager, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Investment Manager. Although the Valuation Procedures

provide that the Adviser will review the valuations provided by the Investment Managers, neither the Adviser nor the Board will be able to confirm independently the accuracy of unaudited valuations provided by any Investment Funds. Accordingly, the Fund generally will rely on Investment Funds’ valuations, even though an Investment Manager may face a conflict of interest in valuing the securities, as their value will affect the Investment Manager’s compensation.

The Valuation Procedures require the consideration of all relevant information reasonably available at the time the Fund values its portfolio. The Adviser will consider such information, and may conclude in certain circumstances that the information provided by an Investment Manager does not represent the fair value of the Fund’s interests in an Investment Fund. In accordance with the Valuation Procedures, in the absence of specific transaction activity in interests in a particular Investment Fund, the Adviser will consider whether it is appropriate, in light of all relevant circumstances, to value the Fund’s interest in an Investment Fund based on the net asset value reported by the Investment Manager, or whether to adjust such value to reflect a premium or discount to net asset value. Any such decision will be made in good faith, and subject to the review and supervision of the Board.

In the event that an Investment Fund does not report a month-end value to the Fund on a timely basis, the Fund would determine the fair value of such Investment Fund based on the most recent final or estimated value reported by the Investment Fund, as well as any other relevant information available at the time the Fund values its portfolio.

The valuations reported by the Investment Managers, upon which the Fund will calculate its month-end net asset value, may be subject to later adjustment based on information reasonably available at that time. For example, fiscal year-end net asset value calculations by an Investment Fund may be revised as a result of the audit conducted by the Investment Fund’s auditors. Other adjustments may occur from time to time. To the extent that subsequently adjusted valuations or revisions to Investment Fund net asset values adversely affect the Fund’s own net asset value, the Fund’s outstanding Shares will be adversely affected by prior repurchases to the benefit of investors who tendered Shares at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Shares and to the detriment of investors who previously had Shares repurchased at a net asset value lower than the adjusted amount. The same principles apply to the purchase of Shares. New investors may be affected in a similar manner. Moreover, the same principles apply to the Fund’s investments in, withdrawals from and redemptions and sales of interests in the Investment Funds.

In general, fair value represents a good faith approximation of the current value of an asset and will be used when there is no public market or possibly no market at all for the asset. The fair values of one or more assets may not be the prices at which those assets ultimately are sold, and the differences may be significant.

Assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars using foreign exchange rates provided by a recognized pricing service.

Expenses of the Fund, including the Unitary Fee and the Subadvisory Fees, are accrued on a monthly basis on the Determination Date, and taken into account for the purpose of determining the Fund’s net asset value.

Prospective investors should be aware that situations involving uncertainties as to the value of portfolio positions could have an adverse effect on the Fund’s net asset value and the Fund if the judgments of the Board, the Adviser or the Investment Managers regarding appropriate valuations should prove incorrect. Additionally, Investment Managers generally will provide determinations of the net asset value of Investment Funds on a monthly basis, in which event it may not be possible to determine the Fund’s net asset value more frequently.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to the Fund, to its qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, and to the acquisition, ownership, and disposition of the Fund’s Shares, and does not purport to be a complete description of all of the tax considerations relating or applicable to the Fund. In particular, this summary does not describe certain considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including investors that are subject to the alternative minimum tax, tax-exempt organizations, insurance companies, investors that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, financial institutions, a person that holds Shares as part of a straddle or a hedging or conversion transaction, real estate investment trusts (“REITs”), RICs, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. investors (as defined below) engaged in a trade or business in the United States, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, controlled foreign corporations and passive foreign investment companies (“PFICs”). This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax, nor does it discuss the special treatment under U.S. federal income tax laws that could result if the Fund invests in tax-exempt securities or certain other investment assets. This summary is limited to investors that hold Shares as capital assets (within the meaning of the Code), and does not address owners of an investor. This discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, each as of the date of this Confidential Memorandum and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. The Fund has not sought, and will not seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS would not assert, and that a court would not sustain, a position contrary to any of the tax consequences discussed herein.

For purposes of this discussion, a “U.S. investor” is a beneficial owner of the Fund’s Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if a court is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. investor” is a beneficial owner of the Fund’s Shares that is not a U.S. investor or an entity that is treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective beneficial owners of the Fund’s Shares that are partnerships or partners in such partnerships should consult their own tax advisors with respect to the purchase, ownership and disposition of Shares.

Tax matters are complicated, and the tax consequences to an investor of an investment in the Fund’s Shares will depend on the facts of such investor’s particular situation. The discussion set forth herein does not constitute tax advice. Investors are strongly encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of Shares, as well as the effect of state, local and foreign tax laws, and the effect of any possible changes therein.

Qualification as a Regulated Investment Company

The Fund intends to elect to be treated, and intends to operate in a manner so as to continuously qualify annually thereafter, as a RIC under the Code. The Fund intends to make a timely election to be treated as a corporation for U.S. federal income tax purposes in order to make a valid RIC election. As a RIC, the Fund generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that the Fund timely distributes (or is deemed to timely distribute) to its investors as dividends. Instead, dividends the Fund distributes (or is deemed to timely distribute) generally will be taxable to investors, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to investors. To qualify as a RIC, the Fund must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, the Fund must distribute to its investors, for each taxable year, at least 90% of its investment company taxable income (which generally is the Fund’s net ordinary income plus the excess of the Fund’s realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) (the “Annual Distribution Requirement”). The following discussion assumes that the Fund qualifies as a RIC.

Taxation as a Regulated Investment Company

If the Fund (i) qualifies as a RIC and (ii) satisfies the Annual Distribution Requirement, then the Fund will not be subject to U.S. federal income tax on the portion of its investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short term capital loss) that the Fund timely distributes (or is deemed to timely distribute) to investors. The Fund will be subject to U.S. federal income tax at the regular corporate rate on any of its income or capital gains not distributed (or deemed distributed) to its investors.

If the Fund fails to distribute in a timely manner an amount at least equal to the sum of (i) 98% of its ordinary income for the calendar year, (ii) 98.2% of its net capital gain income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (iii) any income realized, but not distributed, in the preceding years (to the extent that income tax was not imposed on such amounts) less certain over-distributions in prior years (together, the “Excise Tax Distribution Requirements”), the Fund will be subject to a 4% nondeductible federal excise tax on the portion of the undistributed amounts of such income that are less than the amounts required to be distributed based on the Excise Tax Distribution Requirements. For this purpose, however, any ordinary income or capital gain net income retained by the Fund that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). The Adviser currently expects that the Fund will make sufficient distributions each taxable year to satisfy the Excise Tax Distribution Requirements.

To qualify as a RIC for U.S. federal income tax purposes, the Fund generally must, among other things:

•	maintain registration under the 1940 Act as a management investment company at all times during each taxable year;

•	derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities or foreign currencies or other income (including certain deemed inclusions) derived with respect to the Fund’s business of investing in such stock, securities or foreign currencies, or (b) net income derived from an interest in a qualified publicly traded partnership (“QPTP”) (collectively, the “90% Gross Income Test”); and

•	diversify its holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities that, with respect to any issuer, do not represent more than 5% of the value of the Fund’s assets or more than 10% of the outstanding voting securities of that issuer; and

•	no more than 25% of the value of its assets is invested in the securities, other than U.S. government securities or securities of other RICs, of (i) one issuer, (ii) or of two or more issuers that are controlled, as determined under the Code, by the Fund and that are engaged in the same or similar or related trades or businesses or (iii) securities of one or more QPTPs (collectively, the “Diversification Tests”).

The Fund has an automatic DRIP, pursuant to which investors receive dividends and distributions in the Fund’s Shares rather than cash, unless investors choose to opt out. The tax consequences to U.S. investors of participating in the DRIP are discussed below “—Taxation of U.S. Investors.”

The Fund may have investments that require income to be included in investment company taxable income in a year prior to the year in which the Fund actually receives a corresponding amount of cash in respect of such income. For example, if the Fund or an Investment Fund holds corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, the Fund must include in its taxable income in each year the full amount of its applicable share of the Fund’s allocable share of these deemed dividends. Additionally, if the Fund or an Investment Fund holds debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with “payment in kind” interest or, in certain cases, that have increasing interest rates or are issued with warrants), the Fund must include in its taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether the Fund receives cash representing such income in the same taxable year. The Fund may also have to include in its taxable income other amounts that the Fund has not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If the Fund’s deductible expenses in a given year exceed its investment company taxable income, the Fund will have a net operating loss for that year. A RIC, however, is not permitted to carry forward net operating losses to subsequent years, and these net operating losses generally will not pass through to investors. In addition, expenses may be used only to offset investment company taxable income and may not be used to offset net capital gain. A RIC may not use any net capital losses (i.e., realized capital losses in excess of realized capital gains) to offset its investment company taxable income but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, the Fund may, for U.S. federal income tax purposes, have aggregate taxable income for several years that the Fund is required to distribute and that is taxable to investors even if this income is greater than the aggregate net income the Fund actually earned during those years.

In order to enable the Fund to make distributions to investors that will be sufficient to enable the Fund to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, the Fund may need to: (i) liquidate or sell some of its assets at times or at prices that the Fund would not consider advantageous; (ii) raise additional equity or debt capital; (iii) take out loans; or (iv) forego new investment opportunities or otherwise take actions that are disadvantageous to the Fund’s business (or be unable to take actions that are advantageous to its business). Even if the Fund is authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the 1940 Act, the Fund generally is not permitted to make distributions to its investors while the Fund’s debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met.

If the Fund is unable to obtain cash from other sources to enable the Fund to satisfy the Annual Distribution Requirement, the Fund may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). Although the Adviser expects that the Fund will operate in a manner so as to qualify continuously as a RIC, the Fund may decide in the future to be taxed as a “C” corporation, even if the Fund would otherwise qualify as a RIC, if the Fund determines that such treatment as a C corporation for a particular year would be in the Fund’s best interests.

If the Fund is unable to obtain cash from other sources to enable the Fund to satisfy the Excise Tax Distribution Requirements, the Fund may be subject to an additional tax. No assurances can be given that the Fund will not be subject to the Excise Tax. In addition, the Fund may choose in certain circumstances to pay the Excise Tax as opposed to making an additional distribution.

For the purpose of determining whether the Fund satisfies the 90% Gross Income Test and the Diversification Tests, the character of the Fund’s distributive share of items of income, gain, losses, deductions and credits derived through any Investment Funds that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from the Fund for U.S. federal income tax purposes, generally will be determined as if the Fund realized these tax items directly. Further, for purposes of calculating the value of the Fund’s investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, the Fund’s proper proportion of any investment in the securities of that issuer that are held by a member of the Fund’s “controlled group” must be aggregated with the Fund’s investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with the Fund if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) the Fund directly owns at least 20% or more of the combined voting stock of at least one of the other corporations.

The Fund expects to be treated as a “publicly offered regulated investment company” (within the meaning of the applicable provisions of the Code). The Fund will be treated as a “publicly offered regulated investment company” if Shares collectively are held by at least 500 persons at all times during a taxable year. If the Fund is not treated as a publicly offered RIC for a particular taxable year, each U.S. investor that is an individual, trust or estate will be treated as having received a dividend for U.S. federal income tax purposes from the Fund in the amount of such U.S. investor’s allocable share of the Unitary Fee paid to the Adviser and certain of the Fund’s other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. investor, which deductibility may be subject to significant limitations. U.S. investors should consult their own tax advisors as to the deductibility of any management fees allocated to the U.S. investor.

Failure to Qualify as a Regulated Investment Company

If the Fund fails to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of the taxable year, the Fund may continue to be taxed as a RIC for the relevant taxable year if certain relief provisions of the Code apply (which might, among other things, require the Fund to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If the Fund fails to qualify as a RIC for more than two consecutive taxable years and then seeks to re-qualify as a RIC, the Fund would generally be required to recognize gain to the extent of any unrealized appreciation in its assets unless the Fund elects to pay U.S. corporate income tax on any such unrealized appreciation during the succeeding 5-year period.

If the Fund fails to qualify for treatment as a RIC and such relief provisions do not apply to the Fund, the Fund would be subject to U.S. federal income tax on all of its taxable income at regular corporate U.S. federal income tax rate and would be subject to any applicable state and local taxes, regardless of whether the Fund makes any distributions to investors. The Fund would not be able to deduct distributions to its investors, nor would distributions to investors be required to be made for U.S. federal income tax purposes. Any distributions the Fund makes generally would be taxable to investors as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. investors, to the extent of the Fund’s current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. investors of its Shares that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of the Fund’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the investor’s adjusted tax basis in its Shares, and any remaining distributions would be treated as capital gain.

The remainder of this discussion assumes that the Fund will continuously qualify as a RIC for each taxable year.

The Fund’s Investments

General. Certain of the Fund’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income; (ii) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (iii) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income; (iv) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (v) cause it to recognize income or gain without receipt of a corresponding cash payment; (vi) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur; (vii) adversely alter the characterization of certain complex financial transactions; and (viii) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. The Fund intends to monitor its transactions and may make certain tax elections in order to mitigate the effects of these provisions; however, no assurance can be given that the Fund will be eligible for any such tax elections or that any elections it makes will fully mitigate the effects of these provisions.

Gain or loss recognized by the Fund from securities and other financial assets acquired by the Fund, as well as any loss attributable to the lapse of options, warrants, or other financial assets taxed as options generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long the Fund held a particular security or other financial asset.

An Investment Fund may face financial difficulty that requires it to work-out, modify or otherwise restructure an underlying investment. Any such transaction could, depending upon the specific terms of the transaction, cause the Fund to recognize taxable income without a corresponding receipt of cash, which could affect its ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in the Fund receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

The Fund’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. Investors generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by the Fund.

The Fund’s functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Fund accrues income, expenses or other liabilities denominated in a foreign currency and the time it actually collects such income or pays such expenses or liabilities may be treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt denominated in a foreign currency and other financial transactions denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, may also be treated as ordinary income or loss.

Investments in Partnerships. Certain of the Investment Funds may be classified as partnerships for U.S. federal income tax purposes. An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) is not itself subject to U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership’s net capital gain or loss, net short-term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss, credit and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner’s taxable year. Each such item will have the same character to a partner, and generally will have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Funds (including in circumstances where investments by the Investment Funds, such as investments that may produce deemed dividends under Section 305 of the Code, generate income prior to a corresponding receipt of cash). In such case, the Fund may have to dispose of assets, including interests in Investment Funds, which it might otherwise have continued to hold in order to generate cash so that the Fund may satisfy the Annual Distribution Requirement. Similarly, the Fund may have to withdraw from or dispose of interests in Investment Funds that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Funds earn income of a type that is not qualifying income for purposes of the 90% Gross Income Test or hold assets that could cause the Fund not to satisfy the Diversification Tests.

Hedging and Derivative Transactions. Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions (“Section 1256 contracts”) generally is treated as 60% long-term capital gain or loss (as applicable) and 40% short-term capital gain or loss (as applicable). Gain or loss will arise upon exercise or lapse of Section 1256 contracts. In addition, any Section 1256 contracts remaining unexercised at the end of the investor’s taxable year are treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

Offsetting positions held by the Fund involving certain financial futures or forward contracts or options transactions with respect to actively traded personal property may be considered, for U.S. federal income tax purposes, to constitute “straddles.” In addition, investments by the Fund in particular combinations of Investment Funds also may be treated as a “straddle.” To the extent the straddle rules apply to positions established by the Fund, or the Investment Funds, losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions. Short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income. Certain of the straddle positions held by the Fund may constitute “mixed straddles.” One or more elections may be made in respect of the U.S. federal income tax treatment of “mixed straddles,” resulting in different tax consequences. In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

If the Fund either holds (i) an appreciated financial position with respect to stock, certain debt obligations or partnership interests (“appreciated financial position”) and enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a “Contract”) with respect to the same or substantially identical property, or (ii) an appreciated financial position that is a Contract and acquires property that is the same as, or substantially identical to, the underlying property, the Fund generally will be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund enters into the financial position or acquires the property, respectively. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-through entities (including other RICs, REITs, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-through entity been held directly during the term of the derivative contract. Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge.

Passive Foreign Investment Companies. If the Fund purchases shares in a PFIC, the Fund may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if the Fund distributes such income as a taxable dividend to investors. Additional charges in the nature of interest generally will be imposed on the Fund in respect of deferred taxes arising from any such excess distribution or gain. If the Fund invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, the Fund will be required to include in gross income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any inclusions in the Fund’s gross income resulting from the QEF election will be considered qualifying income for the purposes of the 90% Gross Income Test. Alternatively, the Fund may elect to mark-to-market at the end of each taxable year its shares in such PFIC, in which case, the Fund will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in its income. The Fund’s ability to make either election will depend on factors beyond the Fund’s control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, the Fund may be required to recognize in any year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether the Fund satisfies the Excise Tax Distribution Requirements.

Investment Through a Corporation. The Fund may invest in certain Investment Funds through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes. While using such corporate structure may expand the category of assets to which the Fund can gain investment exposure, the after-tax returns earned by the Fund (and, therefore, investors) through such structure will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income.

Income from Repurchases and Transfers of Shares

A repurchase of Shares by the Fund will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a “dividend.” In general, the transaction should be treated as a sale or exchange of the Shares if the receipt of cash results in a meaningful reduction in the investor’s proportionate interest in the Fund or results in a “complete redemption” of the investor’s Shares, in each case applying certain constructive ownership rules.

If the repurchase of an investor’s Shares qualifies for sale or exchange treatment, the investor will recognize gain or loss equal to the difference between the amount received in exchange for the repurchased Shares and the adjusted tax basis of those Shares. Such gain or loss will be capital gain or loss if the repurchased Shares were held by the investor as capital assets, and generally will be treated as long-term capital gain or loss if the repurchased Shares were held, or are treated as having been held, by the investor for more than one year, or as short-term capital gain or loss if the repurchased Shares were held, or are treated as having been held, by the investor for one year or less. However, if the investor received any long-term capital gain distributions in respect of the repurchased Shares (including, for this purpose, amounts credited as undistributed capital gains in respect of those Shares) and held (or is treated as having been held) the repurchased Shares for six months or less, any loss realized by the investor upon the repurchase will be treated as long-term capital loss to the extent that it offsets the long-term capital gain distributions. As discussed further in “—Taxation of Non-U.S. Investors—Distributions, Sales or Other Dispositions of the Fund’s Shares,” a non-U.S. investor in many circumstances is not subject to U.S. federal income tax on gain resulting from a sale or exchange of Shares.

If the repurchase of an investor’s Shares does not qualify for sale or exchange treatment, the investor may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the investor’s tax basis in the relevant Shares. The tax basis in the Shares repurchased by the Fund, to the extent remaining after any dividend and return of capital distribution with respect to those Shares, will be reallocated, pro rata, among any remaining Shares held by the investor. Please see “—Taxation of U.S. Investors—Distributions” and “—Taxation of Non-U.S. Investors—Distributions, Sales or Other Dispositions of the Fund’s Shares,” as applicable, for a further discussion.

The Fund generally will be required to report to the IRS and each investor the cost basis and holding period for each respective investor’s Shares repurchased by the Fund. The Fund has elected the “high cost-first out” cost method as the default cost basis method for purposes of this requirement. If an investor wishes to accept the “high cost-first out” cost method as its default cost basis calculation method in respect of Shares in its account, the investor does not need to take any additional action. If, however, an investor wishes to affirmatively elect an alternative cost basis calculation method in respect of its Shares, the investor must contact the Adviser to obtain and complete a cost basis election form. The cost basis method applicable to a particular Share repurchase may not be changed after the valuation date established by the Fund in respect of that repurchase. Investors should consult their tax advisors regarding their cost basis reporting options and to obtain more information about how the cost basis reporting rules apply to them.

As discussed below in “—Taxation of U.S. Investors—Sales or Other Dispositions of the Fund’s Shares” and “—Taxation of Non-U.S. Investors—Distributions, Sales or Other Dispositions of the Fund’s Shares,” a sale of Shares, other than in the context of a repurchase of Shares by the Fund, generally will have the same tax consequences as described above in respect of a Share repurchase that qualifies for “sale or exchange” treatment.

Taxation of U.S. Investors

The following summary generally describes certain material U.S. federal income tax consequences of an investment in the Fund’s Shares beneficially owned by U.S. investors. If you are not a U.S. investor, this section does not apply to you. Whether an investment in the Fund’s Shares is appropriate for a U.S. investor will depend upon that person’s particular circumstances. An investment in the Fund’s Shares by a U.S. investor may have adverse tax consequences. U.S. investors should consult their own tax advisors about the U.S. tax consequences of investing in Shares.

Distributions. Distributions by the Fund generally are taxable to U.S. investors as ordinary income or capital gains. Distributions of the Fund’s investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. investors to the extent of the Fund’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional Shares. To the extent such distributions the Fund pays to non-corporate U.S. investors (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally are taxable to U.S. investors at the preferential rates applicable to long-term capital gains. Distributions of the Fund’s net capital gains (which generally are the Fund’s realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by the Fund as “capital gain dividends” will be taxable to a U.S. investor as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. investor’s holding period for his, her or its Shares and regardless of whether paid in cash or reinvested in additional Shares. Distributions by the Fund in excess of the Fund’s earnings and profits first will reduce a U.S. investor’s adjusted tax basis in such U.S. investor’s Shares (but not below zero) and, to the extent in excess of the investor’s adjusted tax basis, will be treated as gain from the “sale or exchange” of such Shares. Any such distributions that reduce the adjusted tax basis of an investor’s Shares represent a return of capital and, as such, will not be subject to tax at the time of the distribution. These distributions, because they reduce the adjusted tax basis of an investor’s Shares, will result in an increase in the amount of income or gain (or decrease in the amount of loss) that the investor recognizes for tax purposes upon the disposition of its Shares or upon certain subsequent distributions in respect of such Shares. After an investor’s adjusted tax basis is reduced to zero, distributions by the Fund in excess of the Fund’s earnings and profits will be taxable as capital gains.

The Fund generally expects to make distributions in cash but retains the discretionary ability to make distributions of in-kind of securities. Investors should consult their own tax advisors as to the possibility of the Fund distributing securities in-kind, as well as the specific tax consequences of owning and disposing any securities actually distributed in-kind by the Fund.

A portion of the Fund’s ordinary income dividends paid to corporate U.S. investors may, if certain conditions are met, qualify for the 50% dividends received deduction to the extent that the Fund has received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of earnings and profits of the Fund. A corporate U.S. investor may be required to reduce its basis in its Shares with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. investors should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. investors who have not otherwise elected will have their dividends and distributions automatically reinvested in additional Shares, rather than receiving cash dividends and distributions, pursuant to the DRIP. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. investors. A U.S. investor will have an adjusted basis in the additional Shares purchased through the plan equal to the dollar amount that would have been received if the U.S. investor had received the dividend or distribution in cash, unless the Fund were to issue new Shares that are trading at or above net asset value, in which case, the U.S. investor’s basis in the new Shares generally would be equal to their fair market value. The additional Shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. investor’s account.

In addition, the Fund has the ability to declare a large portion of a dividend in the Fund’s Shares, even if a U.S. investor has not elected to participate in the DRIP, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, the Fund’s U.S. investors will be taxed on 100% of the fair market value of the dividend paid entirely or partially in Shares on the date the dividend is received in the same manner as a cash dividend, even if most or all of the dividend is paid in Shares.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate-level tax rates on the amount retained, and therefore designate the retained amount as a “deemed dividend.” In this case, the Fund may report the retained amount as undistributed capital gains to its U.S. investors, who will be treated as if each U.S. investor received a distribution of its pro rata share of this gain, with the result that each U.S. investor will (i) be required to report its pro rata share of this gain on its tax return as long-term capital gain, (ii) receive a refundable tax credit for its pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for its Shares by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, the Fund must provide written notice to its investors prior to the expiration of 60 days after the close of the relevant taxable year. The Fund cannot treat any of its investment company taxable income as a “deemed distribution.”

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of capital gains dividends paid for that year, the Fund may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If the Fund makes such an election, a U.S. investor will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by the Fund in October, November or December of any calendar year, payable to investors of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by the Fund’s investor on December 31 of the year in which the dividend was declared.

If a U.S. investor purchases the Fund’s Shares shortly before the record date of a distribution, the price of the Shares will include the value of the distribution and such U.S. investor will be subject to tax on the distribution even though it economically represents a return of its investment.

The Fund will send to each of its U.S. investors, after the end of each calendar year, a notice providing, on a per share and per distribution basis, the amounts includible in such U.S. investor’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Distributions by the Fund out of current or accumulated earnings and profits will not be eligible for the 20% pass through deduction under Section 199A of the Code. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. investor’s particular situation.

Sales or Other Dispositions of the Fund’s Shares. A U.S. investor generally will recognize taxable gain or loss if the U.S. investor sells or otherwise disposes of such investor’s Shares. The amount of gain or loss will be measured by the difference between a U.S. investor’s adjusted tax basis in the Shares sold or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. investor has held its Shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of the Fund’s Shares in which a U.S. investor has a holding period of six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such Shares. In addition, all or a portion of any loss recognized upon a disposition of the Fund’s Shares may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such case, any disallowed loss generally is added to the U.S. investor’s adjusted tax basis of the acquired stock or securities.

In general, U.S. investors that are individuals, trusts or estates are taxed at preferential rates on their net capital gain. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. investors currently are subject to U.S. federal income tax on net capital gain at the same rate applicable to their ordinary income. A non-corporate U.S. investor with net capital losses for a year (i.e., capital loss in excess of capital gain) generally may deduct up to $3,000 of such losses against its ordinary income each year; any net capital losses of a non-corporate U.S. investor in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. investors generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Tax Shelter Reporting Regulations. Under U.S. Treasury regulations, if a U.S. investor recognizes a loss with respect to its Shares in excess of $2 million for a non-corporate U.S. investor, or in excess of $10 million for a corporate U.S. investor, in any single taxable year, such investor must file with the IRS a disclosure statement on Form 8886. Direct investors of “portfolio securities” in many cases are excepted from this reporting requirement, but under current guidance, equity owners of a RIC are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. investors should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Net Investment Income Tax. An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. investors (other than certain trusts) on the lesser of (i) the U.S. investor’s “net investment income” for a taxable year and (ii) the excess of the U.S. investor’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally includes interest and taxable distributions and deemed distributions paid with respect to the Shares, and net gain attributable to the disposition of the Shares (in each case, unless the Shares are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to these distributions or this net gain.

Taxation of Non-U.S. Investors

The following discussion applies only to persons that are non-U.S. investors. If you are a U.S. investor, this section does not apply to you. Whether an investment in the Fund’s Shares is appropriate for a non-U.S. investor will depend upon that person’s particular circumstances. An investment in the Fund’s Shares by a non-U.S. investor may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. investor. Non-U.S. investors should consult their own tax advisors before investing in Shares.

Distributions, Sales or Other Dispositions of the Fund’s Shares. Distributions by the Fund to non-U.S. investors generally will be subject to U.S. withholding tax (unless eliminated by an applicable income tax treaty) to the extent payable from the Fund’s current and accumulated earnings and profits.

Actual or deemed distributions of the Fund’s net capital gain to a non-U.S. investor, and gains recognized by a non-U.S. investor upon the sale or exchange of the Fund’s Shares, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. investor and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. investor in the United States (as discussed above) or (b) the non-U.S. investor is an individual, has been present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied. For a corporate non-U.S. investor, distributions (both actual and deemed) and gains recognized upon the sale of the Fund’s Shares that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless eliminated by an applicable income tax treaty). Non-U.S. investors of the Fund’s Shares are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

No assurance can be given that the Fund will distribute any interest related dividends or short term capital gain dividends. In general, no U.S. source withholding taxes will be imposed on dividends paid by RICs to non-U.S. investors to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. investor, and that satisfy certain other requirements.

If the Fund distributes its net capital gain in the form of deemed rather than actual distributions (which the Fund may do in the future), a non-U.S. investor will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. investor’s allocable share of the tax the Fund pays on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. investor must obtain a U.S. taxpayer identification number (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. investor would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

Non-U.S. investors who have not otherwise elected will have their dividends and distributions automatically reinvested in additional Shares, rather than receiving cash dividends and distributions, pursuant to the DRIP. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. investors to the same extent as if such dividends were received in cash. In addition, the Fund has the ability to declare a large portion of a dividend in the Fund’s Shares, even if a non-U.S. investor has not elected to participate in the DRIP, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, the Fund’s non-U.S. investors will be taxed on 100% of the fair market value of the dividend paid entirely or partially in the Fund’s Shares on the date the dividend is received in the same manner (and to the extent such non-U.S. investor is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in Shares. In such a circumstance, the Fund may be required to withhold all or substantially all of the cash the Fund would otherwise distribute to a non-U.S. investor.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding. The Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to investors (a) who fail to provide the Fund with their correct taxpayer identification numbers (“TINs”) or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies the Fund that this investor is subject to backup withholding. Certain investors specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the investor’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by an investor to furnish a certified TIN to the Fund could subject the investor to a penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts. A non-U.S. investor that otherwise is subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. investor provides the Fund or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. investor or otherwise establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid on the Fund’s Shares to: (i) a foreign financial institution, unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. investors that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain such benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules. Non-U.S. investors should consult their own tax advisors regarding the particular consequences to them of this legislation and guidance. The Fund will not pay any additional amounts in respect of any amounts withheld.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE FUND, INCLUDING THE STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE Shares.

ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan or other arrangements or entities subject to ERISA (an “ERISA Plan”), and persons who are fiduciaries with respect to an IRA or Keogh Plan, which is not subject to ERISA but is subject to the prohibited transaction rules of Section 4975 of the Code (together with ERISA Plans, “Benefit Plans”) should consider, among other things, the matters described below before determining whether to invest in the Fund.

ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards. In determining whether a particular investment is appropriate for an ERISA Plan, U.S. Department of Labor (“DOL”) regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan’s purposes, an examination of the risk and return factors, the portfolio’s composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment and the projected return of the total portfolio relative to the ERISA Plan’s funding objectives. Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. For example, a fiduciary should consider whether an investment in the Fund may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified. Fiduciaries of such plans or arrangements also should confirm that investment in the Fund is consistent, and complies, with the governing provisions of the plan or arrangement, including any eligibility and nondiscrimination requirements that may be applicable under law with respect to any “benefit, right or feature” affecting the qualified status of the plan or arrangement, which may be of particular importance for participant-directed plans given that the Fund sells Shares only to Eligible Investors, as described herein. If a fiduciary with respect to any such ERISA Plan breaches its responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary itself may be held liable for losses incurred by the ERISA Plan as a result of such breach. Fiduciaries of plans or arrangements subject to Section 4975 of the Code (such as IRAs and Keoghs) should consider carefully these same factors.

The DOL has adopted regulations, which, along with provisions adopted by Congress (collectively, the “Plan Assets Rules”), treat the assets of certain pooled investment vehicles as “plan assets” for purposes of, and subject to, Title I of ERISA and Section 4975 of the Code (“Plan Assets”). The Plan Assets Rules provide, however, that, in general, funds registered as investment companies under the 1940 Act are not deemed to be subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code merely because of investments made in the fund by Benefit Plans. Accordingly, the underlying assets of the Fund should not be considered to be the Plan Assets of the Benefit Plans investing in the Fund for purposes of ERISA’s (or the Code’s) fiduciary responsibility and prohibited transaction rules. Thus, the Adviser should not be considered a fiduciary within the meaning of ERISA or the Code by reason of its authority with respect to the Fund.

The Fund will require a Benefit Plan (and each person causing such Benefit Plan to invest in the Fund) to represent that it, and any such fiduciaries responsible for such Benefit Plan’s investments (including in its individual or corporate capacity, as may be applicable), are aware of and understand the Fund’s investment objective, policies and strategies, that the decision to invest Plan Assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

Certain prospective investors that are Benefit Plans may currently maintain relationships with the Adviser or other entities that are affiliated with the Adviser. Each of such persons may be deemed to be a party in interest (or disqualified person) to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA and Benefit Plan assets for the benefit of a party in interest (or disqualified person) and also prohibits (or penalizes) an ERISA or Benefit Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration. Investors that are Benefit Plans should consult with counsel to determine if participation in the Fund is a transaction which is prohibited by ERISA or the Code. Fiduciaries of investors that are Benefit Plans will be required to represent (including in their individual or corporate capacity, as applicable) that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision, that they have not relied on any advice or recommendation of such affiliated persons as a basis for the decision to invest in the Fund and that any information provided by the Fund and the affiliated persons is not a recommendation to invest in the Fund.

Benefit Plan investors may be required to report certain compensation paid by the Fund (or by third parties) to the Fund’s service providers as “reportable indirect compensation” on Schedule C to IRS Form 5500 (“Form 5500”). To the extent that any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to Form 5500.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained in this Confidential Memorandum is general, does not purport to be a thorough analysis of ERISA or the Code, may be affected by future publication of regulations and rulings and should not be considered legal advice. Prospective investors that are Benefit Plans and their fiduciaries should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Shares.

Employee benefit plans that are not subject to the requirements of ERISA or Section 4975 of the Code (such as governmental plans, foreign plans and certain church plans) may be subject to similar rules under other applicable laws or documents, and should consult their own advisers as to the propriety of an investment in the Fund. In particular, “governmental plans” (as defined in Section 3(32) of ERISA) are not subject to Title I of ERISA or Section 4975 of the Code. However, state laws applicable to certain governmental plans have provisions that impose restrictions on the investments and management of the assets of such plans that are, in some cases, similar to those under ERISA and the Code discussed above. It is uncertain whether exemptions and interpretations under ERISA would be recognized by the respective state authorities in such cases. Also, some state laws prohibit, or impose percentage limitations on investments of a particular type, in obligations or securities of foreign governments or entities, or bar investments in particular countries or businesses operating in such countries. Fiduciaries of governmental plans, in consultation with their advisers, should consider the impact of their respective state pension laws and regulations on investments in the Fund, as well as the considerations discussed above to the extent applicable.

ADDITIONAL INFORMATION

Independent Registered Public Accounting Firm and Legal Counsel

PricewaterhouseCoopers LLP serves as the independent registered public accounting firm of the Fund. Its principal business address is 300 Madison Avenue, New York, New York 10017.

Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, acts as legal counsel to the Fund.

Custodian

UMB Bank, N.A., or such other qualified custodian, (the “Custodian”) serves as the custodian of the Fund’s assets, and may maintain custody of the Fund’s assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Directors. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 928 Grand Boulevard, Kansas City, Missouri 64106.

Dividend Paying Agent

UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, Wisconsin 53212, serves as the Fund's dividend paying agent.

FINANCIAL STATEMENTS

The Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles. The Fund’s Annual and Semi-Annual Reports, once available, may be obtained without charge by writing to the Fund at its offices at 140 East 45th Street, 26th Floor, New York, New York 10017, or by calling (collect) (212) 313-9870. Investors will be able to view text-only versions of Fund documents on-line or download them from the SEC’s website (http://www.sec.gov).

APPENDIX A: Proxy Voting Policies and Procedures

Polen Capital Management, LLC

Proxy Voting Policy

1825 NW Corporate Blvd., Suite 300 · Boca Raton, FL 33431 · 561 241-2425 · 800 358-1887

Proxy Voting Disclosure

Polen Capital Management, LLC (the “Company”) will accept discretionary authority over a client’s proxy if the Company has discretionary authority over the client’s advisory account and the advisory contract does not expressly state that the Company will not be voting proxies or the client does not retain voting authority. At this time, the Company does accept proxy voting authority for client accounts.

The Company utilizes a third party service provider (Institutional Shareholder Services, Inc. or “ISS”) for proxy voting matters. The Chief Compliance Officer has been delegated the authority for monitoring corporate actions, ensuring that voting decisions in accordance with these policies, and ensuring that proxies are submitted in a timely manner. The Chief Compliance Officer will also be responsible for ensuring that clients’ requests for these proxy voting policies and procedures and/or their voting information is responded to effectively within a prompt time period. In voting proxies, the Company’s votes will usually follow the recommendations of ISS as set forth in the applicable country or regional guidelines of ISS (e.g., ISS Proxy Voting Guidelines for: (i) U.S., (ii) United Kingdom and Ireland, (iii) Europe, (iv) Israel, (v) China, (vi) Hong Kong, and (vii) Australia). The Company will rely on ISS to maintain proxy statements and records of proxy votes cast. The Company will obtain an undertaking from ISS to provide a copy of the documents promptly upon request.

The Chief Compliance Officer will maintain a list of those companies which issue publicly traded securities and with which the Company (or its affiliates) have such a relationship that proxies presented with respect to those companies may, or may be perceived to give rise to a conflict of interest between the Company and its clients. Examples of such a relationship include:

•	Companies affiliated with directors, or immediate family members of directors of the Company or of affiliates of the Company;

•	Companies affiliated with officers, or immediate family members of officers of the Company or of affiliates of the Company; and

•	Companies that maintain significant business relationships with the Company or of affiliates of the Company, or with which the Company or an affiliate of the Company is actively seeking a significant business relationship.

In addition, any proxy vote that would result in increased compensation to the Company or an affiliate due to increased or additional fees or other charges to be paid by the client as a result would also be considered a vote where the Company has a conflict of interest. The Chief Compliance Officer will determine, based on a review of the issues raised by the conflict of interest, the nature of the potential conflict and, most importantly, given the Company’s commitment to vote proxies in the best interests of client accounts, how the proxy will be handled. The Chief Compliance Officer will perform one the following duties as a result:

1.	Disclose the conflict to the client(s), providing sufficient information regarding the matter and the nature of the Company’s conflict, and obtaining consent before voting;

2.	Employ ISS to advise in the voting of the proxy;

3.	Employ ISS to vote the proxy on behalf of the Company and its clients; or

4.	Decline to vote the proxy because the cost of addressing the potential conflict of interest is greater than the benefit to the clients of voting the proxy.

To request a copy of how a proxy was voted please mail a signed letter to Polen Capital Management Attn: Compliance Officer.

Quantum Capital Management, LLC

Proxy Voting Policy

In accordance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (the “Advisers Act”), Quantum Capital Management, LLC (“Quantum”) has adopted the following proxy voting policy with respect to those assets for which a client has vested Quantum with discretionary investment management authority (the “assets”).

Quantum’s Policy

Unless a client directs otherwise, in writing, Quantum shall be responsible for: (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the client shall be voted, and (2) making all elections relative to any mergers, acquisitions, and tender offers. However, the client shall maintain exclusive responsibility for all legal proceedings or other type events pertaining to the assets, including, but not limited to, class action lawsuits. Quantum and/or the client shall correspondingly instruct each custodian of the assets to forward to Quantum copies of all proxies and shareholder communications relating to the assets. Absent mitigating circumstances and/or conflicts of interest (to the extent any such circumstance or conflict is presented, if ever, information pertaining to how Quantum addressed any such circumstance or conflict shall be maintained by Quantum - see examples below), it is Quantum’s general policy to vote proxies consistent with the recommendation of the senior management of the issuer. Quantum shall monitor corporate actions of individual issuers and investment companies consistent with Quantum’s fiduciary duty to vote proxies in the best interests of its clients. With respect to individual issuers, Quantum may be solicited to vote on matters including corporate governance, adoption or amendments to compensation plans (including stock options), and matters involving social issues and corporate responsibility. With respect to investment companies (e.g., mutual funds), Quantum may be solicited to vote on matters including the approval of advisory contracts, distribution plans, and mergers. Quantum shall maintain records pertaining to proxy voting as required pursuant to Rule 204-2 (c)(2) under the Advisers Act.

Copies of Rules 206(4)-6 and 204-2(c)(2) are available upon written request. In addition, information pertaining to how Quantum voted on any specific proxy issue is also available upon written request. Any questions regarding Quantum’s proxy voting policy shall be directed to George Ivanov, Chief Compliance Officer of Quantum.

Mitigating Circumstances/Conflicts of Interest

The following are examples of mitigating circumstances and/or conflicts of interest: (1) an adviser or its affiliate may manage a pension plan, administer employee benefit plans, or provide brokerage, underwriting, insurance, or banking services to a company whose management is soliciting proxies; (2) an adviser may have business or personal relationships with participants in proxy contests, corporate directors, or candidates for directorships, etc.; (3) an adviser has a business relationship not with the company but with a proponent of a proxy proposal that may affect how it casts votes on client securities; and (4) senior management’s recommendation, in the opinion of Quantum, is not in the best interests of the client.

Implementation/Adoption

George Ivanov, Chief Compliance Officer, or his designee shall be primarily responsible for determining how client proxies are voted and recording how Quantum addressed any mitigating circumstance or conflict of interest. Mr. Ivanov shall be primarily responsible for the ongoing review and evaluation of Quantum’s proxy voting policy and corresponding compliance with the requirements of Rules 206(4)-6 and 204-2(c)(2). Copies of the Rules are attached and made a part hereof.

The above Proxy Voting Policy has been adopted by Quantum Capital Management, LLC on this 9th day of March, 2020.

Vulcan Value Partners, LLC

Proxy Voting Policy and Procedures

Adopted as of December 29, 2015

Policy

Vulcan has responsibility for voting proxies for portfolio securities consistent with the best economic interests of our clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm’s proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote proxies for investment portfolios and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for fund portfolio securities and maintaining relevant and required records.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser’s interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser’s proxy voting activities when the adviser does have proxy voting authority.

Responsibility

The Research Department has the responsibility for the administration of our proxy voting policy.

Procedure

Vulcan has adopted procedures to ensure the firm’s policy is implemented, observed and amended or updated, as appropriate, which include the following:

Voting Procedures

•	Any proxy materials received on behalf of clients are forwarded to the Research Department.

•	The Research Department will determine which client accounts hold the security to which the proxy relates.

•	Absent material conflicts, the Research Department to determine how Vulcan should vote the proxy in accordance with the voting guidelines noted below, complete the proxy and vote the proxy in a timely and appropriate manner.

•	Vulcan utilizes ProxyEdge, an electronic voting service, to manage the process of meeting notification, voting, tracking, reporting and record maintenance. ProxyEdge provides an automated electronic interface directly to the custodian, bank or broker-dealer.

Disclosure

•	Vulcan will provide information to its clients summarizing this proxy voting policy, including a statement that clients may request information regarding how Vulcan voted proxies on behalf of the client, as well as a copy of these policies and procedures.

Client Requests for Information

•	Any client requests for information regarding proxy votes, or policies and procedures, received should be forwarded to the Chief Compliance Officer.

•	In response to any request, the Chief Compliance Officer will prepare a response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how Vulcan voted the client’s proxies.

Voting Guidelines

•	Vulcan will use its best judgment to vote proxies in the best interests of each client. Vulcan’s policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client.

•	Vulcan will generally vote in favor of routine corporate governance proposals such as the election of directors, change in state of incorporation or capital structure and selection of auditors absent conflicts of interest raised by an auditor’s non-audit services.

•	Vulcan will vote in favor of management on non-routine corporate governance issues unless voting with management would limit shareholder rights or have a negative impact on shareholder value. Non-routine issues may include, but not be limited to, corporate restructuring, mergers and acquisitions, proposals affecting shareholder rights, anti-takeover issues, executive compensation, and social and political issues. In cases where the number of shares in all equity compensation plans exceed 10% of basic shares outstanding, Vulcan generally votes against proposals that will increase shareholder dilution.

•	Vulcan will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights.

•	Vulcan may further consider the recommendations of management and the effect on management, and the effect on shareholder value and the issuer’s business practices.

Conflicts of Interest

•	Vulcan will identify any conflicts that exist between its interests and those of the client by reviewing Vulcan’s relationship with the issuer of each security to determine if Vulcan or any of its employees has any financial, business, or personal relationship with the issuer.

•	If a material conflict of interest exists, the Chief Compliance Officer will determine whether it is appropriate to disclose the conflict to the affected client, to give the client an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as abstaining, voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation.

•	Any decision to override a vote due to a conflict of interest will be made by the Research Team and reported to the CCO who will record in writing the basis for any such determination.

•	Vulcan will maintain a record of the resolution of any conflict of interest concerning voting.

Recordkeeping

The Chief Compliance Officer shall retain the following proxy records in accordance with the SEC’s five-year retention requirement.

•	These policies and procedures and any amendments.

•	Each proxy statement that Vulcan receives.

•	A record of each vote that Vulcan casts.

•	Any document Vulcan created that was material to making a decision how to vote proxies, or that memorializes that voting decision.

•	A copy of each written request from a client for information on how Vulcan voted such client fund’s proxies, and a copy of any written response.

PART C. OTHER INFORMATION

Item 25.	Financial Statements and Exhibits.

1.	Financial Statements: Not Applicable.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Form of Amended and Restated Limited Liability Company Agreement(1)

	(b)	Not Applicable

	(c)	Not Applicable

	(d)	See Item 25(2)(a)(2)

	(e)	Dividend Reinvestment Plan*

	(f)	Not Applicable

	(g)(1)	Form of Investment Advisory Agreement(1)

	(g)(2)	Form of Polen Capital Management, LLC Sub-Advisory Agreement(1)

	(g)(3)	Form of Quantum Capital Management, LLC Sub-Advisory Agreement(1)

	(g)(4)	Form of Vulcan Value Partners, LLC Sub-Advisory Agreement(1)

	(h)	Not Applicable

	(i)	Not Applicable

	(j)	Form of Custody Agreement(1)

	(k)(1)	Form of Administration and Fund Accounting Agreement(1)

	(k)(2)	Form of Transfer Agency Agreement(1)

	(k)(3)	Form of Escrow Agreement(1)

	(k)(4)	Form of Subscription Agreement(1)

	(l)	Not Applicable

	(m)	Not Applicable

	(n)	Not Applicable

	(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of the Registrant and BBR Partners, LLC(1)

(r)(2)	Code of Ethics of Polen Capital Management, LLC(1)

(r)(3)	Code of Ethics of Quantum Capital Management, LLC(1)

(r)(4)	Code of Ethics of Vulcan Value Partners, LLC(1)

*	Filed herewith.

(1)	Incorporated by reference to the respective Exhibits of the Registration Statement on Form N-2 (Reg. No. 811-23567), filed on May 1, 2020 (the "Registration Statement").

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to the Registration Statement.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by BBR Partners, LLC, the Registrant’s investment adviser (the “Adviser”). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the “SEC”) (File No. 801-57219), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of May 1, 2020:

Title of Class	Number of Record Holders

Shares of Limited Liability Company Interests	654

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), filed as Exhibit (a)(2) to the Registration Statements, and to Paragraph 7 of the Registrant’s Investment Advisory Agreement (the “Investment Advisory Agreement”), filed Exhibit (g)(1) to the Registration Statement. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the Adviser and the Registrant’s subadvisers, and each member, director, executive officer, or partner of any such adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled “Investment Advisory Services.” Information as to the members and officers of the Adviser (File No. 801-57219) is included in its Form ADV as filed with the SEC, and is incorporated herein by reference. In addition, information as to the members and officers of each of the Fund’s subadvisers—Polen Capital Management, LLC (File No. 801-15180), Quantum Capital Management, LLC (File No. 801-57840) and Vulcan Value Partners, LLC (File No. 801-70739)—each of which primarily is engaged in the investment management business, is included in their respective Form ADVs as filed with the SEC, and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc. serves as the Registrant’s administrator, and maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by BBR Partners, LLC, 140 East 45th Street, 26th Floor New York, New York 10017 and 225 Broadhollow Road, Suite 306, Melville, New York 11747.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Scarsdale, State of New York, on the 12th day of June, 2020.

BBR ALO FUND, LLC

By:	/s/ Barry M. Klayman
Barry M. Klayman
Authorized Person

Exhibit Index

(e)	Dividend Reinvestment Plan